AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 2001
                                                      REGISTRATION NO. 333-62466
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             LANDMARK MERGER COMPANY
             (Exact Name of Registrant as Specified in its Articles)
                                      6712
            (Primary Standard Industrial Classification Code Number)

                     DELAWARE                               43-1930755
          (State or Other Jurisdiction of   (I.R.S. Employer Identification No.)
           Incorporation or Organization)

                800 POYNTZ AVENUE, MANHATTAN, KANSAS 66502, (785)
           565-2000 (Address, including zip code and telephone number, including area code, of
                    Registrant's principal executive offices)
                            LARRY SCHUGART, CHAIRMAN
                             LANDMARK MERGER COMPANY
                                800 POYNTZ AVENUE
                             MANHATTAN, KANSAS 66502
                                 (785) 565-2000
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                 WITH COPIES TO:
                             DENNIS R. WENDTE, ESQ.
                            ROBERT M. FLEETWOOD, ESQ.
                BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG
                        333 WEST WACKER DRIVE, SUITE 2700
                             CHICAGO, ILLINOIS 60606
                                 (312) 984-3100

                             SAMUEL J. MALIZIA, ESQ.
                               RICHARD FISCH, ESQ.
                            MALIZIA SPIDI & FISCH, PC
                   1100 NEW YORK AVENUE, N.W., SUITE 340 WEST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660




          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. | |

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

                                           CALCULATION OF REGISTRATION FEE
================================= =================== ============================= ======================= ===================
                                                            PROPOSED MAXIMUM           PROPOSED MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS OF          AMOUNT TO BE            OFFERING PRICE           AGGREGATE OFFERING       REGISTRATION
  SECURITIES TO BE REGISTERED        REGISTERED(1)            PER SHARE(2)                 PRICE(2)               FEE(3)
--------------------------------- ------------------- ----------------------------- ----------------------- -------------------
Common stock, $0.01 par value       2,155,004 shares      $17.92 value per share        $38,607,347.50              $9,652
================================= =================== ============================= ======================= ===================

(1) Represents the estimated maximum number of shares to be issued pursuant to the merger agreement dated as of April 19, 2001, among Landmark Bancshares, Inc., a Kansas corporation, MNB Bancshares, Inc., a Delaware corporation, and Registrant.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (2) under the Securities Act of 1933, as amended, based upon $9.35 per share, the average of the high and low sales price as quoted on June 4, 2001, for each of the 1,638,137 shares of MNB Bancshares common stock, the maximum number of shares outstanding at the effective time of the merger, and $17.94 per share, the average of the high and low sales price as quoted on June 4, 2001, for each of the 1,298,259 shares of Landmark Bancshares common stock, the maximum number of shares outstanding at the effective time of the merger, to be exchanged for the common stock of the registrant pursuant to the merger agreement.

(3)       The registration fee was previously paid to the Commission.

DELAYING AMENDMENT: The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROXY STATEMENT FOR THE SPECIAL MEETING  PROXY STATEMENT FOR THE SPECIAL MEETING
         OF STOCKHOLDERS OF                        OF STOCKHOLDERS OF
         MNB BANCSHARES, INC.                   LANDMARK BANCSHARES, INC.

                      PROSPECTUS OF LANDMARK MERGER COMPANY
                      IN CONNECTION WITH AN OFFERING OF UP
                     TO 2,155,004 SHARES OF ITS COMMON STOCK


          The boards of directors of MNB Bancshares, Inc. and Landmark Bancshares, Inc. have approved a merger agreement that would result in our tax-free merger into a new company known as Landmark Merger Company. As a result of the merger, MNB stockholders will receive 0.523 Landmark Merger Company common shares for each MNB common share they own and Landmark Bancshares stockholders will receive one Landmark Merger Company common share for each Landmark Bancshares common share they own. At the time of the completion of the merger, we will also merge our subsidiary banks into a single financial institution to be known as Landmark National Bank.

          To complete this merger, we must obtain the necessary government approvals and the approvals of the stockholders of both our companies. Each of us will hold a special meeting of our stockholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote against this merger. The dates, times and places of the meetings are as follows:

----------------------------------------------------------

            FOR MNB BANCSHARES STOCKHOLDERS:
                    [_________], 2001
               [____] [__].m., local time
                [-----------------------]
                    Manhattan, Kansas

MNB's board of directors unanimously recommends
 that MNB stockholders vote FOR adoption of the
              merger agreement.

----------------------------------------------------------


----------------------------------------------------------

            FOR LANDMARK BANCSHARES STOCKHOLDERS:
                    [_________], 2001
               [____] [__].m., local time
                [-----------------------]
                    Dodge City, Kansas

Landmark Bancshares' board of directors unanimously
 recommends that Landmark Bancshares stockholders
     vote FOR adoption of the merger agreement.
----------------------------------------------------------



          This joint proxy statement-prospectus gives you detailed information about the merger we are proposing, and it includes our merger agreement as an appendix. You can also obtain information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.



          Patrick L. Alexander                        Larry Schugart
                President                               President
          MNB Bancshares, Inc.                   Landmark Bancshares, Inc.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES WE ARE OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------

            JOINT PROXY STATEMENT-PROSPECTUS DATED [_________], 2001

                              MNB BANCSHARES, INC.
                                800 POYNTZ AVENUE
                             MANHATTAN, KANSAS 66502



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON [________], 2001



          A special meeting of stockholders of MNB Bancshares, Inc., a Delaware corporation, will be held at [_______________________________], on [_________],
2001, [____] [__].m., local time, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of April 19, 2001, among MNB Bancshares, Landmark Bancshares, Inc., a Kansas corporation, and Landmark Merger Company, a Delaware corporation formed by MNB and Landmark Bancshares, pursuant to which, among other things, MNB and Landmark Bancshares will merge with and into Landmark Merger Company upon the terms and subject to the conditions set forth in the merger agreement.

          2. To transact such other business as may properly be brought before the special meeting, including any motion to adjourn the special meeting, if necessary, to solicit additional proxies, or any adjournments or postponements of the special meeting.

          The close of business on [__________], 2001, has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS




                                                       Mark A. Herpich
[__________], 2001                                        SECRETARY


                           YOUR VOTE IS VERY IMPORTANT

          Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                            LANDMARK BANCSHARES, INC.
                           CENTRAL AND SPRUCE STREETS
                            DODGE CITY, KANSAS 62523



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON [________], 2001



          A special meeting of stockholders of Landmark Bancshares, Inc., a Kansas corporation, will be held at [_______________________________], on
[_________], 2001, [____] [__].m., local time, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of April 19, 2001, among Landmark Bancshares, MNB Bancshares, Inc., a Delaware corporation, and Landmark Merger Company, a Delaware corporation formed by Landmark Bancshares and MNB, pursuant to which, among other things, Landmark Bancshares and MNB will merge with and into Landmark Merger Company upon the terms and subject to the conditions set forth in the merger agreement.

          2. To transact such other business as may properly be brought before the special meeting, including any motion to adjourn the special meeting, if necessary, to solicit additional proxies, or any adjournments or postponements of the special meeting.

          The close of business on [__________], 2001, has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS




[__________], 2001                                      Gary L. Watkins
                                                           SECRETARY


                           YOUR VOTE IS VERY IMPORTANT

          Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

                                TABLE OF CONTENTS




HOW TO OBTAIN ADDITIONAL INFORMATION......................


QUESTIONS AND ANSWERS ABOUT THE MERGER......................
SUMMARY.....................................................
   The Companies............................................
   The Merger...............................................
   What You Will Receive in the Merger......................
   Effect of the Merger on Options..........................
   Ownership of Landmark After the Merger...................
   Dissenters' Appraisal Rights.............................
   Material Federal Income Tax Consequences.................
   Comparative Market Prices of Common Stock................
   Our Reasons for the Merger...............................
   Fairness Opinions........................................
   Special Meetings of Stockholders.........................
   Record Date; Vote Required...............................
   Our Recommendations to Stockholders......................
   Share Ownership of Management and Significant
    Stockholders............................................
   Effective Time of the Merger.............................
   Exchange of Stock Certificates...........................
   Conditions to Completion of the Merger...................
   Regulatory Approvals.....................................
   Waiver, Amendment and Termination........................
   Management and Operations After the Merger...............
   Interests of Certain Persons in the Merger that
     Differ from Your Interests.............................
   Accounting Treatment.....................................
   Expenses and Termination Fees............................
   Material Differences in the Rights of
     Stockholders...........................................
   Unaudited Comparative Per Share Data.....................
   Unaudited Pro Forma Consolidated Financial Statements....
   Selected Financial Data..................................
RISK FACTORS................................................

A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................

INTRODUCTION................................................
MNB SPECIAL MEETING.........................................
   Date, Place, Time and Purpose............................
   Record Date, Voting Rights, Required Vote and
     Revocability of Proxies................................
   Solicitation of Proxies..................................
   Recommendation of MNB Board..............................
LBI SPECIAL MEETING.........................................
   Date, Place, Time and Purpose............................
   Record Date, Voting Rights, Required Vote and
     Revocability of Proxies................................
   Solicitation of Proxies..................................
   Recommendation of LBI Board..............................
DESCRIPTION OF TRANSACTION..................................
   General..................................................
   Effect of the Merger on Options..........................
   Material Federal Income Tax Consequences of the Merger...
   Background of the Merger.................................
   Recommendation of the MNB
   Board and MNB's Reasons for the Merger...................
   Recommendation of the LBI Board and
   LBI's Reasons for the Merger.............................
   Opinion of MNB's Financial Advisor.......................
   Opinion of LBI's Financial Advisor.......................
   Effective Time of the Merger.............................
   Dissenters' Rights.......................................
   Distribution of Landmark Stock Certificates..............
   Conditions to Completion of the Merger...................
   Regulatory Approvals.....................................
   Waiver, Amendment and Termination........................
   Conduct of Business Pending the Merger...................
   Management and Operations After the Merger...............
   Interests of Certain Persons in the Merger...............
   Accounting Treatment.....................................
   Expenses and Termination Fees............................
   Resales of Landmark Common Stock.........................
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............
   Anti-Takeover Provisions Generally.......................
   Authorized Capital Stock.................................
   Amendment of Certificate and Bylaws......................
   Director Removal.........................................
   Limitations on Director Liability........................
   Indemnification..........................................
   Special Meetings of Stockholders.........................
   Stockholder Nominations and Proposals....................
   Business Combinations....................................
   Business Combinations with Interested Parties............
   Dissenters' Rights of Appraisal..........................
   Dividends................................................
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................
BUSINESS OF MNB.............................................
BUSINESS OF LBI.............................................
REGULATORY CONSIDERATIONS...................................
   General..................................................
   Recent Regulatory Developments...........................
   Payment of Dividends.....................................
   Capital Adequacy.........................................
   Support of Subsidiary Institutions.......................
   Prompt Corrective Action.................................
   Deposit Insurance........................................
   Financing Corporation Assessments........................
   Insider Transactions.....................................

DESCRIPTION OF LANDMARK CAPITAL STOCK.......................
OTHER MATTERS...............................................
STOCKHOLDER PROPOSALS.......................................
EXPERTS.....................................................
CERTAIN OPINIONS............................................
WHERE YOU CAN FIND MORE INFORMATION.........................
   APPENDIX A - AGREEMENT AND PLAN OF MERGER
   APPENDIX B - FORM OF OPINION OF MCCONNELL,
    BUDD & DOWNES, INC.
   APPENDIX C - OPINION OF KEEFE BRUYETTE &
    WOODS, INC.
   APPENDIX D - SECTION 262 OF THE DELAWARE
    GENERAL CORPORATION LAW (APPRAISAL RIGHTS)

                                   PLEASE NOTE

          We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.


          This joint proxy statement-prospectus has been prepared as of [__________], 2001. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Landmark common stock will create any implication to the contrary. However, if there is a material change to information requiring the filing of a post-effective amendment with the Securities and Exchange Commission, you will receive an updated document and your proxy will be resolicited.





                      HOW TO OBTAIN ADDITIONAL INFORMATION

          THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED ON PAGE 81 UNDER "WHERE YOU CAN FIND MORE INFORMATION." YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:

FOR MNB DOCUMENTS:                                   FOR LBI DOCUMENTS:
Mark A. Herpich                                      Gary L. Watkins
Secretary                                            Secretary
MNB Bancshares, Inc.                                 Landmark Bancshares, Inc.
800 Poyntz Avenue                                    Central and Spruce Streets
Manhattan, Kansas 66502                              Dodge City, Kansas 62523
(Telephone (785) 565-2000)                           (Telephone (620) 227-8111)

          TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY [__________], 2001.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY DO MNB BANCSHARES AND LANDMARK BANCSHARES WANT TO MERGE?

A: Our companies are proposing a "merger of equals" because we believe that by combining we can create a stronger and more diversified company that will provide significant long-term benefits to our stockholders and customers alike.

THE BOARDS OF DIRECTORS OF MNB BANCSHARES AND LANDMARK BANCSHARES UNANIMOUSLY RECOMMEND VOTING "FOR" THE PROPOSED MERGER.

Q: WHAT WILL I RECEIVE FOR MY SHARES OF MNB BANCSHARES?

A: You will receive 0.523 shares of the common stock of Landmark Merger Company for each share of MNB Bancshares common stock that you own at the effective time of the merger. Landmark Merger Company will not issue any fractional shares. Instead, MNB Bancshares stockholders will receive cash in lieu of any fractional shares owed to them in an amount based on the average closing price of Landmark Merger Company common stock for the five trading days immediately after the completion of the merger.

Q: WHAT WILL I RECEIVE FOR MY SHARES OF LANDMARK BANCSHARES?

A: You will receive one share of the common stock of Landmark Merger Company for each share of Landmark Bancshares common stock that you own at the effective time of the merger

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger in the third quarter, 2001, or as soon as possible after the special stockholders' meetings, assuming the required stockholder approval is obtained. The merger is also subject to the approval of federal banking regulatory authorities and the satisfaction of other closing conditions.

Q: WHEN AND WHERE WILL THE SPECIAL MEETINGS TAKE PLACE?

A: The MNB Bancshares special meeting will be held on [_________], 2001, at [______] [_]m., local time, at [____________________], Manhattan, Kansas.

The Landmark Bancshares special meeting will be held on [_________], 2001, at [______] [_]m., local time, at [____________________], Dodge City, Kansas.

Q: WHO MUST APPROVE THE PROPOSALS AT THE SPECIAL MEETINGS?

A: Holders of a majority of the outstanding shares of MNB Bancshares common stock as of the close of business on [__________], 2001 must approve the merger agreement.

Holders of a majority of the outstanding shares of Landmark Bancshares common stock as of the close of business on [__________], 2001 must approve the merger agreement.

Q: WHAT DO I NEED TO DO NOW?

A: After reviewing this document, submit your proxy by executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at your special meeting in accordance with your instructions. These individuals also may vote your shares to adjourn your special meeting from time to time and will be authorized to vote your shares at any adjournments of your special meeting; PROVIDED, HOWEVER, that no vote that is voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement of the respective meeting. YOUR PROXY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND YOUR SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares ONLY if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q: HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A: If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxies will be counted as a vote for the proposals identified in this document and in the discretion of the persons named as proxies in any other matters presented for a vote at your special meeting.

Q: WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A: If you abstain or do not return your proxy card or otherwise do not vote at your special meeting, your failure to vote will have the same effect as if you voted against approval of the merger agreement. Therefore, your board of directors encourages you to vote as soon as possible in favor of the proposed merger agreement.

Q: CAN I VOTE MY SHARES IN PERSON?

A: Yes, if you own your shares registered in your own name. You may attend your special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at your special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q: CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A: Yes, you may revoke your proxy and change your vote at any time before the polls close at your special meeting by:

          o         signing another proxy with a later date,

          o giving written notices of the revocation of your proxy to the Secretary of MNB Bancshares or Landmark Bancshares (whichever is applicable) prior to your special meeting, or

          o         voting in person at your special meeting

Your latest dated proxy or vote will be counted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. Once the merger is completed we will send you written instructions for exchanging your stock certificates.

Q: WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A: If you are a stockholder of MNB Bancshares, you can contact Patrick L. Alexander at (785) 565-2000 or (800) 318-8997 to answer your questions about the merger.

If you are a stockholder of Landmark Bancshares, you can contact Larry Schugart at (620) 227-8111 to answer your questions about the merger.

                                     SUMMARY

THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT-PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO IN THIS DOCUMENT. THESE WILL GIVE YOU A MORE COMPLETE DESCRIPTION OF THE TRANSACTION WE ARE PROPOSING. FOR MORE INFORMATION ABOUT OUR TWO COMPANIES, SEE "WHERE YOU CAN FIND MORE INFORMATION." WE HAVE INCLUDED PAGE REFERENCES IN THIS SUMMARY TO DIRECT YOU TO OTHER PLACES IN THIS JOINT PROXY STATEMENT-PROSPECTUS WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS WE HAVE SUMMARIZED.

THE COMPANIES (PAGES [___] AND [___])

MNB BANCSHARES, INC.
800 Poyntz Avenue
Manhattan, Kansas  66502
(785) 565-2000

MNB is a bank holding company organized under the laws of Delaware in 1992 and registered under the Bank Holding Company Act. Through Security National Bank, our wholly owned subsidiary bank, we conduct a range of commercial and personal banking activities and offer trust and investment services in Kansas. In addition to our main office in Manhattan, our subsidiary bank operates five branches in Kansas. At March 31, 2001, our assets were $155.5 million, our deposits were $132.1 million and our stockholders' equity was $15.4 million.

LANDMARK BANCSHARES, INC.
Central and Spruce Streets
P.O. Box 1437
Dodge City, Kansas  67801
(620) 227-8111

LBI is a savings and loan holding company organized under the laws of Kansas in 1993 and registered under the Home Owners' Loan Act. Through Landmark Federal Savings Bank, our wholly owned subsidiary bank, we conduct a range of commercial and personal banking activities in Kansas. In addition to our main office in Dodge City, our bank operates five branches in Kansas. At March 31, 2001, our assets were $223.2 million, our deposits were $151.8 million and our stockholders' equity was $24.7 million.

LANDMARK MERGER COMPANY
800 Poyntz Avenue
Manhattan, Kansas  66502
(785) 565-2000

Landmark Merger Company is a company recently organized under the laws of Delaware that has filed an application for approval to become a bank holding company under the Bank Holding Company Act. We incorporated Landmark on April 19, 2001, solely for the purpose of accomplishing the merger. Landmark issued 500 shares to each of us for total consideration of $1,000. Landmark does not currently engage in any business activity.

THE MERGER (PAGE [__])

WE HAVE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

We propose a combination in which our companies will merge with and into Landmark to form a new financial services company that will serve eight Kansas counties with twelve offices. After the completion of the merger, the name of the newly combined company will be "Landmark Bancshares, Inc." Landmark will have a new certificate of incorporation and bylaws at the time of the merger. Landmark's main office will be located in Manhattan, Kansas. We expect to complete the merger in the third quarter of 2001, although delays could occur.

At the same time as the merger, we also intend to merge our subsidiary banks, Security National Bank and Landmark Federal Savings Bank, into a single financial institution to be known as Landmark National Bank.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE [__])

MNB STOCKHOLDERS. Each of your shares of MNB common stock will automatically become the right to receive 0.523 shares of Landmark common stock. The total number of shares you will have the right to receive will therefore be equal to the number of shares of MNB common stock you own multiplied by 0.523. For example, if you hold 100 shares of MNB stock, you will receive 52 shares (100 x 0.523) of Landmark stock.

Landmark will not issue any fractions of a share of common stock. Rather, Landmark will pay cash (without interest) for any fractional share interest any MNB stockholder would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction of the share multiplied by the average of the closing sale prices of Landmark common stock for the five business days immediately after the completion of the merger.

You will need to surrender your MNB common stock certificates to receive new certificates representing common stock of the newly combined company. However, this will not be necessary until you receive written instructions on or around the time of the merger.

LBI STOCKHOLDERS. Each of your shares of LBI common stock will automatically become the right to receive one share of Landmark common stock. The total number of shares you will have the right to receive will therefore be equal to the number of shares of LBI common stock you own multiplied by one. For example, if you hold 100 shares of LBI stock, you will receive 100 shares (100 x 1) of Landmark stock.

You will have to surrender your LBI common stock certificates to receive new certificates representing common stock of the newly combined company. This will not be necessary until you receive written instructions on or around the time of the merger.

EFFECT OF THE MERGER ON OPTIONS (PAGE [__])

In the merger, each stock option to buy MNB and LBI common stock that is outstanding immediately before completing the merger will become an option to buy Landmark common stock and will continue to be governed by the terms of the original plans under which they were issued. The number of shares of Landmark common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will be adjusted to reflect the exchange ratios applicable in the merger.

OWNERSHIP OF LANDMARK AFTER THE MERGER


Based on the MNB and LBI exchange ratios contained in the merger agreement, upon completion of the merger, Landmark will issue 817,922 shares of its common stock to former MNB stockholders and 1,092,438 shares of its common stock to former LBI stockholders. Based on these numbers, after the merger and on a fully diluted basis, former LBI stockholders would own approximately 60%, and former MNB stockholders would own approximately 40%, of the outstanding shares of Landmark common stock.


DISSENTERS' APPRAISAL RIGHTS (PAGE [__])

Under Delaware law, MNB stockholders have the right to dissent from the merger and have the appraised fair value of their shares of MNB common stock paid to them in cash.

To dissent and receive the appraised fair value of their shares, MNB stockholders must follow the procedures outlined in Appendix D, including, without limitation:

          o make a proper demand for appraisal in accordance with the Delaware law as more fully described on pages [_____];

          o hold your shares of MNB common stock until the merger is completed;

          o not vote in favor of the merger (including by appointing a proxy to vote your shares).




Kansas law governs the rights of LBI stockholders which does not provide them any right to dissent from the merger and receive cash for the value of their shares.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE [__])

For United States federal income tax purposes, your exchange of shares of MNB and LBI common stock for shares of Landmark common stock will not cause you to recognize any gain or loss. Holders of MNB common stock, however, will recognize income, gain or loss in connection with any cash received from any fractional share interest.

THESE TAX CONSEQUENCES MAY NOT APPLY TO EVERY ONE OF OUR STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

COMPARATIVE MARKET PRICES OF COMMON STOCK

Shares of MNB common stock are traded on the Nasdaq Small Cap Market and shares of LBI common stock are traded on the Nasdaq National

Market System. On April 18, 2001, the last trading day before we announced the merger, MNB common stock closed at $9.95 per share and LBI common stock closed at $17.30 per share. On June [__], 2001, MNB common stock closed at $[_____] per share and LBI common stock closed at $[_____] per share. Of course, the common stock of Landmark has not started trading and there is no prediction or guarantee at what price it will trade after the completion of the merger.

OUR REASONS FOR THE MERGER (PAGES [__] AND [__])

Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike. For instance, we estimate that the combination of our businesses should help us to reduce duplicate costs and enhance revenues by about $1 million annually, before taxes, within two years. However, due to the contingent nature and timing of these potential revenue enhancements and efficiency improvements, we have not taken them into account in arriving at our estimates of the merger's impact on future earnings per share.

We expect the merger to strengthen our position as a competitor in the financial services business, which is rapidly changing and growing more competitive.

We also expect to incur merger related costs of $1.8 million, after tax, as a result of combining our companies.

The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see "A Warning About Forward-Looking Statements" on page [___].

FAIRNESS OPINIONS (PAGES [__] AND [__])

MNB STOCKHOLDERS. McConnell, Budd & Downes, Inc. has delivered a written opinion to MNB's board of directors that, as of the date of this document, the MNB exchange ratio is fair to the holders of MNB common stock, from a financial point of view. We have attached this opinion to this document as Appendix B. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by McConnell, Budd & Downes in providing its opinion.

LBI STOCKHOLDERS. Keefe Bruyette & Woods, Inc. has delivered a written opinion to LBI's board of directors that, as of the date of this document, the LBI exchange ratio is fair to the holders of LBI common stock, from a financial point of view. We have attached this opinion to this document as Appendix C. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Keefe Bruyette in providing its opinion.

SPECIAL MEETINGS OF STOCKHOLDERS (PAGES [__] AND [___])

MNB STOCKHOLDERS. The MNB meeting will be held on [_________], 2001, at [______] [_]m., local time, at [____________________], Manhattan, Kansas. At MNB's meeting, you will be asked:

          o to adopt a merger agreement that provides for the merger of MNB and LBI with and into Landmark; and

          o to act on other matters that may be submitted to a vote at the meeting.

LBI STOCKHOLDERS. The LBI meeting will be held on [_________], 2001, at [______] [_]m., local time, at [____________________], Dodge City, Kansas. At LBI's meeting, you will be asked:

          o to adopt a merger agreement that provides for the merger of LBI and MNB with and into Landmark; and

          o to act on other matters that may be submitted to a vote at the meeting.

RECORD DATE; VOTE REQUIRED (PAGES [__] AND [__])

MNB STOCKHOLDERS. You can vote at the meeting of MNB's stockholders if you owned MNB common stock at the close of business on [_________], 2001. You can cast one vote for each share of MNB common stock that you owned at that time. To adopt the merger agreement, the holders of a majority of shares of MNB common stock allowed to vote at the meeting must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of MNB, or by attending the meeting and voting in person.

LBI STOCKHOLDERS. You can vote at the meeting of LBI's stockholders if you owned LBI common stock at the close of business on [__________], 2001. You can cast one vote for each share of LBI common stock that you owned at that time. To adopt the merger agreement, the holders of a majority of shares of LBI common stock allowed to vote at the meeting must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of LBI, or by attending the meeting and voting in person.

OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGES [__] AND [__])

MNB STOCKHOLDERS. MNB's board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

LBI STOCKHOLDERS. LBI's board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

SHARE OWNERSHIP OF MANAGEMENT AND SIGNIFICANT STOCKHOLDERS (PAGES [__] AND [__])

MNB. On MNB's record date, its directors and executive officers, their immediate family members and entities they control owned 382,677 shares, or approximately 23.9% of the outstanding shares of MNB common stock, including shares they may acquire through exercising stock options. On this record date, MNB's Employee Stock Ownership Plan held 112,703 shares, or approximately 7.2% of the outstanding shares of MNB common stock. On the record date, LBI's directors and executive officers, including their immediate family members, owned 554 shares of MNB common stock or less than 0.1% of MNB's outstanding shares.

LBI. On LBI's record date, its directors and executive officers, their immediate family members and entities they control owned 238,669 shares, or approximately 21.9% of the outstanding shares of LBI common stock, including shares they may acquire through exercising stock options. On this record date, LBI's Employee Stock Ownership Plan held 120,120 shares, or approximately 11.0% of the outstanding shares of LBI common stock.

EFFECTIVE TIME OF THE MERGER (PAGE [__])

The merger will become final when a certificate of merger is filed with the Secretary of State of the State of Delaware and articles of merger are filed with the Secretary of State of the State of Kansas. If our stockholders approve the merger at their special meetings, and if Landmark obtains all required regulatory approvals, we anticipate that the merger will be completed in the third quarter of 2001, although delays could occur.

We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES (PAGE [__])

On or around the time of the merger, you will receive a letter and instructions on how to surrender your stock certificates representing MNB and LBI common stock in exchange for Landmark stock certificates. You must carefully review and complete these materials and return them as instructed along with your stock certificates for MNB and LBI common stock. PLEASE DO NOT SEND MNB OR LBI ANY STOCK CERTIFICATES UNTIL YOU RECEIVE THESE INSTRUCTIONS.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE [__])

The completion of the merger depends on a number of conditions being met. These include:

          o         approval of the merger agreement by our stockholders;

          o approval of the merger by certain federal regulatory authorities;


          o receipt by each of us of an opinion that, for United States federal income tax purposes, our respective stockholders who exchange their shares for shares of Landmark common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares or the payment of cash resulting from the exercise of appraisal rights (this opinion will be subject to various limitations and we recommend that you read the fuller description of tax consequences provided in this document beginning on page [__]); and

          o the absence of any injunction or legal restraint blocking the merger, or of any proceedings by a government body trying to block the merger.

A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

REGULATORY APPROVALS (PAGE [__])

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger on antitrust grounds. In addition, the merger is subject to the approval of, or notice to, other federal regulatory authorities.

We must also file an application with the Office of the Comptroller of the Currency for approval of the merger of our bank subsidiaries.

We have filed all of the required applications or notices with the Federal Reserve and these other regulatory authorities.

As of the date of this document, we have not received all of the required approvals. While we do not know of any reason that we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will obtain them.

WAIVER, AMENDMENT AND TERMINATION (PAGE [__])

We may jointly amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, we may not do so after our stockholders approve the merger, if the amendment or waiver reduces or changes the consideration that will be received by our stockholders, unless they approve the amendment or waiver.

We can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

                    o any government agency denies an approval we need to complete the merger and that denial has become final and nonappealable;

                    o the merger has not been completed by March 1, 2002, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement; or

                    o the other company breaches the merger agreement in any way that would entitle the party seeking to terminate the merger agreement to not consummate the merger, and the breaching party does not correct the breach promptly, as long as the party seeking to terminate has not itself materially breached the merger agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE [__])

The present management of both our companies will share the responsibility of managing Landmark, the newly combined company, after the completion of the merger. The board of directors of Landmark will initially be comprised of ten members, five of whom have been chosen from among MNB's current directors, and LBI's five current directors.

These Landmark directors include, among others, Larry Schugart, President and Chief Executive Officer, of LBI, and Patrick L. Alexander, President and Chief Executive Officer, of MNB.

Following the merger, Mr. Schugart will be Chairman, Mr. Alexander will be President and Chief Executive Officer and Mark Herpich of MNB will be Vice President and Chief Financial Officer of Landmark.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE [__])

Some of our directors and officers have interests in the merger that differ from, or are in addition to, their interests as stockholders in our companies. These interests exist because of employment agreements that certain officers of our companies have and rights that the directors and officers have under some of our benefit plans. These employment agreements and plans will provide the officers with severance benefits as a result of the merger, although one of these officers has waived the right to receive severance benefits to which he is entitled.

Additional interests of some of our directors and executive officers are described under "Management and Operations After the Merger."

The members of our boards of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

ACCOUNTING TREATMENT (PAGE [__])

The merger will be accounted for as a "purchase transaction." Based on the MNB and LBI exchange ratios contained in the merger agreement, after the merger and on a fully diluted basis, and former LBI stockholders would own approximately 60%, and former MNB stockholders would own approximately 40%, of the outstanding shares of Landmark common stock. Based on these projected ownership percentages, LBI is the accounting acquiror for financial reporting purposes. This means that, for accounting and financial reporting purposes, we will treat the fair market value of the consideration received by MNB's stockholders that is in excess of the fair market value of MNB as goodwill, if any, on the new company's financial statements. This goodwill will need to be amortized in the future and that would reduce the new company's profitability.

EXPENSES AND TERMINATION FEES (PAGE [__])

If we mutually agree to terminate the merger agreement, or if either of us terminates the merger agreement because the merger has not been completed by March 1, 2002, then we will each pay our own fees and expenses, except that we will divide the costs and expenses that we have incurred in printing and mailing this document and the fees that we have paid to the Securities and Exchange Commission in connection with the merger.

If either of us terminates the merger agreement because its financial advisor has withdrawn its fairness opinion or the other's stockholders fail to approve the merger agreement, then the company with the fairness opinion that was withdrawn or the stockholders that failed to approve the merger must pay the other's fees and expenses in connection with the merger up to a maximum of $350,000. Each of us has the same obligation to pay the other's fees and expenses plus the obligation to pay the other an additional termination fee of $500,000 if the merger agreement is terminated because one of us breached any of our respective covenants contained in the merger agreement. In addition, if within one year after the termination of the merger agreement, the breaching company or the company with the fairness opinion that was withdrawn or the stockholders that failed to approve the merger enters into another agreement to be acquired by an outside third party or group, then the breaching company or the company with the fairness opinion that was withdrawn or the stockholders that failed to approve the merger must pay an additional special termination fee to the other of $1,000,000.

Either of us may also terminate the merger agreement because we have received an offer from an unrelated third party that our respective board of directors has concluded is more favorable to our stockholders. In this case, the company terminating the agreement must pay to the other company a one-time special termination fee of $1,000,000 if it agrees within one year after the termination of the merger agreement to be acquired by some other person or group.

We have agreed to pay these special termination fees to each other to increase the likelihood that we would complete the merger. These fees could discourage other companies from attempting to combine with either of us before we complete the merger.

MATERIAL DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE [__])


The rights of MNB stockholders are governed by Delaware law and MNB's certificate of incorporation and bylaws. The rights of LBI stockholders are governed by Kansas law and LBI's articles of incorporation and bylaws. Upon our completion of the merger, you will become stockholders of Landmark and your rights will be governed by Delaware law and by Landmark's certificate of incorporation and bylaws. There are differences between the rights of the stockholders of MNB, LBI and Landmark. Some of these differences include the requirements to amend the certificate of incorporation and the bylaws, the procedures surrounding potential business combinations and dissenters' rights of appraisal. These differences, among others, are discussed in detail beginning on page [__].

UNAUDITED COMPARATIVE PER SHARE DATA


          The following table shows information about our earnings per common and diluted share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information) as of and for the six months ended March 31, 2001 and 2000 for LBI and MNB. Historical per share data is also presented as of and for the year ended September 30, 2000 for LBI and December 31, 2000 for MNB. The pro forma and equivalent pro forma comparative per share data for LBI and MNB have been computed utilizing these periods. The March 31, 2001 and 2000 six month historical per share data for MNB includes its consolidated statements of earnings for the three months ended March 31, 2001 and 2000 combined with its consolidated statements of earnings for three months ended December 31, 2000 and 1999. The consolidated statements of earnings of MNB for the three months ended December 31, 2000 are also included in the consolidated statements of earnings for the year ended December 31, 2000. In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged through those periods.

          The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 0.523. We present this information to reflect the fact that MNB stockholders will receive 0.523 shares of Landmark common stock for each share of MNB common stock exchanged in the merger. LBI stockholders will receive one share of Landmark common stock for each share of LBI common stock exchanged in the merger. We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the new company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of Landmark under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

          The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior Securities and Exchange Commission filings. We have incorporated this material into this document by reference. See "Where You Can Find More Information."

                                      LANDMARK BANCSHARES, INC.

                                                              As of and for the      As of and for the
                                                              six months ended          year ended
                                                                   March 31             September 30,
                                                          -------------------------  -----------------
                                                               2001         2000            2000
                                                          ------------ ------------  -----------------

Historical:
     Net earnings  before  cumulative  effect of a change
        in accounting principle - basic                   $     1.16   $    1.01         $   2.19
     Net earnings  before  cumulative  effect of a change
        in accounting principle - diluted                       1.08        0.94             2.04
     Cash dividends declared                                    0.30        0.30             0.60
     Book value                                                22.65       20.01            21.37
Pro forma combined(1):
     Net earnings  before  cumulative  effect of a change
        in accounting principle - basic                   $     0.94     $  0.80         $   1.78
     Net earnings  before  cumulative  effect of a change
        in accounting principle - diluted                       0.90        0.75             1.69
     Cash dividends declared                                    0.30        0.30             0.60
     Book value                                                19.78          --               --




                                         MNB BANCSHARES, INC.

                                                              As of and for the      As of and for the
                                                              six months ended          year ended
                                                                   March 31            December 31,
                                                          -------------------------  -----------------
                                                               2001         2000            2000
                                                          ------------ ------------  -----------------

Historical:
     Net earnings  before  cumulative  effect of a change
        in accounting principle - basic                   $     0.38   $    0.30         $   0.71
     Net earnings  before  cumulative  effect of a change
        in accounting principle - diluted                       0.37        0.30             0.70
     Cash dividends declared                                    0.13        0.12             0.25
     Book value                                                 9.85        9.68             9.56
Equivalent pro forma combined(1):
     Net earnings  before  cumulative  effect of a change
        in accounting principle - basic                     $   0.49     $  0.42         $   0.93
     Net earnings  before  cumulative  effect of a change
        in accounting principle - diluted                       0.47        0.39             0.88
     Cash dividends declared                                    0.16        0.16             0.31
     Book value                                                10.35          --                --


----------------------------

(1) Pro forma and equivalent pro forma information is computed utilizing the historical consolidated statement of earnings of MNB Bancshares, Inc. for the year ended December 31, 2000.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

          The following unaudited Pro Forma Financial Information and footnotes thereto are presented to show the impact on the historical financial position and results of operations of Landmark pursuant to the merger. As a result of the merger, MNB and LBI stockholders will receive shares of Landmark pursuant to the established exchange ratio. The exchange ratio is fixed at 0.523 for MNB and one for LBI.


          The unaudited Pro Forma Consolidated Balance Sheet reflects the historical position of MNB and LBI at March 31, 2001 with pro forma adjustments based on the assumption that the merger was consummated on March 31, 2001. The unaudited Pro Forma Consolidated Balance Sheet does not include the capitalization of Landmark, which issued 500 shares to each of LBI and MNB for total consideration of $1,000, based on the assumption that these shares will be redeemed in full upon the completion of the merger. The pro forma adjustments are based on the purchase method of accounting. Based on the MNB and LBI exchange ratios noted above, upon completion of the merger, Landmark will issue 817,922 shares of its common stock to former MNB stockholders and 1,092,438 shares of its common stock to former LBI stockholders. Based on these numbers, after the merger and on a fully diluted basis, former LBI stockholders would own approximately 60%, and former MNB stockholders would own approximately 40%, of the outstanding shares of Landmark common stock. Based on the ownership percentages of the combined company following the merger, LBI is the accounting acquiror. Based on the average closing price of LBI stock for the week preceding and the week following the announcement of the signing of the merger agreement, the 817,922 shares issued to MNB stockholders are valued at approximately $14.3 million. The unaudited Pro Forma Consolidated Statements of Earnings assumes that the merger was consummated on October 1 of the earliest indicated period. The March 31, 2001 and 2000 six month historical consolidated statements of earnings for MNB include its consolidated statements of earnings for the three months ended March 31, 2001 and 2000 combined with its consolidated statements of earnings for three months ended December 31, 2000 and 1999. The consolidated statements of earnings of MNB for the three months ended December 31, 2000 are also included in the consolidated statements of earnings for the year ended December 31, 2000. The unaudited pro forma consolidated financial statements reflect estimated nonrecurring charges consisting of management's estimates of legal, accounting and investment banking fees and compensation expenses that will be incurred in connection with the merger.


          The unaudited pro forma earnings amounts do not reflect any potential earnings enhancements or cost reductions that are expected to result from the consolidation of MNB's and LBI's operations and are not necessarily indicative of the results expected of the future combined operations. No assurances can be given with respect to the ultimate level of earnings enhancements or cost reductions to be realized.

          The following information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of MNB and LBI included or incorporated by reference herein. Results of MNB and LBI for the interim periods ended March 31, 2001 are not necessarily indicative of results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated.

          The unaudited Pro Forma Financial Information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the period presented.

Landmark Merger Company
Unaudited Pro Forma Consolidated Balance Sheet
March 31, 2001
(in thousands)
----------------------------------------------------------------------------------------------------------------------------

                                                              As reported
                                                     -------------------------------
                                                                                              Pro
                                                          LBI             MNB                Forma             Pro Forma
                                                        Historical      Historical         Adjustments        Consolidated
                                                     ---------------  --------------    ----------------    ----------------

Assets
Cash and due from banks                              $       6,860  $         5,541       $      (600) b     $     11,801
Investments securities:
     Available-for-sale, at fair value                      51,542           43,135                                94,677
     Held-to-maturity, at cost                                  --              907                                   907
Loans, net                                                 159,457           97,098               264  c          256,819
Premises and equipment                                       1,529            2,238                                 3,767
Goodwill                                                        --            1,946            (1,946) c            1,533
                                                                                                1,533  c
Other assets                                                 3,827            4,615                                 8,442
                                                      ------------   --------------        ----------         -----------
         Total assets                                $     223,215  $       155,480       $      (749)       $    377,946
                                                      ============   ==============        ==========         ===========


Liabilities and Stockholders' Equity
Liabilities:
     Deposits                                        $     151,823  $       132,101        $      231  c     $    284,155
     Federal Home Loan Bank advances and other              42,000            5,881                93  c           47,974
     borrowings
     Other liabilities                                       4,650            2,099             1,300  b            8,029
                                                                                                  (20) c
                                                     -------------  ---------------        -----------       ------------
         Total liabilities                                 198,473          140,081             1,604            340,158
                                                     -------------  ---------------        -----------       ------------

Stockholders' Equity:
     Preferred stock                                            --               --                                    --
     Common stock                                              228               16               (16) a               19
                                                                                                 (209) a
     Paid in capital                                        22,388            9,737                16  a           14,253
                                                                                                  209  a
                                                                                                  649  a
                                                                                                5,112  a
                                                                                                 (600) b
                                                                                                 (413) c
                                                                                                  (40) c
                                                                                              (22,805) a
     Retained earnings                                      24,725            5,112            (5,112) a           23,425
                                                                                               (1,300) b
     Accumulated other comprehensive income                    625              649              (649) a              625
     Unearned employee benefits                               (419)            (115)                                 (534)
                                                      ------------- ----------------       ------------      ------------
                                                            47,547           15,399           (25,158)             37,788


     Treasury stock                                        (22,805)              --            22,805  a               --
                                                      -------------  --------------         ----------         ----------
         Total stockholders' equity                         24,742           15,399            (2,353)             37,788
                                                      ------------   --------------         ------------      -----------
         Total liabilities and stockholders' equity  $     223,215  $       155,480        $     (749)       $    377,946
                                                      ============   ==============         ============      ===========


Landmark Merger Company
Summary of Unaudited Pro Forma Consolidated Statements of Earnings
   presented on pages [__] - [__]
(in thousands, except per share and weighted average share data)
-------------------------------------------------------------------------------------------------------------

                                                                                               For the year
                                                                                                  ended
                                                                 For the six months              September
                                                                  ended March 31,                 30,(1)
                                                          -------------------------------    ----------------
                                                              2001             2000               2000
                                                          --------------   --------------    ----------------


Interest income
     Loans and fees on loans                              $      11,654    $     10,884      $        22,892
     Investment securities                                        2,479           2,814                5,661
     Other                                                           30              36                   54
                                                          --------------   --------------    ----------------
         Total interest income                                   14,163          13,734               28,607
                                                          --------------   --------------    ----------------

Interest expense
     Deposits                                                     6,939           5,744               12,373
     Federal Home Loan Bank advances and other borrowings         1,603           2,117                4,613
                                                          --------------   --------------    ----------------
         Total interest expense                                   8,542           7,861               16,986
                                                          --------------   --------------    ----------------
         Net interest income                                      5,621           5,873               11,621

Provision for loan losses                                           135             260                  352
                                                          --------------   --------------    ----------------
         Net interest income after provision for loan             5,486           5,613               11,269
         losses                                           --------------   --------------    ----------------

Non-interest income
     Fees and service charges                                       795             640                1,555
     Security transactions, net                                     214              43                   21
     Gain on sales of loans, net                                    456             127                  275
     Other                                                           88             123                  338
                                                          --------------   --------------    ----------------
         Total non-interest income                                1,553             933                2,189
                                                          --------------   --------------    ----------------

Non-interest expense
     Compensation and benefits                                    2,370           2,202                4,530
     Occupancy and equipment                                        498             442                  945
     Amortization                                                   191             135                  299
     Data processing                                                146             167                  300
     Other                                                        1,149           1,197                2,375
                                                          --------------   --------------    ----------------
         Total non-interest expense                               4,354           4,143                8,449
                                                          --------------   --------------    ----------------
         Earnings before income taxes and cumulative
             effect of a change in accounting principle           2,685           2,403                5,009

Income taxes                                                        928             913                1,670
                                                          --------------   --------------    ----------------
         Net earnings before cumulative effect of a
             change in accounting principle               $       1,757    $      1,490      $         3,339
                                                          ==============   ==============    ================

Per share data:
     Basic  earnings per share before  cumulative  effect
         of a change in accounting principle(2)           $         0.94   $       0.80      $           1.78
     Weighted average shares of common stock
     outstanding(2)                                            1,865,008     1,872,121              1,880,345
     Diluted earnings per share before  cumulative effect
         of a change in accounting principle(2)           $         0.90   $       0.75      $           1.69
     Weighted   average   shares  of  common   stock  and
         dilutive potential common shares outstanding(2)       1,959,806     1,979,011              1,980,465


-----------------------------------

(1) The historical consolidated statement of earnings of MNB Bancshares, Inc. presented is for the year ended December 31, 2000.

(2) Per share data for MNB Bancshares, Inc. has been restated to reflect annual 5% stock dividends.

Landmark Merger Company
Unaudited Pro Forma Consolidated Statements of Earnings
For the six months ended March 31, 2001
(in thousands, except per share and weighted average share data)
----------------------------------------------------------------------------------------------------------------------------

                                                                       As Reported
                                                              -------------------------------

                                                                  LBI               MNB          Pro Forma       Pro Forma
                                                               Historical       Historical      Adjustments     Consolidated
                                                              -------------    --------------   -------------   ------------


Interest income
     Loans and fees on loans                                  $      7,385     $        4,313   $        (44)c  $    11,654
     Investments securities                                          1,368              1,321           (210)c        2,479
     Other                                                               -                 30                            30
                                                              -------------    --------------   -------------   ------------
         Total interest income                                       8,753              5,664           (254)        14,163
                                                              -------------    --------------   -------------   ------------

Interest expense
     Deposits                                                        4,117              2,938           (116)c        6,939
     Federal Home Loan Bank advances and other borrowings            1,404                222            (23)c        1,603
                                                              -------------    --------------   -------------   ------------
         Total interest expense                                      5,521              3,160           (139)         8,542
                                                              -------------    --------------   -------------   ------------
         Net interest income                                         3,232              2,504           (115)         5,621

Provision for loan losses                                               90                 45                           135
                                                              -------------    --------------   -------------   ------------
     Net interest income after provision for loan losses             3,142              2,459           (115)         5,486

Non-interest income
     Fees and service charges                                          233                562                           795
     Security transactions, net                                        214                 --                           214
     Gain on sales of loans, net                                       379                 77                           456
     Other                                                              67                 21                            88
                                                              -------------    --------------   -------------   ------------
         Total non-interest income                                     893                660             --          1,553
                                                              -------------    --------------   -------------   ------------

Non-interest expense
     Compensation and benefits                                       1,265              1,105                         2,370
     Occupancy and equipment                                           133                365                           498
     Amortization                                                       71                134            (14)c          191
     Data processing                                                    76                 70                           146
     Other                                                             524                625                         1,149
                                                              -------------    --------------   -------------   ------------
         Total non-interest expense                                  2,069              2,299            (14)         4,354
                                                              -------------    --------------   -------------   ------------
         Earnings before income taxes and cumulative effect
              of a change in accounting principle                    1,966                820           (101)         2,685

Income taxes                                                           733                234            (39)c          928
                                                              -------------    --------------   -------------   ------------
         Net earnings before cumulative effect of a change
              in accounting principle                         $      1,233     $          586   $        (62)   $     1,757
                                                              =============    ==============   =============   ============


Per share data:
     Basic earnings per share before cumulative effect of a
         change in accounting principle(1)                    $       1.16     $         0.38                    $     0.94
     Weighted average shares of common stock outstanding(1)      1,057,363          1,544,254       (736,609)a    1,865,008
     Diluted earnings per share before cumulative effect of
         a change in accounting principle(1)                  $       1.08     $         0.37                    $     0.90
     Weighted average shares of common stock and dilutive
         potential common shares outstanding(1)                  1,139,044          1,569,335       (748,573)a    1,959,806


-----------------

(1) Per share data for MNB Bancshares, Inc. has been restated to reflect annual 5% stock dividends.

Landmark Merger Company
Unaudited Pro Forma Consolidated Statements of Earnings
For the six months ended March 31, 2000
(in thousands, except per share and weighted average share data)
-----------------------------------------------------------------------------------------------------------------------------

                                                                       As Reported
                                                              -------------------------------

                                                                  LBI              MNB           Pro Forma       Pro Forma
                                                               Historical       Historical      Adjustments     Consolidated
                                                              -------------   ---------------   -------------   -------------


Interest income
     Loans and fees on loans                                  $      7,177    $        3,751    $       (44) c  $     10,884
     Investments securities                                          1,759             1,265           (210) c         2,814
     Other                                                               -                36                              36
                                                              -------------   ---------------   -------------   -------------
         Total interest income                                       8,936             5,052           (254)          13,734
                                                              -------------   ---------------   -------------   -------------

Interest expense
     Deposits                                                        3,651             2,209           (116) c         5,744
     Federal Home Loan Bank advances and other borrowings            1,661               479            (23) c         2,117
                                                              -------------   ---------------   -------------   -------------
         Total interest expense                                      5,312             2,688           (139)           7,861
                                                              -------------   ---------------   -------------   -------------
         Net interest income                                         3,624             2,364           (115)           5,873

Provision for loan losses                                              230                30                             260
                                                              -------------   ---------------   -------------   -------------
     Net interest income after provision for loan losses             3,394             2,334           (115)           5,613
                                                              -------------   ---------------   -------------   -------------

Non-interest income
     Fees and service charges                                          218               422                             640
     Security transactions, net                                         43                 -                              43
     Gain on sales of loans, net                                        92                35                             127
     Other                                                              97                26                             123
                                                              -------------   ---------------   -------------   -------------
         Total non-interest income                                     450               483                             933
                                                              -------------   ---------------   -------------   -------------

Non-interest expense
     Compensation and benefits                                       1,140             1,062                           2,202
     Occupancy and equipment                                           125               317                             442
     Amortization                                                       39               110            (14) c           135
     Data processing                                                   100                67                             167
     Other                                                             623               574                           1,197
                                                              -------------   ---------------   -------------   -------------
         Total non-interest expense                                  2,027             2,130            (14)           4,143
                                                              -------------   ---------------   -------------   -------------
         Earnings before income taxes and cumulative effect
              of a change in accounting principle                    1,817               687           (101)           2,403

Income taxes                                                           726               226            (39) c           913
                                                              -------------   ---------------   -------------   -------------
         Net earnings before cumulative effect of a change
              in accounting principle                         $      1,091    $          461    $       (62)    $      1,490
                                                              =============   ===============   =============   =============

Per share data:
     Basic earnings per share before cumulative effect of a
         change in accounting principle(1)                    $        1.01   $         0.30                    $       0.80
     Weighted average shares of common stock outstanding(1)       1,076,576        1,521,118       (725,573) a     1,872,121
     Diluted earnings per share before cumulative effect of
         a change in accounting principle(1)                  $        0.94   $         0.30                    $       0.75
     Weighted average shares of common stock and dilutive
         potential common shares outstanding(1)                   1,165,326        1,555,804       (742,119) a     1,979,011


-----------------------

(1) Per share information for MNB Bancshares, Inc. has been restated to reflect annual 5% stock dividends.

Landmark Merger Company
Unaudited Pro Forma Consolidated Statements of Earnings
For the year ended September 30, 2000
(in thousands, except per share and weighted average share data)
----------------------------------------------------------------------------------------------------------------------------

                                                                       As Reported
                                                              -------------------------------

                                                                  LBI               MNB          Pro Forma       Pro Forma
                                                               Historical      Historical(1)    Adjustments     Consolidated
                                                              -------------    --------------   -------------   -------------


Interest income
     Loans and fees on loans                                  $     14,782     $       8,198    $       (88) c  $    22,892
     Investments securities                                          3,448             2,633           (420) c        5,661
     Other                                                                                54                             54
                                                              -------------    --------------   -------------   -------------
         Total interest income                                      18,230            10,885           (508)         28,607
                                                              -------------    --------------   -------------   -------------

Interest expense
     Deposits                                                        7,340             5,264           (231) c       12,373
     Federal Home Loan Bank advances and other borrowings            3,889               771            (47) c        4,613
                                                              -------------    --------------   -------------   -------------
         Total interest expense                                     11,229             6,035           (278)         16,986
                                                              -------------    --------------   -------------   -------------
         Net interest income                                         7,001             4,850           (230)         11,621

Provision for loan losses                                              267                85                            352
                                                              -------------    --------------   -------------   -------------
     Net interest income after provision for loan losses             6,734             4,765           (230)         11,269
                                                              -------------    --------------   -------------   -------------

Non-interest income
     Fees and service charges                                          455             1,100                          1,555
     Security transactions, net                                         51               (30)                            21
     Gain on sales of loans, net                                       181                94                            275
     Other                                                             290                48                            338
                                                              -------------    --------------   -------------   -------------
         Total non-interest income                                     977             1,212                          2,189
                                                              -------------    --------------   -------------   -------------

Non-interest expense
     Compensation and benefits                                       2,339             2,191                          4,530
     Occupancy and equipment                                           259               686                            945
     Amortization                                                       89               238            (28) a          299
     Data processing                                                   164               136                            300
     Other                                                           1,205             1,170                          2,375
                                                              -------------    --------------   -------------   -------------
         Total non-interest expense                                  4,056             4,421            (28)          8,449
                                                              -------------    --------------   -------------   -------------
         Earnings before income taxes and cumulative effect
              of a change in accounting principle                    3,655             1,556           (202)          5,009

Income taxes                                                         1,272               476            (78) c        1,670
                                                              -------------    --------------   -------------   -------------
         Net earnings before cumulative effect of a change
              in accounting principle                         $      2,383     $       1,080    $      (124)    $     3,339
                                                              =============    ==============   =============   =============

Per share data:
     Basic earnings per share before cumulative effect of a
         change in accounting principle(2)                    $        2.19    $         0.71                    $      1.78
     Weighted average shares of common stock outstanding(2)       1,086,528         1,517,815       (723,998) a    1,880,345
     Diluted earnings per share before cumulative effect of
         a change in accounting principle(2)                  $        2.04    $         0.70                    $      1.69
     Weighted average shares of common stock and dilutive
         potential common shares outstanding(2)                   1,167,846         1,553,765       (741,146) a    1,980,465


---------------------

(1) The historical consolidated statement of earnings for MNB Bancshares, Inc. is presented for the year ended December 31, 2000.

(2) Per share data for MNB Bancshares, Inc. has been restated to reflect annual 5% stock dividends.

(a) STOCKHOLDERS' EQUITY. In conjunction with the transaction, Landmark, a new holding company was established. Each outstanding share of LBI stock will be converted into one share of Landmark stock and each share of MNB will be converted into 0.523 shares of Landmark. Each share of Landmark stock will have a par value of $0.01 per share. LBI and MNB had 1,092,438 and 1,563,905 shares of common stock outstanding as of March 31, 2001, respectively. The pro forma average common share amounts used to calculate pro forma basic and diluted earnings per share were derived from the actual average share amounts for MNB adjusted by the exchange ratio of 0.523 and the actual average share amounts for LBI. The common stock in the Unaudited Pro Forma Balance Sheet has been adjusted to reflect the reclassification of LBI's additional paid in capital and elimination of treasury stock. Unaudited pro forma additional paid in capital reflects the recognition of MNB's accumulated other comprehensive income, the reclassification of MNB's retained earnings, the elimination of treasury stock and the estimated market value of the Landmark shares to be issued to MNB stockholders, including the estimated adjustment for anticipated merger costs as described below.


(b) MERGER RELATED COSTS. In connection with the transaction, LBI and MNB expect to incur merger costs of approximately $600,000 including legal, accounting and investment banking fees. Change in control payments, severance pay and related costs for LBI employees are currently estimated at approximately $1.3 million, net of tax. These employee related costs will be accrued by LBI upon the completion of the merger and are reflected in the Landmark unaudited Pro Forma Consolidated Balance Sheet as a reduction of retained earnings, and accordingly are not included in the Landmark unaudited Pro Forma Consolidated Statements of Earnings. Additional exit costs related to contract terminations or other costs may be incurred in the future but have not been identified or estimated at this time.



(c) ALLOCATION OF PURCHASE PRICE. In conjunction with the transaction and based on the exchange ratio of 0.523, Landmark will issue 817,922 shares of its stock to MNB stockholders valued at approximately $14,346,000. The purchase price also includes the estimated merger costs of $600,000 described above. MNB's stockholders' equity as of March 31, 2001 was $15,399,000. MNB's balance sheet was analyzed on a fair value basis, excluding MNB's previously existing goodwill of approximately $1,946,000, and resulted in estimated pro forma, fair value adjustments to loans, net; deposits; Federal Home Loan Bank advances; and an estimated core deposit intangible. After estimating the deferred taxes on the pro forma fair value adjustments, the MNB pro forma stockholders' equity was approximately $13,413,000 and goodwill of approximately $1,533,000 was recorded. The fair value adjustments will be amortized to income over the periods representing the estimated lives of the MNB assets acquired and liabilities assumed. The estimated lives are as follows: loans, net - 3 years; deposits - 1 year; Federal Home Loan Bank advances - 2 years; and investment securities - 2.5 years. The core deposit intangible asset and goodwill are amortized over 10 years (accelerated) and 15 years (straight-line), respectively.

SELECTED FINANCIAL DATA

          The following tables present our respective selected consolidated financial data for the three month periods for MNB, and the six month periods for LBI, ended March 31, 2001 and 2000, and for the five year period ended December 31, 2000 for MNB, and September 30, 2000 for LBI. The information for MNB is based on the historical financial information that is contained in reports MNB has previously filed with the Securities and Exchange Commission. Historical financial statements of MNB can be found in its March 31, 2001 Form 10-Q and its 2000 Annual Report on Form 10-K. The information for LBI is based on the historical financial information that is contained in reports LBI has previously filed with the Securities and Exchange Commission. Historical financial statements of LBI can be found in its March 31, 2001 Form 10-Q and its 2000 Annual Report on Form 10-K. All of these documents are incorporated by reference in this joint proxy statement-prospectus. See "Where You Can Find More Information" on page [____].

          You should read the following tables in conjunction with our consolidated financial statements described above and with the notes to them.

          Historical results do not necessarily indicate the results that you can expect for any future period. We believe that we have included all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of our interim results of operations. Results for the interim periods ended March 31, 2001, do not necessarily indicate the results that you can expect for the year as a whole.

Selected Historical Financial and Other Data
MNB Bancshares, Inc.
(dollars in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------

                                              Three months ended
                                                    March 31,                       Years ended December 31,
                                              --------------------  ------------------------------------------------------
                                                  2001       2000       2000        1999        1998      1997        1996
                                              ---------- ---------  ----------  ---------   ---------- ---------  --------
INCOME STATEMENT DATA
Net interest income                           $   1,253  $   1,175  $    4,849  $   4,563   $   4,696  $   3,891  $    3,621
Provision for loan losses                            25         15          85         15          90         60          15
Gains on sales of loans                              48         14          95        141         384         99          75
Investment securities gains (losses)                 --         --         (30)         7          11        (21)        (15)
Other noninterest income                            278        231       1,148        854         817        612         623
Noninterest expense                               1,167      1,080       4,421      4,183       4,358      2,977       3,233
Earnings before income taxes                        387        325       1,556      1,367       1,460      1,544       1,056
Income taxes                                        111        104         476        463         478        471         339
Net earnings                                        276        221       1,080        904         982      1,073         717

PER SHARE DATA(1)
Basic net earnings per share                  $    0.18   $    0.15 $      0.71 $     0.60  $     0.66 $     0.72 $     0.48
Diluted net earnings per share                     0.18        0.14        0.70       0.58        0.63       0.70       0.47
Cash dividends                                     0.06        0.06        0.25       0.24        0.23       0.22       0.12
Book value                                         9.85        9.68        9.56       8.73        8.78       8.28       7.71

BALANCE SHEET DATA AT PERIOD END
Total assets                                  $ 155,480  $ 143,252  $  152,897  $ 143,262   $ 135,830  $ 144,752  $ 103,420
Loans, net of unearned discount                  98,385     89,804      95,334     88,969      76,345     95,059     63,369
Allowance for loan losses                        (1,287)    (1,264)     (1,277)    (1,249)     (1,292)    (1,335)      (820)
Investment securities                            44,042     45,599      47,649     45,005      50,651     42,079     33,239
Deposits                                        132,101    113,781     130,186    112,336     115,062    122,209     86,710
Borrowings                                        5,881     14,819       6,498     16,699       6,530      9,099      3,619
Total stockholders' equity                       15,398     13,309      14,676     13,290      13,242     12,276     11,334

PROFITABILITY RATIOS
Return on average total assets                     0.73%(2)   0.62%      0.73%(2)    0.65%       0.69%     1.03%       0.70%
Return on average stockholders' equity             7.56 (2)   6.67 (2)   7.95        6.82        7.73      9.18        6.54
Net interest income/average interest
   earning assets                                  3.56 (2)   3.49 (2)   3.47        3.49        3.52      3.89        3.67
Loans/deposits                                    74.61     79.00       72.25       78.09       65.23     72.60       72.14
Equity/assets (period end)                         9.90      9.29        9.60        9.28        9.75      8.48       10.96
Average  stockholders'  equity/average total
   assets                                          9.67      9.30        9.20        9.59        8.96     11.20       10.67

CREDIT QUALITY RATIOS
Allowance/period end loans                         1.31%     1.41%        1.34%      1.40%       1.69%     1.40%      1.29%
Nonperforming loans/total loans                    0.49      0.69         0.46       0.53        0.19      0.19       0.22
Allowance/nonperforming assets                   136.19    204.86       152.00     237.50      897.20    448.90     490.90
Nonperforming assets/total assets                  0.61      0.43         0.55       0.37        0.11      0.21       0.16
Provision/average loans                            0.03      0.02         0.09       0.02        0.11      0.09       0.02
Net charge offs/average loans                      0.02        -          0.06       0.07        0.16      0.01       0.03



------------------------------

(1) Per share data for MNB Bancshares, Inc. has been restated to reflect annual 5% stock dividends.

(2) Ratios have been annualized and are not necessarily indicative of the results for the entire year.

Selected Historical Financial and Other Data
Landmark Bancshares, Inc.
(dollars in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------------

                                                Six months ended
                                                     March 31,                       Years ended September 30,
                                              ---------------------  -------------------------------------------------------
                                                  2001        2000      2000          1999        1998      1997        1996
                                              ----------  ---------  ----------   ---------   ---------- ---------- --------
INCOME STATEMENT DATA
Net interest income                            $   3,232   $  3,624   $   7,001    $   7,030   $   6,991  $   6,927  $   5,897
Provision for loan losses                             90        230         267          785         265        308        135
Gains on sales of loans                              379         92         181          463         472        237         82
Investment securities gains (losses)                 214         43          51          500         202         --        135
Other noninterest income                             300        315         977        1,636        1226      1,026        745
Noninterest expense                                2,069      2,027       4,056        4,191       4,134      3,581      4,323
Earnings before income taxes and cumulative
     effect of a change in accounting
     principle                                     1,966      1,817       3,655        3,690       3,818      4,064      2,184
Income taxes                                         733        726       1,272        1,334       1,454      1,550        780
Earnings before cumulative effect of a
     change in accounting principle                1,233      1,091       2,383        2,356       2,364      2,514      1,404
Cumulative effect of a change in accounting
     principle                                      (214)        --          --           --          --         --         --
Net earnings                                       1,019      1,091       2,383        2,356       2,364      2,514      1,404

PER SHARE DATA
Basic earnings per share
     Earnings before cumulative effect of a
         change in accounting principle        $    1.16   $   1.01   $    2.19    $    2.06   $    1.56  $    1.52  $    0.78
     Cumulative effect of a change in
         accounting principle                       0.20       --         --           --          --         --         --
     Net earnings                                   0.96       1.01        2.19         2.06        1.56       1.52       0.78
Diluted earnings per share
     Earnings before cumulative effect of a
         change in accounting principle             1.08       0.94        2.04         1.87        1.42       1.42       0.74
     Cumulative effect of a change in
         accounting principle                       0.18      --          --           --          --         --         --
     Net earnings                                   0.90       0.94        2.04         1.87        1.42       1.42       0.74
Cash dividends                                      0.30       0.30        0.60         0.70        0.60       0.40       0.40
Book value                                         22.65      20.01       21.37        19.80       18.84      19.10      17.48

BALANCE SHEET DATA AT PERIOD END
Total assets                                   $ 223,215   $244,661   $ 250,676    $ 244,116   $ 225,368  $ 227,850  $ 213,734
Loans, net of unearned discount                  159,341    185,051     192,891      179,158     175,870    159,132    130,643
Allowance for loan losses                         (1,410)    (1,424)     (1,377)      (1,318)     (1,137)      (969)      (740)
Investments in debt and equity securities         51,542     49,022      48,367       54,361      42,520     62,651     79,414
Deposits                                         151,823    157,606     165,325      158,936     154,793    144,735    143,815
Borrowings                                        42,000     60,500      57,000       58,000      41,700     46,200     33,467
Total stockholders' equity                        24,742     22,959      23,662       22,404      25,024     32,245     32,389

PROFITABILITY RATIOS
Return on average total assets                     0.86% (1)  0.89% (1)    0.97%        1.01        1.03       1.12%      0.70%
Return on average stockholders' equity             8.42  (1)  9.62  (1)   10.23        10.09        7.52       7.79       4.14
Net interest income/average interest
   earning assets                                  2.81  (1)  3.06  (1)    2.93         3.10        3.12       3.16       3.01
Loans/deposits                                   104.95     117.41       116.67       112.72      113.62     109.95       0.91
Equity/assets (period end)                        11.08       9.38         9.44         9.18       11.10      14.15      15.15
Average stockholders' equity/average total
   assets                                         10.21       9.28         9.48        10.02       13.71      14.44      17.00

CREDIT QUALITY RATIOS
Allowance/period end loans                         0.88%      0.78%        0.72%       0.74%        0.65%      0.61%      0.57%
Nonperforming loans/total loans                    0.25       0.17         0.59        0.28         0.39       0.27       0.24
Allowance/nonperforming loans                    358.78     452.06       122.40      267.34       165.26     229.62     233.44
Nonperforming assets/total assets                  0.35       0.31         0.52        0.26         0.34       0.30       0.15
Provision/average loans                            0.13       0.05         0.14        0.45         0.16       0.21       0.12
Net charge offs/average loans                      0.03       0.07         0.11        0.34         0.06       0.06       0.04

----------------------------

(1) Ratios have been annualized and are not necessarily indicative of the results for the entire year.

                                  RISK FACTORS

          In addition to the information contained elsewhere in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, as a stockholder of MNB or LBI, you should carefully consider the following factors in making your decision as to how to vote on the merger. See "Where You Can Find More Information."

RISKS RELATING TO THE MERGER

THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN THE MARKET VALUE OF MNB OR LBI COMMON STOCK PRIOR TO THE EFFECTIVE TIME OF THE MERGER.


          The precise value of the merger consideration to be paid to you will not be known at the time of the special meetings. The merger agreement provides that 0.523 shares of Landmark common stock will be issued in the merger in exchange for each share of MNB common stock, and that one share of Landmark common stock will be issued in the merger in exchange for each share of LBI common stock. These exchange ratios are fixed and will not be adjusted to reflect any changes in the value of either MNB or LBI common stock between the date of the merger agreement and the effective time of the merger. The market value for the MNB and LBI common stock could fluctuate depending on any number of reasons, including those specific to MNB and LBI and those that influence trading prices of equity securities generally. Moreover, shares of Landmark common stock will not be traded before the effective time of the merger and we cannot predict with any certainty what the value of Landmark common stock will be after the completion of the merger. There are no "walk away" or termination rights in the merger agreement that would permit MNB or LBI to terminate the merger if the value of the other's common stock falls.


YOUR INTERESTS WILL BE DILUTED BY THE MERGER.

          After the merger, MNB's stockholders will own less than a majority of the outstanding voting stock of Landmark and could therefore be outvoted by former LBI stockholders if they all voted together as a group on any issue that is presented to Landmark's stockholders. LBI's stockholders will own approximately 60% of Landmark's outstanding voting stock, but the majority of the senior management positions of Landmark and half of Landmark's initial board of directors will be comprised of individuals who formerly served as officers or directors of MNB. There is no single individual stockholder of MNB or LBI who controls in excess of 11% of either company's common stock. Neither group of stockholders will have the same control over Landmark as they currently have over their respective companies.

SOME DIRECTORS AND EXECUTIVE OFFICERS OF MNB AND LBI WILL RECEIVE BENEFITS IN THE MERGER IN ADDITION TO THE MERGER CONSIDERATION RECEIVED BY ALL OTHER STOCKHOLDERS OF MNB AND LBI.

          Some officers of MNB and LBI will receive employment agreements in connection with the merger. In addition, some officers of LBI will receive severance pay, deferred compensation and change of control payments in connection with the merger. In addition, all of the members of LBI's current board of directors and five of the members of MNB's board of directors will together serve as the entire board of directors of Landmark after the completion of the merger. They will also serve on the board of Landmark's combined bank subsidiary and receive payments for their service. Accordingly, our directors and some of our executive officers may have interests in the merger that are different from, or in addition to, yours. See "Interests of Certain Persons in the Merger."

POST MERGER RISKS

DIFFICULTIES IN COMBINING THE OPERATIONS OF MNB AND LBI MAY PREVENT LANDMARK FROM ACHIEVING THE EXPECTED BENEFITS FROM ITS ACQUISITIONS.

          Landmark may not be able to achieve fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including (but not limited to), Landmark's ability to:

          o         integrate the operations of MNB and LBI;

          o maintain existing relationships with depositors in MNB and LBI to minimize withdrawals of deposits after the merger;

          o maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of MNB and LBI;

          o control the incremental non-interest expense from MNB and LBI to maintain overall operating efficiencies;

          o         retain and attract qualified personnel; and

          o compete effectively in the communities served by MNB and LBI and in nearby communities.

These factors could contribute to Landmark not achieving the expected benefits from the merger within the desired time frames, if at all.

LANDMARK'S STOCK PRICE MAY BE VOLATILE.

          The trading price of Landmark's common stock may be volatile. The market for Landmark's common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance, changes in estimates of securities analysts, governmental regulatory action, banking industry reform measures, client relationship developments and other factors, many of which are beyond Landmark's control.

          Furthermore, the stock market in general, and the market for banks and bank holding companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the combined company's common stock, regardless of actual operating performance.

FUTURE SALES OF SHARES OF LANDMARK COMMON STOCK COULD NEGATIVELY AFFECT ITS MARKET PRICE.

          Upon completion of the merger, the combined company will have approximately 2,155,000 outstanding shares of common stock. Future sales of substantial amounts of Landmark's common stock (including shares issued upon the exercise of stock options) by MNB's or LBI's current stockholders, or the perception that such sales could occur, could adversely affect the market price of Landmark's common stock. We make no prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on market price of Landmark's common stock.

WE CANNOT PREDICT HOW CHANGES IN TECHNOLOGY WILL IMPACT LANDMARK'S BUSINESS.

          The financial services industry, including the banking sector, is increasingly affected by advances in technology, including developments in:

          o         telecommunications;

          o         data processing;

          o         automation;

          o         Internet banking;

          o         telebanking; and

          o         debit cards and so-called "smart cards."

          Landmark's ability to compete successfully in the future will depend on whether it can anticipate and respond to technological changes. To develop these and other new technologies, Landmark will likely make additional capital investments. Although both MNB and LBI continually invest in new technology and Landmark's management will continue to do so for the combined company, we cannot assure you that Landmark will have sufficient resources or access to the necessary technology to remain competitive in the future.




                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS


          We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of Landmark after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the new company after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:


          o our actual cost savings resulting from the merger are less than we expect, we are unable to realize those cost savings as soon as we expected or we incur additional or unexpected costs;


          o our revenues after the merger are less than we expect as a result of the loss of customers;


          o         competition among financial services companies increases;


          o we have more trouble integrating our businesses than we expected;


          o changes in the interest rate environment reduce our interest margins;


          o general economic conditions change or are worse than we expected;


          o legislative or regulatory changes adversely affect our business;


          o         changes occur in business conditions and inflation;


          o         personal or commercial customers' bankruptcies increase;


          o         changes occur in the securities markets; and

          o technology-related changes are harder to make or more expensive than we expected.


                    The forward-looking earnings estimates included in the joint proxy statement-prospectus have not been examined or compiled by our independent public accountants, nor have our independent accountants applied any procedures to our estimates. Accordingly, our accountants do not express an opinion or any other form of assurance on them. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. Further information concerning us and our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

                                  INTRODUCTION

          MNB is furnishing this joint proxy statement-prospectus to holders of MNB common stock, $0.01 par value per share, in connection with the proxy solicitation by MNB's board of directors. MNB's board of directors will use the proxies at the special meeting of stockholders of MNB to be held on [____________], 2001, and at any adjournments or postponements of the meeting.

          LBI is furnishing this joint proxy statement-prospectus to holders of LBI common stock, $0.10 par value per share, in connection with the proxy solicitation by LBI's board of directors. LBI's board of directors will use the proxies at the special meeting of stockholders of LBI to be held on [__________], 2001, and at any adjournments or postponements of the meeting.

          Our stockholders will be asked at their respective special meetings to vote to adopt the Agreement and Plan of Merger, dated as of April 19, 2001, among MNB, LBI and Landmark Merger Company, a Delaware corporation formed by us to facilitate the merger. Pursuant to the merger agreement, we will each merge into Landmark, and each of the outstanding shares of MNB common stock will be converted into 0.523 shares of Landmark common stock, $0.01 par value per share, and each of the outstanding shares of LBI common stock will be converted into one share of Landmark common stock. MNB stockholders will receive cash for any fractional shares.

                               MNB SPECIAL MEETING

DATE, PLACE, TIME AND PURPOSE

          The special meeting of MNB's stockholders will be held at [___________________________________], at [_______] [_].m. local time, on
[__________], 2001. At the special meeting, holders of MNB common stock will be asked to vote upon a proposal to adopt the merger agreement.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE AND REVOCABILITY OF PROXIES

          The MNB board fixed the close of business on [_____________], 2001, as the record date for determining those MNB stockholders who are entitled to notice of and to vote at the special meeting. Only holders of MNB common stock of record on the books of MNB at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 1,563,905 shares of MNB common stock issued and outstanding held by approximately 450 holders of record.

          At the special meeting, MNB stockholders will have one vote for each share of MNB common stock owned on the record date. The holders of a majority of the outstanding shares of MNB common stock entitled to vote at the special meeting must be present in order for a quorum to exist at the special meeting.

          To determine if a quorum is present, MNB intends to count the following:

          o shares of MNB common stock present at the special meeting either in person or by proxy; and

          o shares of MNB common stock for which it has received proxies, but with respect to which holders of shares have abstained on any matter.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of MNB common stock.

          Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote against the adoption of the merger agreement.

          Properly executed proxies that MNB receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to adopt the merger agreement, and the proxy holder may vote the proxy in its discretion as to any other matter which may come properly before the special meeting. The proxy holders may vote in favor of a proposal to adjourn the special meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve the proposal at the time of the special meeting. However, no proxy holder will vote any proxies voted against adoption of the merger agreement in favor of a proposal to adjourn the special meeting.

          An MNB stockholder who has given a proxy solicited by the MNB board may revoke it at any time prior to its exercise at the special meeting by (1) giving written notice of revocation to the Secretary of MNB, (2) properly submitting to MNB a duly executed proxy bearing a later date or (3) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to:
MNB Bancshares, Inc., 800 Poyntz Avenue, Manhattan, Kansas 66502, Attention:
Mark A. Herpich, Secretary.

          On the record date, MNB's directors and executive officers, including their immediate family members and affiliated entities, owned 382,677 shares or approximately 23.9% of the outstanding shares of MNB common stock, including shares subject to options to purchase MNB common stock. On the record date, MNB's Employee Stock Ownership Plan held 112,703 shares of MNB common stock or approximately 7.2% of the outstanding shares of MNB common stock. On the record date, LBI's directors and executive officers, including their immediate family members and affiliated entities, owned 554 shares of MNB common stock or less than 0.1% of MNB's outstanding shares.

          Additional information with respect to beneficial ownership of MNB common stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of MNB common stock by directors and executive officers of MNB is incorporated by reference to MNB's Annual Report on Form 10-K for the year ended December 31, 2000. See "Where You Can Find More Information."

SOLICITATION OF PROXIES

          Directors, officers and employees of MNB may solicit proxies by mail, in person or by telephone or telegraph. They will receive no additional compensation for such services. MNB may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of MNB common stock held of record by such persons. MNB will reimburse any such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. MNB and LBI will share all expenses related to the printing and mailing of this joint proxy statement-prospectus , as provided in the merger agreement. See "Description of Transaction -- Expenses and Termination Fees."

RECOMMENDATION OF MNB BOARD

          THE MNB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER IS IN THE BEST INTERESTS OF MNB AND ITS STOCKHOLDERS. THE MNB BOARD UNANIMOUSLY RECOMMENDS THAT THE MNB STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. SEE "DESCRIPTION OF TRANSACTION -- RECOMMENDATION OF THE MNB BOARD AND MNB'S REASONS FOR THE MERGER."

                               LBI SPECIAL MEETING

DATE, PLACE, TIME AND PURPOSE

          The special meeting of LBI's stockholders will be held at [___________________________________], at [_______] [_].m. local time, on
[__________], 2001. At the special meeting, holders of LBI common stock will be asked to vote upon a proposal to adopt the merger agreement.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE AND REVOCABILITY OF PROXIES

          The LBI board fixed the close of business on [_______________], 2001, as the record date for determining those LBI stockholders who are entitled to notice of and to vote at the special meeting. Only holders of LBI common stock of record on the books of LBI at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 1,092,438 shares of LBI common stock issued and outstanding held by approximately 300 holders of record.

          At the special meeting, LBI stockholders will have one vote for each share of LBI common stock owned on the record date. The holders of a majority of the outstanding shares of LBI common stock entitled to vote at the special meeting must be present in order for a quorum to exist at the special meeting.

          To determine if a quorum is present, LBI intends to count the following:

          o shares of LBI common stock present at the special meeting either in person or by proxy; and

          o shares of LBI common stock for which it has received proxies, but with respect to which holders of shares have abstained on any matter.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of LBI common stock.

          Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote against the adoption of the merger agreement.

          Properly executed proxies that LBI receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to adopt the merger agreement, and the proxy holder may vote the proxy in its discretion as to any other matter which may come properly before the special meeting. The proxy holders may vote in favor of a proposal to adjourn the special meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve the proposal at the time of the special meeting. However, no proxy holder will vote any proxies voted against adoption of the merger agreement in favor of a proposal to adjourn the special meeting.

          An LBI stockholder who has given a proxy solicited by the LBI board may revoke it at any time prior to its exercise at the special meeting by (1) giving written notice of revocation to the Secretary of LBI, (2) properly submitting to LBI a duly executed proxy bearing a later date or (3) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to:
Landmark Bancshares, Inc., Central and Spruce Streets, P.O. Box 1437, Dodge City, Kansas 67801, Attention: Gary L. Watkins, Secretary.

          On the record date, LBI's directors and executive officers, including their immediate family members and affiliated entities, owned 238,669 shares or approximately 21.9% of the outstanding shares of LBI common stock, including shares subject to options to purchase LBI common stock. On the record date, MNB owned no shares of LBI common stock. On the record date, LBI's Employee Stock Ownership Plan held 120,120 shares of LBI common stock or approximately 11.0% of the outstanding shares of LBI common stock.

          Additional information with respect to beneficial ownership of LBI common stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of LBI common stock by directors and executive officers of LBI is incorporated by reference to LBI's Annual Report on Form 10-K for the year ended September 30, 2000. See "Where You Can Find More Information."

SOLICITATION OF PROXIES

          Directors, officers and employees of LBI may solicit proxies by mail, in person or by telephone or telegraph. They will receive no additional compensation for such services. LBI may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of LBI common stock held of record by such persons. LBI will reimburse any such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. MNB and LBI will share all expenses associated with the printing and mailing of this joint proxy statement-prospectus , as provided in the merger agreement. See "Description of Transaction -- Expenses and Termination Fees."

RECOMMENDATION OF LBI BOARD

          THE LBI BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER IS IN THE BEST INTERESTS OF LBI AND ITS STOCKHOLDERS. THE LBI BOARD UNANIMOUSLY RECOMMENDS THAT THE LBI STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. SEE "DESCRIPTION OF TRANSACTION -- RECOMMENDATION OF THE LBI BOARD AND LBI'S REASONS FOR THE MERGER."

                           DESCRIPTION OF TRANSACTION

          The following information describes material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendices to this document, including the text of the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus. The merger agreement is incorporated into this joint proxy statement-prospectus by reference. You are urged to read the Appendices in their entirety.

GENERAL

          The merger agreement provides for the combination of MNB and LBI pursuant to the merger of MNB and LBI with and into Landmark. Landmark is a new Delaware company that was formed by MNB and LBI solely for the purposes of this transaction. At the time the merger becomes effective, each share of MNB common stock then issued and outstanding will be converted into and exchanged for the right to receive 0.523 shares of Landmark common stock (the "MNB exchange ratio"), and each share of LBI common stock then issued and outstanding will be converted into and exchanged for the right to receive one share of Landmark common stock (the "LBI exchange ratio").

          No fractional shares of Landmark common stock will be issued to MNB's stockholders. Rather, Landmark will pay cash (without interest) in an amount equal to the average of the closing sale prices of Landmark common stock for the five trading days immediately following the completion of the merger.

          On their respective record dates, MNB had 1,563,905 shares of common stock issued and outstanding and LBI had 1,092,438 shares of common stock issued and outstanding. Based on the MNB and the LBI exchange ratios contained in the merger agreement, upon completion of the merger, Landmark will issue approximately 817,922 shares of its common stock to former MNB stockholders and 1,092,438 shares of its common stock to former LBI stockholders. Based on these numbers, after the merger and on a fully diluted basis, former MNB stockholders would own approximately 40%, and former LBI stockholders would own approximately 60%, of the outstanding shares of Landmark common stock.

EFFECT OF THE MERGER ON OPTIONS

          Pursuant to the merger agreement, any options to purchase shares of MNB common stock and LBI common stock that are outstanding immediately prior to the completion of the merger will be converted into options to purchase shares of Landmark common stock. Each share of MNB common stock covered by an outstanding option will be converted into an option to purchase 0.523 shares of Landmark common stock and each share of LBI common stock covered by an outstanding option will converted into an option to purchase one share of Landmark common stock. The exercise price of the outstanding options will also be adjusted pursuant to those conversion formulas.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          We have not requested nor do we intend to request a ruling from the Internal Revenue Service ("IRS") as to the federal income tax consequences of the merger. Instead, we have obtained the opinion of KPMG LLP as to the expected material federal income tax consequences of the merger, which is attached as an exhibit to the registration statement.

         The tax opinion does not address, among other matters:

          o state, local, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;

          o federal income tax consequences to MNB or LBI stockholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities and other persons who do not own the stock as a capital asset;

          o federal income tax consequences affecting shares of MNB common stock or LBI common stock acquired upon the exercise of stock options, stock purchase plan rights or otherwise as compensation;

          o the tax consequences to holders of warrants, options or other rights to acquire shares of the stock;

          o the tax consequences of MNB and LBI of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

          Subject to the conditions, qualifications, representations and assumptions contained in this document and in the tax opinion, KPMG LLP's opinion provides the following conclusions:


          o The acquisition by Landmark of substantially all of the assets of MNB and of LBI in exchange for shares of Landmark common stock and the assumption of liabilities of MNB and of LBI pursuant to the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

          o LBI, MNB and Landmark will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          o No gain or loss will be recognized by either MNB or LBI as a result of the merger.


          o No gain or loss will be recognized by Landmark as a result of the merger.

          o No gain or loss will be recognized by the stockholders of MNB or LBI as a result of the exchange of MNB common stock and LBI common stock for Landmark common stock pursuant to the merger, except that a gain or loss will be recognized by MNB stockholders on the receipt of any cash in lieu of a fractional share. Assuming that the MNB common stock is a capital asset in the hands of the respective MNB stockholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the LBI common stock allocable to the fractional share.

          o The tax basis of Landmark common stock to be received by the stockholders of MNB and LBI will be the same as the tax basis of the MNB or LBI common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          o The holding period of the Landmark common stock to be received by stockholders of MNB or LBI will include the holding period of the MNB common stock or LBI common stock surrendered in exchange for the Landmark common stock therefor, provided the MNB shares or LBI shares were held as a capital asset by the stockholders of MNB or LBI, respectively, on the date of the exchange.


          The tax opinion is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code by the IRS, judicial decisions and administrative pronouncements of the IRS, all existing and in effect on the date of this joint proxy statement-prospectus and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions reached in the tax opinion. The tax opinion represents only the tax advisor's best judgment as to the expected federal income tax consequences of the merger and is not binding on the IRS or the courts. The IRS may challenge the conclusions stated in the tax opinion or positions taken by stockholders on their income tax returns. Stockholders of MNB or LBI may incur the cost and expense of defending positions taken by them with respect to the merger. A successful challenge by the IRS could have material adverse consequences to the parties to the merger, including stockholders of LBI and MNB.

          In rendering the tax opinion, KPMG LLP has relied, as to factual matters, solely on the continuing accuracy of the following:

          o the description of the facts relating to the merger contained in the merger agreement and this joint proxy statement-prospectus ;

          o the factual representations and warranties contained in the merger agreement and this joint proxy statement-prospectus and related documents and agreements;

          o factual matters addressed by representations made by executive officers of LBI and MNB, as further described in the tax opinion; and

          o representations of legal counsel Barack Ferrazzano Kirschbaum Perlman & Nagelberg as to the characterization of the proposed transaction as a merger or consolidation under applicable state law.

Events occurring after the date of the tax opinion could alter the facts upon which the opinion is based. In such case, the conclusions reached in the tax opinion and in this summary could be materially impacted.


          ACCORDINGLY, STOCKHOLDERS OF MNB AND LBI ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.


          Our obligation to complete the merger is conditioned on, among other things, receipt by us of an updated opinion of KPMG LLP substantially to the foregoing effect. The conditions relating to the receipt of the tax opinion may be waived by both of us. Neither of us currently intends to waive the conditions relating to the receipt of an updated tax opinion. If the conditions relating to the receipt of the tax opinion were waived and the material federal income tax consequences of the merger were substantially different from those described in this joint proxy statement-prospectus , we would each resolicit the approval of our respective stockholders prior to completing the merger.

BACKGROUND OF THE MERGER

          Each of our boards of directors has regularly reviewed its respective business strategies in light of general conditions in the banking industry, local competitive and economic conditions, the results of operations and future prospects, legislative changes and other developments affecting the banking industry generally and each of our respective companies specifically.

          MNB's board of directors has also considered from time to time the possible benefits of strategic business combinations with other financial institutions, including other large bank holding companies, as part of its evaluation of available methods to increase stockholder value and strengthen its franchise. To this end, the senior management of MNB has from time to time had informal discussions with the senior management of other financial institutions regarding potential business combination transactions.

          LBI was formed in connection with LFSB's conversion in March 1994 from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. After the conversion, and consistent with its business plan, LBI's management continued to focus on improving LBI's core business of obtaining deposits from the public and originating one-to-four-family mortgage loans. LBI also continued its efforts to control operating expenses and improve both overall profitability and stockholder value through various capital enhancement techniques including stock repurchases and dividends.

          In August 1999, LBI's board of directors met with representatives from Keefe Bruyette & Woods, Inc. ("KBW") to discuss recent trends in the banking industry and the prospects for LBI. The board of directors discussed the dramatic change that was occurring in the market for publicly traded thrifts in recent quarters and the strategic issues facing smaller thrift institutions. At this meeting, KBW also reviewed the then current merger market, the various pricing methods and a range of value for LBI based on these pricing methods. At LBI's November 1999 board meeting, LBI decided to pursue the possibility of an affiliation with another company through merger or acquisition that would be in the best interests of LBI's constituents, including stockholders, customers, employees and the communities its served. Pursuant to board authorization, President Schugart entered into an agreement on December 1, 1999, with KBW to explore strategic alternatives and for KBW to conduct a confidential inquiry regarding the interest of other companies affiliating with Landmark.

          Based on discussions with and recommendations of KBW and Mr. Schugart, a number of thrift and bank holding companies were contacted that might have a strategic and/or financial interest in the potential acquisition of or merger with LBI. No definitive interest was expressed in pursuing a transaction with LBI. The primary reasons given for this lack of interest were: involvement in another transaction, greater interest in an institution with a more "bank-like" balance sheet and interest in a more urban location.

          Senior executive officers of MNB have known the management of LBI since the early 1990's when both companies were still organized as mutual thrifts. They remained in contact through the intervening years as each company converted from a mutual to stock form of ownership. They had periodic conversations about the progress each was making on the implementation of their respective business plans and business philosophies.

          On November 30, 1999, the chief executive officers of both LBI and MNB met in Dodge City, Kansas, and casually discussed business philosophy. At the conclusion of the meeting, they decided to remain open to future discussions. On April 20, 2000, senior management of MNB and McConnell, Budd & Downes, Inc. ("MB&D"), MNB's financial advisor, participated in a telephone conference with LBI's financial advisor regarding the feasibility of a merger of equals between the two organizations. No immediate discussions followed this telephone conference.

          In May 2000, LBI entered into an engagement with KBW to conduct a stockholder enhancement program. During the spring and summer, a general education on and review of possible merger-of-equals partners occurred. At the October 2000 board meeting, KBW provided a review of MNB as a potential merger partner. LBI's board of directors authorized KBW to meet with the management of MNB and to investigate the possibility of a strategic alliance. Subsequent to a November 9, 2000 meeting with MNB's senior management and financial advisor, KBW reported to LBI's board of directors its belief that further discussions were warranted. MNB's and LBI's senior management and their respective financial advisors met on December 14 and 15, 2000, to discuss each organization's respective financial performance, personnel and business plans. Additional discussions focused upon how the two organizations might combine in a merger of equals and how the transaction and resulting company might be structured.


          Shortly after the December meeting, MNB and LBI requested MB&D and KBW, respectively, to assist them in arriving at an appropriate exchange ratio for such a transaction. A proposed range for the exchange ratio was ultimately developed by MB&D and KBW and was shared with representatives from the boards of directors of each of MNB and LBI at a joint meeting held on January 11, 2001. It was noted at this meeting that a proposed merger between MNB and LBI:

          o created a franchise with total assets of $400 million and deposits of $293 million;

          o could be accretive to both companies' fully-diluted earnings per share;

          o improved the market capitalization to approximately $39 million, and that institutions of the combined company's size traded at improved price and earnings multiples compared to companies of the size, capital strength and earnings performance of LBI and MNB;

          o positioned the franchise for continued expansion throughout Kansas to a greater extent than either could do individually; and

          o enabled both companies to receive the benefit of cost efficiencies and revenue enhancements.

          Subsequent to this meeting, LBI's board of directors authorized an in-depth review of MNB, and KBW was engaged on February 5, 2001, to advise LBI on this specific transaction. MNB's board of directors also authorized further investigation of LBI and the impact of a potential merger of equals with the organization and how that merger would be structured.

          LBI and MNB continued to have discussions that dealt with the proposed exchange ratio and other key issues such as transaction structure, management, execution risk, systems compatibility and other potential integration and transition issues. These discussions between the senior officers and financial advisors of MNB and LBI continued through March 20, 2001. Throughout this time period, the boards of directors of LBI and MNB were kept advised of the progress made and the issues under discussion.

          On March 20, 2001, MNB's board of directors held a meeting that included the participation of representatives of MB&D. At this meeting, the MNB board reviewed the strategic-alliance process to date; a summary of the joint merger-of-equals transaction proposal; and financial analyses of LBI, MNB and the proposed transaction. On March 28, 2001, LBI's board of directors held a meeting, which included the participation of representatives of KBW and LBI's board of directors reviewed the same types of proposals and analyses as did MNB's board of directors. At the conclusion of these board meetings, the companies' boards of directors authorized their respective executive officers, financial advisors and attorneys to negotiate a definitive merger agreement between MNB and LBI.

          After these board meetings, LBI management, assisted by KBW and Malizia Spidi & Fisch, PC, counsel to LBI, and MNB management, assisted by MB&D and Barack Ferrazzano Kirschbaum Perlman & Nagelberg, counsel to MNB, negotiated the terms of the merger agreement.

          On April 18, 2001, the LBI board of directors extended its regular meeting to consider the negotiated terms of the definitive merger agreement. The meeting included a detailed discussion by KBW of the proposed transaction and by LBI's counsel, Malizia Spidi & Fisch, of the terms of the merger agreement. KBW reviewed the process leading to the proposed transaction, provided a financial analysis of the proposed transaction and orally expressed an opinion that the LBI exchange ratio was fair to LBI's stockholders from a financial point of view. KBW confirmed this oral opinion in writing by letter dated April 19, 2001. At the conclusion of this portion of the meeting, the LBI board determined that the proposed merger-of-equals transaction with MNB was in the best interests of its stockholders and unanimously approved the merger agreement and related transactions.

          On April 18, 2001, the MNB board of directors held its regular board meeting at which attorneys from Barack Ferrazzano reviewed the proposed merger agreement. The meeting included a detailed discussion of the proposed transaction, a draft of the merger agreement and updated explanatory materials similar to those previously reviewed by the MNB board at the March 20, 2001, meeting. Barack Ferrazzano also reviewed with the board its fiduciary obligations and the legal standards applicable to a decision by the MNB board to approve the merger agreement and the related transactions. MB&D reviewed the process leading to the proposed transaction, provided a financial analysis of the proposed transaction and orally expressed an opinion that the MNB exchange ratio was fair to MNB's stockholders from a financial point of view. MB&D confirmed this oral opinion in writing by letter dated [___________], 2001. At the conclusion of this portion of the meeting, the MNB board determined that the proposed merger-of-equals transaction with LBI was in the best interests of its stockholders and unanimously approved the merger agreement and related transactions.

          The merger agreement was signed by both MNB and LBI after the closing of the stock markets on April 19, 2001, and was publicly announced on April 19, 2001.

          Several weeks after the public announcement of the merger, MNB received a letter from a larger financial institution inquiring as to MNB's interest in affiliating with it instead of completing the merger with LBI. At the advice of its legal and financial advisors, MNB's board of directors met on two separate occasions to discuss this inquiry. At each of these meetings, MNB's board heard presentations from Barack Ferrazzano regarding its fiduciary responsibilities to MNB's stockholders and its obligations under the merger agreement. MNB's board also heard presentations from MB&D regarding the financial analysis and implications of the transaction generally described by the other financial institution. After substantial discussion and review, MNB's board of directors determined that the letter described a proposed affiliation with the larger financial institution that was more properly viewed as a sale of control rather that the merger of equals transaction negotiated with LBI. MNB's board of directors determined that the merger with LBI was in the best interest of MNB's stockholders and directed its management and advisors to proceed with all actions necessary to complete the merger.

RECOMMENDATION OF THE MNB BOARD AND MNB'S REASONS FOR THE MERGER

          THE MNB BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MNB AND THE MNB STOCKHOLDERS. ACCORDINGLY, THE MNB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE MNB STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

          The MNB board believes that the consummation of the merger presents a unique opportunity to combine two of Kansas' publicly traded franchises to create one of the largest publicly traded bank holding companies in the state of Kansas. The board believes the combined organization will have the capability to offer a full range of financial products and services through an extensive distribution network over a significant portion of the state of Kansas.

          In reaching its decision to approve the merger agreement, the MNB board consulted with MNB's management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

          o information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of MNB and LBI, both individually and as combined; in particular, the MNB board focused on the strategic fit of the business lines and the operating philosophies of the two institutions;

          o the consistency of the merger with MNB's long-term business strategy to leverage the management personnel and commercial banking systems infrastructure that it has developed;

          o the advantages of a combination with an institution, such as LBI, that already has a significant market share in the Dodge City and Great Bend, Kansas markets and the opportunities for increased efficiencies and significant cost savings from a combination with MNB's current organization, resulting in increased profitability of the combined entity over time as opposed to a possible combination with an institution without a similar market presence;

          o the current and prospective economic and competitive environments facing MNB and other financial institutions characterized by intensifying competition from both banks and nonbank financial services organizations, the increasing necessity for strong fee-based income producing components within a bank holding company and the growing costs associated with regulatory compliance in the banking industry;

          o the high costs of technology and new facilities required to grow deposits in light of the fact that deposit growth for MNB and the banking industry in general has been difficult and such funding limitations would hamper MNB's long-term asset growth;

          o the belief that, following the merger, the combined company would be well positioned to continue to grow through possible future acquisitions or expansions while at the same time increasing its attractiveness as a possible acquisition candidate;

          o the belief that the merger would result in stockholders of MNB receiving stock in a high quality combined company that should benefit stockholders through enhanced operating efficiencies and better penetration of commercial and consumer banking markets in Kansas;

          o the business, operations, financial condition, earnings and prospects of LBI;

          o the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining MNB and LBI;

          o the complementary nature of the businesses of MNB and LBI and the anticipated improved stability of the combined company's business and earnings in varying economic and market climates relative to MNB on a stand-alone basis made possible by the merger, as a result of greater geographic, asset and line-of-business diversification;

          o the belief of MNB's senior management and the MNB board that MNB and LBI share a common vision with respect to delivering financial performance and stockholder value and that their executive officers and employees possess complementary skills and expertise;

          o the MNB board's belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame;

          o the opinion of MB&D that, as of April 18, 2001, the MNB exchange ratio was fair from a financial point of view to MNB stockholders (see "-- Opinion of MNB's Financial Advisor"); and

          o the likelihood that the merger will be approved by the appropriate regulatory authorities (see "-- Regulatory Approvals").

          The foregoing discussion of the information and factors considered by the MNB board is not intended to be exhaustive, but includes all material factors considered by the MNB board. In reaching its determination to approve and recommend the merger, the MNB board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The MNB board is unanimous in its recommendation that MNB stockholders vote for approval and adoption of the merger agreement.

RECOMMENDATION OF THE LBI BOARD AND LBI'S REASONS FOR THE MERGER

          THE LBI BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, LBI AND THE LBI STOCKHOLDERS. ACCORDINGLY, THE LBI BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE LBI STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.


          The LBI board believes that the consummation of the merger presents a unique opportunity to combine two of Kansas' publicly traded franchises to create one of the largest publicly traded bank holding companies in the state of Kansas. The board believes the combined organization will have the capability to offer a full range of financial products and services through an extensive distribution network over a significant portion of the state of Kansas. In the course of reaching its determination to approve the merger agreement, LBI's board consulted with its financial and legal advisors, and considered all factors it deemed material. These included:


          o the factors discussed at the several meetings noted above and specifically the January 12, 2001 meeting;

          o the board's consideration of the written opinion of KBW that the relative consideration to be received by LBI's stockholders pursuant to the merger agreement was fair from a financial point of view to LBI's stockholders;

          o the detailed financial analysis, pro forma and other information with respect to LBI and MNB prepared by KBW;

          o the types of business that MNB conducts in the region, the desire to expand into more urban communities and to leverage the more bank-like MNB products and services in the communities LBI serves;

          o the belief of LBI's board that LBI and MNB have similar business philosophies and an ability to grow as a strong, independent community institution;

          o the abilities of Mr. Alexander to lead the combined company as chief executive officer; and

          o the likelihood of receiving the required approvals in a timely manner.

          The foregoing discussion of the information and factors considered by the LBI board is not intended to be exhaustive, but includes all material factors considered by the LBI board. In reaching its determination to approve and recommend the merger, the LBI board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The LBI board is unanimous in its recommendation that LBI stockholders vote for approval and adoption of the merger agreement.

OPINION OF MNB'S FINANCIAL ADVISOR

          THE OPINION OF MCCONNELL, BUDD & DOWNES IS DIRECTED TO MNB'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE EXCHANGE RATIOS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

          On April 18, 2001, MB&D delivered its oral opinion to MNB's board of directors, that as of that date, the exchange ratio agreed to with LBI was fair, from a financial point of view to MNB's stockholders. The basis for MB&D's opinion, which is unchanged, has been updated for the purposes of this proxy statement-prospectus and is attached as Appendix B. The exchange ratio of 0.523 shares of Landmark common stock in exchange for each share of MNB common stock, was negotiated based on the consideration of a number of factors including, but not limited to, the following:

          o an analysis of the historical and projected future contributions of recurring earnings by the parties;

          o an analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis;

          o an analysis of the potential to realize reductions of recurring operating expenses and revenue enhancements by the parties to the merger;

          o consideration of the anticipated dilutive or accretive effects of the merger to the earnings per share of Landmark and by extension, through the exchange ratio, to earnings per share equivalent of MNB;

          o consideration of the probable impact on dividends per share to be received by MNB's stockholders as a result of the merger;

          o consideration of the relative earning contributions of the parties;

          o analysis of the historical trading range, trading pattern and relative liquidity of the common shares of each of the parties;

          o consideration of the capitalization, the tangible equity capitalization and the market capitalization of each of the parties; and

          o contemplation of other factors, including certain intangible factors.


          MB&D has acted as general financial advisor to MNB on a contractual basis since January, 1998, and was retained specifically on March 16, 2001, regarding a transaction with LBI. With respect to the pending transaction involving LBI, MB&D advised MNB during the evaluation and negotiation process leading up to the execution of the merger agreement and provided MNB with a number of analyses as to a range of financially feasible exchange ratios that might be achieved in a hypothetical transaction. The determination of the final exchange ratio was arrived at in an arms-length negotiation between LBI and MNB in which MB&D participated to evaluate the proposed exchange ratio.


          MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally and its knowledge of the Kansas banking markets in particular as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, which is focused exclusively on financial services industry participants, MB&D is continually engaged in the valuation of financial institutions and their securities in connection with its equity brokerage business generally and mergers and acquisitions in particular. Members of the Corporate Finance Advisory Group of MB&D have extensive experience in advising financial institution clients on mergers and acquisitions. In the ordinary course of its business as an NASD broker-dealer, MB&D may, from time to time purchase securities from or sell securities to MNB or LBI and as a market maker in securities, MB&D may from time to time have a long or short position in, and buy or sell debt or equity securities of MNB or LBI for its own account or for the accounts of its customers. In addition, in the ordinary course of business, the employees of MB&D may have direct or indirect investments in the debt or equity securities of either or both of MNB or LBI.

          The full text of the opinion of MB&D, which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Appendix B. MB&D urges all of MNB's stockholders to read the opinion and this proxy statement-prospectus in their entirety. MB&D's opinion is directed only to the exchange ratio at which shares of MNB common stock will be exchanged for shares of Landmark common stock. MB&D's opinion does not constitute a recommendation to any holder of MNB common stock as to how such holder should vote at MNB's special stockholders' meeting. The summary of MB&D's opinion and the matters considered in its analysis that is included in this proxy statement-prospectus are qualified in their entirety by reference to the text of the opinion itself. MB&D's opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to MB&D through its date. No limitations were imposed by the MNB's board of directors upon MB&D with respect to the investigations made, matters considered or procedures followed in the course of rendering its opinion.

          MATERIALS REVIEWED AND ANALYSES PERFORMED. In connection with the rendering and updating of its opinion, MB&D reviewed the following documents and considered the following subjects:

          o         the merger agreement detailing the pending transaction;

          o the proxy statement-prospectus in substantially the form to be mailed to MNB's stockholders;

          o         MNB Annual Reports to stockholders for 1997, 1998, 1999 and
                    2000;

          o         MNB Annual Reports on Form 10-K for 1997, 1998, 1999 and
                    2000;

          o MNB Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 2001;

          o MNB's press release concerning unaudited results for the first quarter of 2001.

          o         LBI Annual Reports to Stockholders for 1998, 1999 and 2000;

          o LBI Annual Reports on Form 10-K and related financial information for the three calendar years ended September 30, 2000;

          o LBI Quarterly Reports on Form 10-Q and related unaudited financial information for the first and second quarters of fiscal 2001;

          o LBI 's press release concerning unaudited results for the first and second quarters of fiscal 2001.

          o internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to MB&D by MNB;

          o the results of discussions with members of the senior management and board of directors of MNB concerning the past and current results of operations of MNB, its current financial condition and management's opinion of its future prospects;

          o the results of discussions with members of the senior management of LBI concerning the past and current results of operations of LBI, its current financial condition and management's opinion of its future prospects;

          o a review of the historical record of reported prices, trading volume and dividend payments for both MNB and LBI common stock;

          o the results of the application of specific merger analysis models developed by MB&D to evaluate potential business combinations of financial institutions using both historical reported information and projected information for both MNB and LBI;

          o a review of the reported financial terms of selected recent business combinations of financial institutions for purposes of comparison to the merger; and

          o the performance of such other studies and analyses as MB&D considered appropriate under the circumstances associated with the merger.

          MB&D's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions involving participants in the financial services industry, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, MB&D assumed and relied upon the accuracy and completeness of the information provided to it or made available by MNB and LBI and does not assume any responsibility for the independent verification of this information. With respect to financial forecasts made available to MB&D it is assumed by MB&D that they were prepared on a reasonable basis and reflect the best currently available estimates and good faith judgments of the management of MNB and LBI, as to the future performance of MNB and LBI, respectively. MB&D has also relied upon assurances of the management of MNB and LBI that they were not aware of any facts or of the omission of any facts that would make the information or financial forecasts provided to MB&D incomplete or misleading. In the course of rendering its opinion, MB&D has not completed any independent valuation or appraisal of any of the assets or liabilities of either MNB or LBI and has not been provided with such valuations or appraisals from any other source.

          The following is a summary of the material analyses employed by MB&D in connection with rendering its written opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of every matter considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either MNB or LBI. Estimates, which are referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses might actually be sold. Accordingly, these analyses and estimates are inherently subject to uncertainty and MB&D does not assume responsibility for the accuracy of these analyses or estimates. None of the various techniques and analyses used to determine fairness provided results that were inconsistent with MB&D's conclusion.


          ANALYSIS OF THE ANTICIPATED TRANSACTION AND THE APPLICABLE EXCHANGE RATIO IN RELATION TO MNB. Pursuant to the terms of the merger agreement, the anticipated consideration to be exchanged in the transaction for each outstanding share of MNB common stock is a fixed exchange of 0.523 shares of Landmark common stock. It is anticipated that the transaction will be tax free to those stockholders of MNB who hold their shares as a capital asset and that the merger will be accounted for as a purchase.


          PROJECTED TRANSACTION VALUE. Based upon the exchange ratio of 0.523 Landmark shares for each share of MNB common stock and the last trade value of $17.80 per share for LBI common stock as reported on April 16, 2001, by The Nasdaq National Market System, the theoretical market value of the anticipated transaction was approximately $15.2 million as of that date, based on an estimated 854,000 shares of Landmark common stock to be issued to MNB's stockholders (reflecting the conversion of in the money options). On a per share basis, this is equivalent to approximately $9.31 per share, ($17.80 times 0.523). The merger was announced after the close of trading on April 19, 2001. Given that the applicable exchange ratio in this case is fixed, the market value of the exchange will fluctuate as the market value of LBI common stock fluctuates. Based on the last trade value for LBI common stock reported by Nasdaq as of [_________], 2001 which was $[___], the theoretical market value of the anticipated transaction was approximately $[________] million as of such date, based on an updated estimate of approximately [_________] million shares of Landmark common stock to be issued to MNB stockholders. This value will continue to fluctuate as the value of a share of LBI common stock fluctuates in the market.

          MULTIPLE OF HISTORICAL AND PROJECTED EARNINGS FOR MNB COMMON STOCK. The cited per share theoretical value of $9.31 as of April 16, 2001, represents a multiple of 12.8 times reported earnings per share for the twelve months ended March 31, 2001, which was $0.73. The cited per share theoretical value of $9.31 represents a multiple of 10.5 times management's internal estimate of stand alone earnings per share for 2001 which is $0.88. Based on the closing market value for LBI common stock as of [_________], 2001 which was $[____] and a revised transaction value per share of $[___________], the multiples of earnings were [_____] and [______] times for the twelve months ended March 31, 2001, earnings per share and management's internal estimate for 2001 stand alone earnings per share, respectively.

          MULTIPLE OF STATED BOOK VALUE OF MNB COMMON STOCK. The cited theoretical value of $9.31 represents a multiple of 0.96 times MNB's $9.74 fully diluted book value per share as of March 31, 2001. The updated value per share of $[____] represents [_____] times MNB's unaudited, fully diluted book value per share as of [_______], 2001.

          MULTIPLE OF TANGIBLE BOOK VALUE OF MNB COMMON STOCK. The cited theoretical value of $9.31 represents a multiple of 1.16 times MNB's $8.00 fully diluted tangible book value per share as of March 31, 2001. The updated value per share of $[____] represents [_____] times MNB's unaudited, fully diluted tangible book value per share as of [_______], 2001.

          PERCENTAGE OF MARKET VALUE OF MNB COMMON STOCK. Based upon the cited theoretical values of $9.31 and $[____] for the two cited valuation dates, the theoretical values represent 93.1% and [___]% of the last reported bid prices for MNB common stock which were $10.00 on April 16, 2001 and $[____] [_______], 2001.

          CONTRIBUTION ANALYSIS. Based on adjusted fully converted shares and share equivalents outstanding for the two companies as of March 31, 2001 and the exchange ratio of 0.523 Landmark shares for each MNB share, current MNB stockholders would have owned 39.9% of the pro forma shares outstanding of Landmark. The following is a summary of the contribution of various balance sheet and income statement components for MNB and LBI on a combined basis as of March 31, 2001 or for the periods noted:

                                                   MNB                LBI
                                               -------------     --------------

Total assets                                        41.1%            58.9%
Loans, net                                          38.1%            61.9%
Deposits                                            46.5%            53.5%
Equity                                              38.4%            61.6%
Tangible equity                                     33.8%            66.2%
Market capitalization (at April 16, 2001)           41.6%            58.4%
Net interest income - calendar year 2000            41.9%            58.1%
Noninterest income- calendar year 2000              50.6%            49.4%
Noninterest expense - calendar year 2000            52.5%            47.5%
Net income - budget for fiscal year 2001            40.0%            60.0%
Cash earnings - budget for fiscal year 2001         43.7%            56.3%
Net income - six months ended March 31, 2001        36.5%            63.5%
Net income - calendar year 2000                     32.3%            67.7%

          SPECIFIC ACQUISITION ANALYSIS. MB&D employs a proprietary analytical model to examine hypothetical transactions involving banking companies. The model uses forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates, transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction) and the projected impact (if any) of any required deposit divestitures that might be necessary to complete a given transaction in conjunction with obtaining all necessary regulatory approvals. The model distinguishes between purchase and pooling accounting treatments and inquires into the likely economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings that might be achieved along with various potential implementation timetables for such savings, as well as the possibility of revenue enhancement opportunities that may arise in a given hypothetical transaction.

          Based on the exchange ratio of 0.523 Landmark shares for one MNB share, the transaction would result in an increase of cash dividend payments to MNB from $0.25 to $0.31 per share based on cash dividends paid by LBI for 2000. Pro forma fully diluted book value for MNB stockholders would increase by 5.2% to $10.25 at March 31, 2001 and fully diluted tangible book value would increase by 16.1% to $9.29 at the same date.

          EARNINGS PASS-THROUGH ANALYSIS. Earnings pass-through analysis is based on a comparison of anticipated pro forma values to stand-alone values as of a given point in time. Based on an MNB management internal forecast of $0.88 in stand-alone earnings per share for 2001, MB&D's calculations suggest that with approximately $1.0 million in pre-tax cost savings or revenue enhancements and factoring out non-recurring and transaction expenses, the earnings associated with 0.523 shares of Landmark common stock would represent a 17.0% increase over the earnings associated with one share of MNB or approximately $1.03 per share. "Cash Earnings" per share (adjusted for the amortization of intangible assets) at the exchange ratio would increase from $1.03 to $1.11 on a pro forma basis for 2001, an increase of 7.8%. Similar comparisons were made by MB&D for calendar 2000 earnings that reflected increased earnings per share and cash earnings per share of 45.6% and 28.9%, respectively. The primary conclusion of this analysis is that, based on the referenced earnings and cost savings/revenue enhancements, an MNB stockholder who exchanges his or her shares for Landmark common shares at the fixed exchange ratio of 0.523 shares for one will then hold a security that, MB&D believes, will generate more earnings per share per future period than the single share of MNB common stock that is exchanged.

          DISCOUNTED CASH FLOW ANALYSIS. MB&D reviewed a discounted cash flow model that it prepared based on projections provided by MNB's management. The model employed a projection of estimated earnings and cash dividends for MNB on an independent stand-alone basis for calendar year 2001. MB&D assumed a growth rate in earnings per share and cash dividends in 2002 through 2005 of 10%. Similar exercises were completed for the hypothetical combination of MNB and LBI for the same periods employing, in the case of LBI, projections for LBI starting with its budgeted earnings per share for fiscal 2001 of $1.79 and grew that by 10% annually through 2005, and the 10% growth rate scenario for MNB. As part of each exercise, MB&D used a 10% annual growth in hypothetical cash dividends to project dividend streams that would be available to stockholders. MB&D employed a range of possible future market price/earnings ratios ranging from a minimum of 13 times earnings to a maximum of 16 times earnings to project possible future values for a share of MNB common stock on both an independent basis and on a pro forma basis at the Landmark exchange rate. Given the model time horizon and a discount rate range of 10% to 14%, these assumptions resulted in the range of present discounted values for a share of MNB common stock of $7.75 to $14.01 and include consideration of the present discounted value of the projected stream of cash dividends that might be received by a stockholder during the cited period. The same exercise completed for the pro forma Landmark generated a range of present discounted values (also using a 10% to 14% range of discount rates) of $8.95 to $16.10. In the event that there is no difference between the discounted cash flow analyses represented by the two alternatives, one could be said to be financially indifferent between alternatives. In each case reviewed, the full range of present discounted values for the hypothetical combinations of MNB and LBI exceeded the full range of present discounted values for MNB on a stand-alone basis.

          The point of such a discounted cash flow exercise is not to make a precise estimate of where MNB on a stand-alone basis will be trading at a precise point in the future. It is equally not an effort to predict, on a precise basis, where the pro forma Landmark will be trading at an exact point in the future. MB&D readily acknowledges that with the large number of variables involved, including many that are beyond the control of management, that such predictions with any degree of precision are well beyond the capability of MB&D, MNB or LBI. Rather, the point of the exercise is to employ reasonable future point earnings estimates to complete an analysis designed to test a hypothesis that the result of one given course of action is likely to be better over time than another.

          It is important to note that the discount factors employed embody both the concept of a time value of money and risk factors that reflect the uncertainty of the forecasted cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values. MB&D advised MNB's board of directors that although discounted cash flow analysis is a frequently used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, future earnings performance and asset growth rates, as well as dividend payout ratios. The accurate specification of such assumptions for time periods more than one year in the future is a very difficult process and contains the possibility of inaccuracy despite MB&D's attempts to be both accurate and conservative in its analysis. Consequently, any or all of these assumptions may vary from actual future performance and results. Any errors made in the selection of assumptions for such an exercise can interact with one another and can lead to conclusions that may demonstrate little resemblance to actual events.

          ANALYSIS OF OTHER COMPARABLE TRANSACTIONS. MB&D is reluctant to place emphasis on the analysis of comparable transactions, as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. This is particularly true of non-premium "mergers of equals."

          With these reservations in mind, MB&D nonetheless examined statistics associated with eleven mergers of equals transactions involving financial institutions that have been announced since January 1, 2000. The median price/stated book value, price/stated tangible book value and price/trailing 12 months earnings were 133.1%, 130.6% and 12.8x, respectively. The comparable price/stated book value, price/stated tangible book value and price/trailing 12 months earnings for MNB based on LBI's closing stock price on April 16, 2001 were 96.0%, 116.0% and 12.8x, respectively.

          COMPENSATION OF MB&D. Pursuant to a letter agreement with MNB dated March 16, 2001, MB&D will receive a fee of $150,000 for its services in connection with the merger. MB&D was paid $30,000 upon execution of the merger agreement and will be paid $30,000 upon issuance of its opinion to be included as an exhibit to this proxy statement-prospectus. Payment of the balance of the fee will be conditioned upon the completion of the merger.

          The fee that MB&D will receive represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations, its participation in the drafting of documentation and for the issuance of its opinion. In addition, MNB has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. MNB also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of our engagement, including liabilities under the federal securities laws. Over the past two years, exclusive of any compensation for services rendered in connection with this transaction, MNB has paid MB&D financial advisory fees of $65,000.

OPINION OF LBI'S FINANCIAL ADVISOR

THE OPINION OF KEEFE BRUYETTE & WOODS IS DIRECTED TO LBI'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE EXCHANGE RATIOS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

          In February 2001, KBW was retained by LBI to evaluate a potential strategic combination between LBI and MNB. KBW, as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. LBI's board of directors selected KBW on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for and relationship with LBI that commenced in 1999.

          Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of LBI. KBW delivered its opinion to LBI's board of directors that, as of April 19, 2001, the merger consideration is fair, from a financial point of view, to the stockholders of LBI. No limitations were imposed by LBI's board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the LBI Board and to the reference to the entire opinion attached hereto as Appendix C.

          THE FULL TEXT OF THE OPINION OF KBW, WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KBW, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF KBW SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.


          In rendering its opinion, KBW:

          o reviewed the merger agreement; (ii) reviewed LBI's annual reports, proxy statements and reports on Form 10-K for the years ended September 30, 1998, 1999, and 2000, and the unaudited report on Form 10-Q for the quarter ended December 31, 2000;

          o reviewed MNB's annual reports, proxy statements and reports on Form 10-K for the years ended December 31, 1998, 1998, and 2000;

          o         reviewed certain other information considered relevant;

          o discussed with senior management and the boards of directors of LBI and its wholly-owned subsidiary, Landmark Federal Savings Bank, the current position and prospective outlook for LBI to enhance future stockholder value;

          o discussed with senior management of MNB and its wholly-owned subsidiary, Security National Bank, their operations, financial performance and future plans and prospects;

          o considered historical quotations, levels of activity and prices of recorded transactions in LBI's and MNB's common stock;

          o reviewed financial and stock market data of other thrifts and banks in a comparable asset range to LBI and MNB, respectively;

          o reviewed certain recent business combinations of strategic alliance transactions that KBW deemed comparable in whole or in part; and

          o         performed other analyses that KBW considered appropriate.


          In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by LBI and MNB. In its review, with the consent of the LBI Board, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities, and potential or contingent liabilities of LBI or MNB.

          PRO FORMA ANALYSIS OF AFFILIATION. KBW analyzed certain pro forma effects resulting from the strategic alliance. This analysis, based upon fiscal 2001 budgeted and estimates for the next five years for LBI and MNB based upon business plan assumptions provided by management of each institution, projected fully-diluted earnings per share accretion of 13.2% and fully-diluted cash earnings per share accretion for LBI of 21.2% by 2002. This assumes cost savings and revenue enhancements of approximately $1.0 million (pre tax). The analysis also reflected a dilution to fully-diluted book value and fully-diluted tangible book value of 6.0% and 14.5%, respectively. The purpose of this analysis is to project the financial effects of the merger on the balance sheet and income statement of LBI, and the per share impact on the stock of LBI. The outcome of this analysis, both independently as well as in conjunction with other analyses, partially formulates the basis for KBW's opinion.

          CONTRIBUTION ANALYSIS. KBW reviewed the relative contributions of various components of the financial position and results of operations to be made by LBI and MNB to the combined company based on data for the period ended March 31, 2001 and earnings for fiscal 2001. This analysis placed primary focus on five relative contributions:


                                                              LBI contribution
                                                               as a % of the
                                                              combined company
                                                              ----------------
          o         Total deposits                                  53.5%
          o         Tangible equity                                 66.2%
          o         Fiscal 2001 budgeted net income                 60.0%
          o         Fiscal 2001 budgeted cash earnings              56.3%
          o         Earnings for the six months
                    ended March 31, 2001 normalized                 61.2%


No particular weight was placed on any one of these contributions and they were not all inclusive of the components reviewed. Based upon the exchange ratio of
0.523 Landmark shares for each MNB share outstanding, holders of LBI common stock would own 60.1% of pro forma shares outstanding of the combined company.


          ANALYSIS OF SELECTED MERGER OF EQUALS TRANSACTIONS. KBW reviewed the general characteristics of 11 merger of equals transactions that occurred since 1992between thrift institutions. The average asset size of the larger company in the transactions was 56% greater than the smaller company. LBI's assets as of March 31, 2001, were 44% larger than MNB's assets. The average deal value of the acquired company was 9% greater than book value. The deal value paid for MNB was approximately 5% less than book value and 16% greater than tangible book value.

          No company or transaction used in any of the above analyses as a comparison is identical to LBI, MNB or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not rigid; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

          Based on the above information KBW concluded that the merger consideration was fair from a financial point of view relative to comparable transactions. Further, the fairness analysis considered:


          o the relative market performance of the thrift and bank stocks in general, especially small cap stocks, over the past year;


          o         the relative historical returns on equity of LBI and MNB;
                    and


          o the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread, asset quality and location.


          The summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

          In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and LBI. The analyses performed by KBW are not necessarily indicative of actual values or future results, that may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

          COMPENSATION OF KBW. KBW will receive a fee equal to $120,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of this proxy statement-prospectus, KBW has received $55,000 of such fee. The remainder of the fee is due upon the completion of the merger. During the period of time from June 1, 2000 through May 31, 2001, KBW received $12,000 from LBI for financial advisory services, half of which will be applied as a credit to the remainder of the above-referenced fee.

EFFECTIVE TIME OF THE MERGER

          Subject to the conditions to our respective obligations to complete the merger, the merger will become effective when a certificate of merger reflecting the merger become effective with the Secretary of State of the State of Delaware and the Secretary of State of the State of Kansas, respectively. Unless we agree otherwise, we will each use reasonable efforts to cause the merger to become effective 21 business days after the end of the calendar month in which all of the following conditions are satisfied:

          o the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period); and

          o the satisfaction or waiver in writing of all of the conditions provided for in the merger agreement.

          We anticipate that the merger will become effective during the third quarter of 2001, however, delays could occur.

          We cannot assure that the necessary stockholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. Either of our boards of directors may terminate the merger agreement if the merger is not completed by March 1, 2002, unless it is not completed because of the willful breach of the merger agreement by the party seeking termination. See "-- Conditions to Completion of the Merger" and "-- Waiver, Amendment and Termination."

DISSENTERS' RIGHTS

          All of MNB's stockholders have the right under Delaware law to dissent from the merger and to demand and obtain cash payment of the appraised fair value of their shares of MNB common stock under the circumstances described below. LBI's stockholders, whose rights are governed by Kansas law, do not have the right to dissent from the merger and receive cash for the value of their shares.

          The appraised value that MNB's stockholders obtain for their shares by dissenting may be less than, equal to or greater than the value of the Landmark common stock you will receive under the merger agreement. If MNB's stockholders fail to comply with the procedural requirements of Section 262 of the Delaware General Corporation Law, they will lose their right to dissent and seek payment of the appraised value of their shares.

          The following is a summary of Section 262, which specifies the procedures applicable to dissenting stockholders. This summary is not a complete statement of the law regarding the right of MNB's stockholders to dissent under Delaware law, and if you are considering dissenting, we urge you to review the provisions of Section 262 carefully. The text of Section 262 is attached to this joint proxy statement-prospectus as Appendix D, and we incorporate that text into this joint proxy statement-prospectus by reference. Among other matters, MNB's stockholders should be aware of the following:

          o to be entitled to dissent and seek appraisal, you must hold shares of MNB common stock on the date you make the demand required under Delaware law, you must continually hold those shares until the merger has been completed, you must not vote in favor of the merger and you must otherwise comply with the requirements of Section 262;

          o before the special meeting of MNB's stockholders at which you will be asked to vote on the merger, you must deliver a written notice that states your identity and your intent to demand appraisal;

          o         MNB stockholders must send this written notice to Mark A.
                    Herpich, Secretary, MNB Bancshares, Inc., 800 Poyntz Avenue, Manhattan, Kansas 66502 (you should be aware that simply voting against the merger is not a demand for appraisal rights);

          o within ten days after the effective time of the merger, Landmark will notify all of the dissenting MNB stockholders who have complied with Section 262 and who have not voted in favor of the merger;

          o within 120 days after the effective time of the merger, Landmark or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of the dissenting stockholders;

          o the Court of Chancery will determine which dissenting stockholders complied with the requirements of Section 262 and are entitled to appraisal rights;

          o the Court of Chancery will then appraise the shares, determining their fair value exclusive of any value arising from the expectation of the merger, together with a fair rate of interest, if any, to be paid on the appraised fair value; the Court of Chancery will consider all relevant factors in determining the fair value and the fair interest rate (if any);

          o the Court of Chancery will then direct Landmark to pay the fair value of the dissenting shares, together with any interest, to the stockholders entitled to payment; payment will be made when the stockholder surrenders the certificates to Landmark;

          o the costs of the proceeding for appraising the fair value may be determined by the court and the court may require the parties to bear the costs in any manner the court believes to be equitable;

          o if you dissent from the merger, you will not be entitled to vote your shares of MNB common stock for any purpose or to receive dividends or other distributions (other than dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger); and

          o you may withdraw your demand for appraisal and accept the shares of Landmark common stock provided for in the merger agreement at any time within 60 days after the effective time of the merger.

DISTRIBUTION OF LANDMARK STOCK CERTIFICATES

          At or around the time of the merger, you will be mailed a letter of transmittal and instructions for the exchange of the certificates representing your shares of MNB or LBI common stock for certificates representing shares of Landmark common stock. [____________] will serve as the exchange agent.

          YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

          After you surrender to the exchange agent your certificates for shares of MNB or LBI common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of Landmark common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of the shares of Landmark common stock (without interest thereon), if any. Landmark will not be obligated to deliver the consideration to you as a former MNB or LBI stockholder until you have surrendered your MNB or LBI common stock certificates.

          Whenever a dividend or other distribution is declared by Landmark on Landmark common stock with a record date after the date on which the merger became effective, the declaration will include dividends or other distributions on all shares of Landmark common stock that may be issued in the merger. However, Landmark will not pay any dividend or other distribution that is payable after the effective date of the merger to any former MNB or LBI stockholder who has not surrendered his or her MNB or LBI common stock certificate until the holder surrenders the certificate. If any MNB or LBI stockholder's common stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of Landmark common stock and any cash in lieu of fractional shares upon the stockholder's submission of an affidavit claiming the certificate to be lost, stolen or destroyed by the stockholder of record and the posting of a bond in such amount as Landmark may reasonably direct as indemnity against any claim that may be made against Landmark with respect to the certificate.

          At the time the merger becomes effective, the stock transfer books of MNB and LBI will be closed to their respective stockholders and no transfer of shares of MNB or LBI common stock by any stockholder will thereafter be made or recognized. If certificates for shares of MNB or LBI common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of Landmark common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the Landmark common stock.

CONDITIONS TO COMPLETION OF THE MERGER

          We are required to complete the merger only after the satisfaction of various conditions. These conditions include:

          o the holders of a majority of the outstanding shares of each of MNB and LBI common stock must adopt the merger agreement;

          o         we must receive all required regulatory approvals;

          o we must receive a written opinion as to the tax-free nature of the merger;

          o each of us must receive a written opinion of the other company's counsel regarding enforceability of the merger agreement, proper authorization of the merger and other corporate and related matters;

          o the Securities and Exchange Commission must declare the registration statement registering the shares of Landmark common stock to be issued to our stockholders in the merger effective under the Securities Act of 1933, as amended;

          o each party shall have accrued and fully paid all of their respective costs associated with the merger, including all benefits and contributions under any of their employee benefit plans;

          o our representations and warranties in the merger agreement must be accurate as of the date of the merger agreement and as of the date the merger becomes effective;

          o we must perform all agreements and comply with all covenants contained in the merger agreement;

          o we must receive all other consents that may be required to complete the merger or to prevent any default under any contract or permit that would be reasonably likely to have, individually or in the aggregate, a material adverse effect on either of us;

          o the absence of any law or order or any action taken by any court, governmental or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal or that would otherwise be expected to have a material adverse effect on either of us;

          o the absence of any other event since the date of the merger agreement that would be reasonably likely to have a material adverse effect on either of us;

          o we must each receive an opinion from our own financial advisor to the effect that the merger is fair to our stockholders from a financial point of view; and

          o other conditions must be satisfied, including the receipt of various certificates from our officers.

          Neither of us can assure our stockholders as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not completed by March 1, 2002, either of our boards of directors may terminate the merger agreement and abandon the merger. See "-- Waiver, Amendment and Termination."

REGULATORY APPROVALS

          We must receive certain regulatory approvals before the merger can be completed. There is no assurance that these regulatory approvals will be obtained or when they will be obtained.

          It is a condition to the completion of the merger that we receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition that, in the reasonable judgment of either us, would be materially adverse to the success of Landmark. There can be no assurance that the regulatory approvals of the merger will not contain terms, conditions or requirements that would have such an impact.

          We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, we have agreed that we will also seek this approval or action.

          The merger is subject to the prior approval of the Federal Reserve, pursuant to Section 3 of the Bank Holding Company Act. Factors considered by the Federal Reserve in evaluating the merger are discussed under the heading "Regulatory Considerations-General." The merger may not be completed until 30 days following the date of the Federal Reserve approval, although the Federal Reserve may reduce that period to 15 days. During this period, the United States Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise.

          The merger of our two subsidiary banks is subject to the approval of the Office of the Comptroller of the Currency, pursuant to Section 18(c) of the Federal Deposit Insurance Act. The Comptroller's Office is directed to take into consideration the financial and managerial resources and future prospects of our existing banks and our proposed combined institution and the convenience and needs of the communities we will serve.

WAIVER, AMENDMENT AND TERMINATION

          To the extent permitted by law, our boards of directors may agree in writing to amend the merger agreement, whether before or after their respective stockholders have approved the merger agreement. In addition, before or at the time the merger becomes effective, either of us, or both, may waive any default in the performance of any term of the merger agreement by the other or may waive or extend the time for the compliance or fulfillment by the other of any of its obligations under the merger agreement. Either of us may also waive any of the conditions precedent to our obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by one of our duly authorized officers.

          At any time before the merger becomes effective, our boards of directors may mutually agree to terminate the merger agreement. In addition, either of us may terminate the merger agreement in the following circumstances:

          o if any representation or warranty of a party contained in the merger agreement is inaccurate, the inaccuracy would reasonably be expected to have a material adverse effect on Landmark after the completion of the merger and if the inaccuracy is such that, in the reasonable opinion of the party who did not make such representation or warranty, cannot be cured before March 1, 2002;

          o if a material breach by the other party of any covenant or agreement contained in the merger agreement cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the breach was not as a result of the failure by the terminating party to perform or comply with any of its material obligations under the merger agreement);

          o if there has occurred since the date of the merger agreement, any change in any law, rule or regulation, or there has been any decision or action by any court or governmental agency, that could reasonably be expected to prevent or delay completion of the merger beyond March 1, 2002;

          o if any consent of any regulatory authority required to complete the merger or other transactions contemplated by the merger agreement has been denied by final nonappealable action, or if any application or other filing has been withdrawn at the request of any regulatory authority and a petition for rehearing shall not have been granted or an amended application has not been accepted for filing within 60 days after this withdrawal;

          o if the merger is not completed by 11:59 p.m. on March 1, 2002 (provided that a party shall not have the right to terminate for this reason if the failure to complete the merger by this time resulted from this party's failure to perform or comply with any of its obligations, exclusive of representations and warranties, under the merger agreement);

          o if the other party violates the covenant against dealing with any third party with respect to an alternative transaction with this third party instead of the merger;

          o if the other party breaches its agreement to call a stockholders' meeting to vote on the adoption of the merger agreement, fails to recommend that its stockholders vote to adopt the merger agreement or the other party's stockholders fail to approve the merger agreement;

          o subject to certain prior notice requirements and the obligation to pay a special termination fee that are contained in the merger agreement, if the party gives notice that it has received an offer from a third party with respect to an alternative transaction that the party's board of directors has determined in good faith is more favorable to its stockholders than the merger; and

          o subject to the obligation to pay a special termination fee, if the fairness opinion provided to the party by its financial advisor is withdrawn prior to the completion of the merger.

          If the merger is terminated, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligation to share some expenses and maintain the confidentiality of certain information obtained, will survive. Any termination may trigger the obligation of a party to pay certain expenses and termination fees to the other party. See "-- Expenses and Termination Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

          The merger agreement obligates each of us to conduct our business diligently before the merger becomes effective only in the usual, regular and ordinary course. It also imposes limitations on the operations, expenditures and other actions of each of us and our respective bank subsidiaries. These items are listed in Articles 6 and 7 of the merger agreement which is attached as Appendix A to this joint proxy statement-prospectus. The merger agreement authorizes each of us to declare and pay regular quarterly cash dividends on our respective common stock in accordance with our past practices in an amount not to exceed $0.0625 per share per quarter in the case of MNB and in an amount not to exceed $0.15 per share per quarter in the case of LBI. The merger agreement contemplates that the merger will be timed to occur at such a time that each of our stockholders will not fail to receive a dividend during a quarterly period, nor will they receive a dividend on both their MNB or LBI common stock and the Landmark common stock they receive in the merger during the same quarterly period.

          Each of us has also agreed that neither of us nor any of our respective representatives will directly or indirectly solicit, negotiate or enter into an alternative transaction with an outside third party, or furnish any non-public information concerning ourselves that we are not legally obligated to furnish, except in each case to the extent necessary to comply with the fiduciary duties of our respective board of directors and as advised by our counsel.

          In addition, subject to the terms of the merger agreement, LBI and MNB have agreed not to solicit, negotiate, discuss, accept or approve any offers or proposals from or enter into any agreement with, any third party concerning a tender offer, merger, consolidation, share exchange or other business combination involving MNB or LBI or concerning the offer, sale or disposition of any material assets of MNB or LBI.

          We have also agreed not to take any action that would materially and adversely affect our ability to obtain any consents required for the merger or prevent the merger from qualifying as a tax-free reorganization under the Internal Revenue Code (see "-- Material Federal Income Tax Consequences of the Merger") or materially and adversely affect our ability to perform our respective obligations under the merger agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

          We specifically negotiated and named in the merger agreement those individuals who will serve as Landmark's directors and executive officers following the merger. For initial formation purposes only, Larry Schugart and Patrick L. Alexander were named as Landmark's initial directors, and the current officers appointed by the initial directors were Larry Schugart, Chairman; Patrick L. Alexander, President; and Mark A. Herpich, Secretary. These initial directors and officers will be replaced prior to the completion of the merger with the following directors and executive officers:

                         Landmark Directors and Classes
                         ------------------------------
         (MNB DESIGNEES)                                   (LBI DESIGNEES)

   Patrick L. Alexander (III)                            Larry Schugart* (III)

   Susan E. Roepke (II)                                  Richard Ball (II)

   Brent A. Bowman (I)                                   Jim W. Lewis (III)

   Jerry R. Pettle (III)                                 C. Duane Ross (II)

   Joseph L. Downey (I)                                  David H. Snapp (I)

   *  Also serves as Chairman of the Board

                           Landmark Executive Officers
                           ---------------------------

   Larry Schugart                         Chairman of the Board

   Patrick L. Alexander                   President and Chief Executive Officer

   Mark A. Herpich                        Vice President, Secretary, Treasurer
                                            and Chief Financial Officer

          After the merger of our banks, the combined institution's board of directors will have the same members as Landmark's board of directors, and Landmark's executive officers will serve in the same positions with our combined bank subsidiary. In addition to these individuals, Michael E. Scheopner and Dean
R. Thibault will also serve as Executive Vice Presidents of the bank after the merger. Information concerning the management of MNB and LBI is included in the documents incorporated by reference in this joint proxy statement-prospectus. See "Where You Can Find More Information." For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          GENERAL. Certain members of our respective management and boards of directors may be deemed to have certain interests in the merger that are in addition to their interests as stockholders of MNB or LBI generally. Each of our boards of directors was aware of these interests and considered them, among other matters, in approving the merger agreement on behalf of our respective company. See "--Management and Operations After the Merger."

          MNB EMPLOYMENT AGREEMENTS. MNB is a party to an employment agreement with Mr. Alexander, who serves as the President and Chief Executive Officer of both MNB and its bank subsidiary. MNB currently has no other employment or other agreements with any of its officers or employees.

          Mr. Alexander's current employment agreement provides that he will receive a severance payment if he is terminated after a "change of control" of MNB. Our pending merger would constitute a change of control triggering the payment of this severance amount. However, Mr. Alexander has agreed that he will waive his right to receive this payment provided that the merger is completed prior to March 1, 2002, and we and Mr. Alexander enter into an employment agreement in the form attached as an exhibit to the merger agreement.

          This employment agreement initially provides for a base salary of $200,000, which may be increased but not decreased, and an initial term of three years, with automatic one year extensions on each anniversary of the effective date of the agreement unless either party gives the other notice of its desire to terminate this automatic extension. Upon any such termination, the agreement would expire at the end of the then current three year term.

          The employment agreement will terminate upon the death or disability of Mr. Alexander, in the event of certain regulatory actions or upon notice by either us or Mr. Alexander, with or without cause. The employment agreement will be suspended in the event of a regulatory suspension of Mr. Alexander's employment. If Mr. Alexander's employment is terminated without cause (which is defined in the employment agreement), we will be obligated to pay or to provide to him, as applicable, a cash payment equal to three times the sum of his then annual salary, plus an amount equal to the average of the annual performance bonuses paid to him and the contributions made for his benefit under all employee retirement plans during the most recently ended three years. We must also provide Mr. Alexander and his immediate family continued insurance coverage for the three years after this termination of employment. We will have no continuing obligation to Mr. Alexander if he voluntarily terminates his employment or we terminate him for cause, except that we will be obligated to pay him his accrued salary and benefits through the effective date of his termination of employment.

          If Mr. Alexander voluntarily terminates his employment, or his employment is involuntarily terminated, within six months after a change in control of us or our bank subsidiary, then our successor will be obligated to pay or to provide to Mr. Alexander the same cash payment and benefits he would have received if he had been terminated by us without cause. For purposes of the employment agreement, Mr. Alexander's employment will be considered terminated if he is not re-elected or is removed from his position as our President and Chief Executive Officer or if we otherwise commit a breach of our obligations under the employment agreement.

          The employment agreement includes a covenant which will limit the ability of Mr. Alexander to compete with us or our bank subsidiary in an area encompassing a fifty mile radius from any of our banking offices for a period of one year following the termination of his employment. The geographic area covered by this provision constitutes a portion of our primary market area.

          In addition to the employment agreement with Mr. Alexander, the merger agreement also provides that we will enter into employment agreements with Mr. Herpich, who will serve as our Vice President, Secretary, Treasurer, Chief Financial Officer and Secretary, and Messrs. Scheopner and Thibault, who will each serve as Executive Vice Presidents of our bank subsidiary. Except as described below, these employment agreements contain substantially the same provisions as those included in Mr. Alexander's employment agreement.

          The base salaries for Messrs. Herpich, Scheopner and Thibault will be $105,000, $105,000 and $85,000, respectively. The term of these three agreements will be for one year and they will automatically extend for one additional year on each anniversary of the effective date of the agreement. If any of these officers is terminated without cause during the term of his respective agreement, he will be entitled to receive an amount equal to the sum of his then annual salary, plus an amount equal to the average of the annual performance bonuses paid to him and the contributions made for his benefit under all employee retirement plans during the most recently ended three years. The payment to be made to each of these three officers upon his voluntary termination of employment within six months after a change of control or his involuntary termination without cause within one year of a change of control will be equal to two times the sum of his then annual salary, plus an amount equal to the average of the annual performance bonuses paid to him and the contributions made for his benefit under all employee retirement plans during the most recently ended three years. Each of these employees will be subject to the same non-competition covenant as Mr. Alexander following his termination of employment.

          LBI EMPLOYMENT AGREEMENTS. LBI is a party to a number of employment and other agreements with executive officers of both LBI and its bank subsidiary. These agreements provide for various payments to be made to these officers after a "change of control" of LBI or its bank subsidiary. Our merger, and the merger of our two banks, will constitute a "change of control" under these agreements.

          LBI's bank subsidiary is a party to employment agreements with Mr. Schugart, as its President and Chief Executive Officer, and with Gary L. Watkins and Stephen H. Sundberg, each of whom is a Senior Vice President. In connection with the merger and pursuant to these agreements, LBI's bank subsidiary will pay Messrs. Schugart, Watkins and Sundberg $729,180, $204,778 and $129,870, respectively, to cancel their agreements. Messrs. Watkins and Sundberg will not remain as our employees after the completion of the merger.

          Mr. Schugart has agreed to enter into a new employment agreement with us to take effect after the completion of the merger. Under the terms of this agreement, Mr. Schugart will serve as Chairman of the Board of the combined companies and our combined bank subsidiary. The agreement will have a fixed term of three years and provides for an annual salary of $35,000. We have also agreed to provide Mr. Schugart with health insurance coverage and to continue his deferred compensation agreement described below during the term of this employment agreement.

          LBI OFFICER DEFERRED COMPENSATION AGREEMENTS. In addition to the employment agreements described above, LBI's bank subsidiary is also a party to deferred compensation agreements with Messrs. Schugart and Watkins and three other employees. If any of these employees terminates his or her employment at any time after the completion of the merger, we will be obligated under these agreements to make cash payments to each of these employees in the approximate amounts as follows: Mr. Schugart--$532,000; Mr. Watkins--$303,000; and other employees in an aggregate amount of $336,000. We currently expect that LBI will accrue the approximately $935,000 not already charged against LBI operations upon completion of the merger. The timing of when we will need to make these additional payments will depend upon how long these employees choose to remain employed by us after the completion of the merger. We do not expect to pay Mr. Schugart the payment due to him until his normal retirement age, three years after the closing of the merger, which will be at the end of the term of his employment agreement that he will enter into with us.

          LBI DIRECTOR DEFERRED COMPENSATION AGREEMENTS AND SEVERANCE PLAN. LBI's bank subsidiary has entered into deferred compensation agreements with all of its directors, except for Mr. Lewis. The total cost of these payments has previously been funded by LBI's directors through the deferral of their directors' fees. We have agreed to assume all of the obligations of LBI's bank subsidiary under these agreements. Of this total payment, we estimate that Mr. Schugart will receive approximately $51,000 upon his retirement.

          LBI's bank subsidiary has also adopted a director change in control severance pay plan. This plan requires the bank to pay to any director whose service is terminated within one year of a change in control of the bank an amount of cash equal to one year of directors' fees. Although the merger of the bank subsidiaries of LBI and MNB will constitute a change in control of LBI's bank subsidiary, all of the directors of LBI's bank subsidiary will continue to serve as directors of the combined bank and we do not expect to have any additional liability under this plan to the directors of LBI's bank subsidiary.

          LBI GENERAL EMPLOYEE SEVERANCE PLANS. LBI and its subsidiary bank have adopted general employee plans that provide for payments to be made to all employees as a result of the contemplated mergers. As of the business day immediately prior to the closing of the merger, LBI's bank subsidiary is obligated to make payments equal to two weeks' salary to each of its employees who is not covered by an employment agreement. We expect the total cost of these payments, which will be accrued by LBI upon completion of the merger, to be approximately $54,000.

          LBI's change in control severance plan provides for the payment to any employee who is terminated within 18 months of the closing of the merger of an amount equal to two weeks' salary for every year or partial year of employment, with a minimum of four weeks and a maximum of 26 weeks. We have not yet made any final decisions with respect to our employee needs after the completion of the merger so we do not know how much we might need to pay under this change of control severance plan.

          MNB AND LBI GENERAL RETIREMENT PLANS. We have agreed in the merger agreement to honor all the general employee retirement plans of MNB, LBI and its bank subsidiaries. We have further agreed that in all of the employee benefit plans we implement after the merger we will consider prior service with MNB or LBI equally for all purposes, including eligibility, vesting and benefits accruals.

          STOCK OPTIONS. Each of us has granted stock options to our directors, executive officers and other employees under stock option plans. As a result of the merger, which will constitute a "change of control" under these stock option plans, all outstanding, non-vested stock options of both MNB and LBI will accelerate and will become exercisable immediately following completion of the merger. All outstanding options that are not exercised prior to the merger will be converted into options to purchase shares of Landmark common stock, as described on page [___].

          INDEMNIFICATION FOR DIRECTORS AND OFFICERS. We have agreed to indemnify the present and former directors, officers, employees and agents of our respective companies and their subsidiaries for a period of six years after the completion of the merger against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger. We may provide this coverage through an insurance policy or through a separate agreement by us to indemnify them.

          We have also agreed to cooperate to obtain after the completion of the merger directors' and officers' liability insurance coverage for the officers and directors of Landmark, to the extent this is economically practicable. We will try to obtain coverage at the same level as the most protective coverage that either MNB or LBI currently provides to its officers and directors.

ACCOUNTING TREATMENT


          The merger will be accounted for using the purchase method of accounting under generally accepted accounting principles as applied in the United States. Based on the MNB and LBI exchange ratios contained in the merger agreement, after the merger and on a fully diluted basis, former LBI stockholders would own approximately 60%, and former MNB stockholders would own approximately 40%, of the outstanding shares of Landmark common stock. Based on these projected ownership percentages, LBI is the accounting acquiror for financial reporting purposes. Under this method of accounting, we will record the assets and liabilities of MNB at their fair market values. Any difference between the purchase price and the fair value of the tangible and identifiable intangible assets and liabilities is recorded as goodwill, which will be amortized for financial accounting purposes.


EXPENSES AND TERMINATION FEES

          Subject to the special circumstances described below, we will each pay our own expenses in connection with the merger, including filing, registration and application fees, printing fees and fees and expenses of our own financial or other consultants, investment bankers, accountants and counsel, except that each of us will bear and pay one-half of the printing costs incurred in connection with the registration statement and this joint proxy statement-prospectus. The same agreement with respect to the payment of expenses will be in effect if we mutually agree to terminate the merger agreement or if either of us terminates the merger agreement because the merger has not been completed by March 1, 2002.

          If, however, the merger agreement is terminated under the special circumstances described below, either of us will be obligated to pay all or part of the other's fees and expenses in connection with the merger and also perhaps a special termination fee depending upon the reason for the termination of the merger agreement and subsequent occurrences.

          Each of us is obligated to pay the other's fees and expenses in connection with the merger up to a maximum of $350,000 if our financial advisor withdraws its fairness opinion prior to the completion of the merger or our respective stockholders fail to approve the merger. Each of us has the same obligation to pay the other's fees and expenses, and the obligation to pay the other an additional termination fee of $500,000 if the merger agreement is terminated because one of us breached any of our respective covenants contained in the merger agreement. In addition, if within one year after the termination of the merger agreement, the breaching company or the company with the fairness opinion that was withdrawn or the stockholders that failed to approve the merger enters into another agreement to be acquired by an outside third party or group, then the breaching company or the company with the fairness opinion that was withdrawn or the stockholders that failed to approve the merger must pay an additional one-time special termination fee to the other of $1,000,000.

          Subject to prior notice to the other party, either of us may terminate the merger agreement because we have received an offer from an unrelated third party that our board of directors has concluded is more favorable to our stockholders. In this case, if within one year after the termination of the merger agreement the company who received the more favorable offer signs an agreement to be acquired by someone other than its current merger partner, then the terminating company will not be required to pay any of the fees listed above, but instead must pay the other party a one-time special termination fee of $1,000,000.

RESALES OF LANDMARK COMMON STOCK

          Landmark common stock to be issued to our stockholders in the merger will be registered under the Securities Act of 1933, as amended. All shares of Landmark common stock received by our stockholders in the merger will be freely transferable after the merger by our stockholders who are not considered to be "affiliates" of either of us. "Affiliates" generally are defined as persons or entities who control, are controlled by or are under common control with either of us at the time of our respective special meetings (generally, executive officers, directors and 10% or greater stockholders).

          Rule 145 promulgated under the Securities Act restricts the sale of Landmark common stock received in the merger by affiliates of MNB or LBI and certain of their family members and related entities. Under the rule, during the first calendar year after the merger becomes effective, affiliates of LBI or MNB may publicly resell the Landmark common stock they receive in the merger but only within certain limitations as to the amount of Landmark common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of MNB or LBI who are not affiliates of Landmark may resell their shares without restriction. Landmark must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended, in order for affiliates to resell, under Rule 145, shares of Landmark common stock received in the merger. Affiliates would also be permitted to resell Landmark common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption from the registration requirements. This joint proxy statement-prospectus does not cover any resales of Landmark common stock received by persons who may be deemed to be affiliates of MNB or LBI.




                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

          In the merger, our stockholders will exchange their shares of MNB and LBI stock for shares of Landmark. MNB is a Delaware corporation governed by Delaware law and its certificate of incorporation and bylaws, while LBI is a Kansas corporation governed by Kansas law and its articles of incorporation and bylaws. Landmark is a Delaware corporation governed by Delaware law and Landmark's certificate of incorporation and bylaws. Immediately prior to the completion of the merger, Landmark's current certificate of incorporation will be amended and restated in the form attached as an exhibit to the merger agreement. The discussion below of the provisions of Landmark's certificate of incorporation refers in each case, except as expressly noted, to Landmark's amended and restated certificate of incorporation.


          There are significant differences between the rights of the stockholders of MNB and LBI, and the rights of Landmark stockholders. The following is a summary of the existing rights of MNB's and LBI's stockholders, the proposed rights of Landmark's stockholders and each of the principal differences between existing and proposed rights.


ANTI-TAKEOVER PROVISIONS

          GENERALLY. Landmark's certificate of incorporation and bylaws contain certain provisions designed to assist the Landmark board of directors in playing a role if any group or person attempts to acquire control of Landmark so that the Landmark board of directors can further protect the interests of Landmark and its stockholders under the circumstances. These provisions may help the Landmark board of directors determine that a sale of control is in the best interests of Landmark's stockholders or enhance the Landmark board of directors' ability to maximize the value to be received by the stockholders upon a sale of control of Landmark.

          Although Landmark's management believes that these provisions are beneficial to Landmark's stockholders, they may also tend to discourage some takeover bids. As a result, Landmark's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Landmark may be able to avoid those expenditures of time and money.

          These provisions may also discourage open market purchases by a company that may desire to acquire Landmark. Those purchases may increase the market price of Landmark common stock temporarily, and enable stockholders to sell their shares at a price higher than they might otherwise obtain. In addition, these provisions may decrease the market price of Landmark common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions may also make it more difficult and time consuming for a potential acquiror to obtain control of Landmark through replacing the board of directors and management. Furthermore, the provisions may make it more difficult for Landmark's stockholders to replace the board of directors or management, even if a majority of the stockholders believe that replacing the board of directors or management is in the best interests of Landmark. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.


          Each of Landmark's, MNB's and LBI's certificate of incorporation and bylaws contain anti-takeover provisions that are described below. These provisions may discourage or prevent tender or exchange offers by a corporation or group that intends to use the acquisition of a substantial number of shares of the respective company to initiate a takeover culminating in a merger or other business combination. These provisions may also have the effect of making the removal of management more difficult.


          The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and the General Corporation Code of Kansas as well as the respective certificates or articles of incorporation and bylaws of MNB, LBI and Landmark.

MATTERS WITH SIGNIFICANT DIFFERENCES

          AUTHORIZED CAPITAL STOCK

          LANDMARK. Landmark is currently authorized to issue 3,000 shares of common stock, par value of $0.01 per share, of which 1,000 shares were issued and outstanding as of the date of this document. Pursuant to the merger agreement, Landmark will amend and restate its certificate of incorporation prior to the closing of the merger. Landmark will increase the number of shares of its authorized common stock to 3 million shares, and authorize 200,000 shares of a class of preferred stock, par value $0.01 per share. The Landmark board of directors may authorize the issuance of additional shares of common stock without further action by its stockholders, unless applicable laws or regulations or a stock exchange on which Landmark's capital stock is listed requires stockholder action.

          After the filing of its amended and restated certificate of incorporation, Landmark will be able to issue, without a stockholder vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend and liquidation rights as it specifies in its articles. The Landmark board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series will be convertible into or exchangeable for shares of any other class or series of Landmark capital stock, the voting powers if any of such series, and any other preferences, privileges and powers of such series.

          In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of Landmark, holders of preferred stock will have priority over holders of common stock.

          The authority to issue additional shares of common stock or preferred stock provides Landmark with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of common stock and preferred stock may be issued from time to time for any corporate purpose, including, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Landmark. The sale of a substantial number of shares of voting stock to persons who have an understanding with Landmark concerning the voting of such shares or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Landmark.

          Landmark will adopt prior to the completion of the merger a stockholder rights plan in the same form as that described below for MNB.

          MNB. MNB is authorized to issue up to 3,000,000 shares of common stock, par value of $0.01 per share, of which 1,563,905 shares were issued and outstanding as of March 31, 2001, and 200,000 shares of preferred stock, par value of $0.01 per share, of which no shares were issued or outstanding as of March 31, 2001.

          MNB's board of directors has substantially the same powers with respect to the issuance of common stock and preferred stock as does Landmark's board of directors described above.

          MNB has a stockholder rights plan ("Rights Plan") and under this Rights Plan distributed a dividend of one preferred share purchase right for each outstanding share of common stock. Each right entitles the holder to purchase from MNB one one-thousandth of a share of MNB's Series A Junior Participating Preferred Stock, par value $0.01 per share, at a price of $30.00 per one one-thousandth of a share of preferred stock, subject to adjustment ("Preferred Share Right"). Under the Rights Plan, one Preferred Share Right was automatically distributed for each share of MNB common stock. The Preferred Share Rights may deter coercive takeover tactics and encourage persons interested in potentially acquiring control of MNB to treat each stockholder on a fair and equal basis. Each Preferred Share Right trades on the same basis with the share of MNB common stock to which it relates until the occurrence of certain events. Upon a potential change in control of MNB, the Preferred Share Rights would separate from MNB common stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase equity securities of Landmark at prices below their market value. MNB has authorized 3,000 shares of Series A preferred stock for issuance under the Preferred Share Rights Plan. No shares have been issued as of the date of this joint proxy statement-prospectus. Until a Preferred Share Right is exercised, the holder has no rights as a stockholder of MNB. MNB has amended the Rights Plan to provide that the merger agreement and the merger with LBI and Landmark will not make the Preferred Share Rights exercisable. MNB will also terminate the Rights Plan concurrently with the completion of the merger. LBI does not have any share purchase rights plan.

          LBI. LBI is authorized to issue up to 10,000,000 shares of common stock, $0.10 par value per share, of which 1,092,438 shares were outstanding as of March 31, 2001, and 5,000,000 shares of preferred stock, no par value per share, of which no shares were issued or outstanding as of March 31, 2001.

          LBI's board of directors has substantially the same powers with respect to the issuance of common stock and preferred stock as does Landmark's board of directors described above.

          AMENDMENT OF CERTIFICATE AND BYLAWS

          LANDMARK. Landmark may amend its certificate in any manner permitted by Delaware law. The Delaware General Corporation Law provides that a corporation's certificate may be amended by a majority of the issued and outstanding shares of a corporation's voting stock, unless the certificate establishes a higher voting requirement. Landmark's certificate provides that any repeal or amendment of provisions dealing with:

          o the procedure for amending the bylaws and the certificate of incorporation;

          o         indemnification of directors and officers;

          o the limitation of the liability of directors under some circumstances;

          o the number, classification, term, election, replacement and removal of directors;

          o additional voting requirements that are applicable to certain corporate actions;

          o         procedure for informal stockholder action;

          o         how special stockholders' meetings are called;

          o restricting certain business transactions, including transactions between Landmark and an "interested party" (in general, the holder of 15% or more of Landmark's voting stock); and

          o         stockholders nominations of directors and other proposals;

must be approved by holders of not less than two-thirds of Landmark's outstanding voting stock. Any other amendment to the certificate must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock, unless the proposed amendment has been approved by at least two-thirds of the then authorized number of Landmark's directors, in which case the amendment will be subject only to approval of holders of a majority of Landmark's outstanding voting stock.

          Landmark's board of directors may adopt, amend or repeal Landmark's bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by the affirmative vote of the holders of at least two-thirds of Landmark's outstanding voting stock.

          MNB. MNB's certificate of incorporation may be amended by a majority vote of its stockholders, except that the certificate provides that any repeal or amendment of provisions dealing with:

          o the number, classification, term, election, replacement, removal and nomination of directors;

          o restricting certain business transactions, including transactions between MNB and an "interested party" (in general, the holder of 15% or more of MNB's voting stock);

          o         how special stockholders' meetings are called;

          o the procedure for amending the certificate of incorporation and the bylaws

          o stockholder nominations of directors and other stockholder proposals;

          o         procedure for informal stockholder action; and

          o the limitation of the liability of directors under some circumstances;

must be approved by holders of not less than two-thirds of MNB's outstanding voting stock.

          MNB's board of directors may adopt, amend or repeal MNB's bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by the affirmative vote of the holders of at least two-thirds of MNB's outstanding voting stock.

          LBI. LBI may amend its articles of incorporation in any manner permitted by Kansas law. The General Corporation Code of Kansas provides that amendments to a corporation's articles must be approved by holders of a majority of the issued and outstanding shares of a corporation's voting stock. LBI's articles of incorporation may not be amended unless such resolution is first approved by a majority of the directors and then approved by a majority vote of its stockholders, except that the articles provide that any repeal or amendment of provisions dealing with:

          o the number, classification, term, election, replacement, removal and nomination of directors;

          o the pre-emptive right to subscribe for any new equity securities issued by LBI;

          o the limitation of the liability of directors under some circumstances;

          o         indemnification rights of directors and officers;

          o the calling and conduct of annual and special stockholders' meetings;

          o procedure for informal stockholder action and dealing with stockholder proposals;

          o limiting the voting rights of holders of more than 10% of LBI's outstanding voting stock; and

          o restricting certain business transactions between LBI and a "principal stockholder" (in general, the holder of 10% or more of LBI's voting stock); and

          o the procedure for amending the articles of incorporation and the bylaws,

must be approved by holders of not less than 80% of LBI's outstanding voting stock.

          LBI's board of directors may adopt, amend or repeal LBI's bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of LBI's stockholders, except that the articles provide that any repeal or amendment of provisions dealing with:

          o         organization and conduct of stockholder meetings;

          o the number, classification, replacement and removal of directors;

          o         the declaration and payment of dividends;

          o the limitation of the liability of directors under some circumstances;

          o restricting certain business transactions between LBI and a principal stockholder; and

          o         amendments of the bylaws,

must be approved by holders of not less than 80% of LBI's outstanding voting stock.

          BUSINESS COMBINATIONS

          LANDMARK. Subject to contrary provisions in a corporation's certificate, the Delaware General Corporation Law provides that a corporation may engage in any merger, consolidation or a sale or lease of all or substantially all of its assets if such transaction is approved by the corporation's board of directors and ratified by the vote of holders of a majority of the corporation's issued and outstanding shares of voting stock. Subject to different approvals for certain transactions described below, Landmark's certificate provides that these transactions must be approved by the affirmative vote of the holders of at least two-thirds of its outstanding voting stock unless the transaction has been approved by at least two-thirds of the then authorized number of Landmark's directors, in which case the transaction must be approved only by holders of a majority of Landmark's outstanding voting stock.

          MNB. Subject to different approvals for certain transactions described below, MNB's certificate provides that provides that any merger, consolidation or a sale or lease of all or substantially all of its assets must be approved by the affirmative vote of the holders of at least two-thirds of its outstanding voting stock unless the transaction has been approved by at least two-thirds of MNB's directors, in which case the transaction must be approved only by holders of a majority of MNB's outstanding voting stock.

          LBI. Except for transactions with any of its principal stockholders (described below), LBI's articles of incorporation do not place any special requirements on the approval of the type of corporate transactions described above for Landmark and MNB. These transactions must be approved by a majority vote of LBI's directors and by its stockholders.

          BUSINESS COMBINATIONS WITH INTERESTED PARTIES

          The certificate of incorporation of Landmark and MNB, and LBI's articles of incorporation, contain similar provisions that require special approvals for certain extraordinary transactions with an "interested party." Landmark and MNB define an interested party as a person or company, combined with its respective affiliates, that beneficially owns 15% or more of the outstanding shares of the company's voting stock. LBI generally uses the same definition except that 10% is the ownership threshold.

          With exceptions, Landmark and MNB require that these types of transactions be approved by holders (not including the interested party) of not less than two-thirds of its outstanding voting stock. LBI requires approval by the affirmative vote of not less than 80% of all of its outstanding voting stock, including the stock held by the interested party. In general, this special voting requirement applies to any merger or consolidation of the company with any interested party, any transaction which has the effect of increasing the proportionate interest of any interested party in the company's equity securities or any liquidation or dissolution of the company proposed by or on behalf of an interested party.

          Landmark's special voting requirements described above will not apply to any business transaction if the transaction has been approved by Landmark's board of directors prior to the interested party's acquisition of beneficial ownership of 15% or more of Landmark's common stock. These special voting requirements will not apply to any business transaction involving Landmark, MNB or LBI if after a person becomes an interested party the transaction is approved by 66 2/3% of those members of the company's board of directors who have no interest in the business transaction; or certain fair price and procedural requirements are met.

          The provisions in Landmark's certificate dealing with interested parties may not be amended without the approval of holders of not less than 80% of Landmark's voting stock, unless it has been first approved by 75% of Landmark's directors, in which case they may be amended by a majority vote of Landmark's stockholders. These provisions in the certificate or articles of MNB and LBI can only be amended by the affirmative vote of holders of not less than two-thirds and 80%, respectively, of the company's outstanding voting stock.

          DISSENTERS' RIGHTS OF APPRAISAL

          LANDMARK. Under the Delaware General Corporation Law, a stockholder is generally entitled to dissent from a corporate action and obtain payment of the fair value of his or her shares in certain events. These events generally include:

          o mergers, share exchanges and sales or leases of substantially all of the corporation's assets if the stockholder is entitled to vote on the transaction; and

          o certain types of amendments of the corporation's certificate that materially and adversely affect a stockholder's rights.

In the future, however, our stockholders may not have the right to dissent in connection with some of these transactions because Delaware law limits these rights in cases where the shares of stock held by prospective dissenters are quoted on the Nasdaq National Market System. We expect that our shares of common stock will be quoted on the Nasdaq National Market System and that our stockholders' future rights to dissent will not be available in all cases.

          MNB. The stockholders of MNB generally have the right to dissent described above as any other stockholder of a Delaware corporation. Because MNB common stock is not designated as a Nasdaq National Market System security, the rights of MNB's stockholders to dissent are not limited in the same manner as they are expected to be for Landmark stockholders after the completion of the merger.

          LBI. The stockholders of LBI generally have the same rights to dissent, and under the same circumstances, as the stockholders of Landmark. LBI stockholders' right to dissent is limited in many cases because shares of LBI common stock are designated as a Nasdaq National Market System security.

MATTERS WITH NO SIGNIFICANT DIFFERENCES

          DIRECTOR REMOVAL

          LANDMARK. Landmark's certificate provides that a director may be removed by a majority vote of the stockholders only for "cause" and only at an annual or special meeting of stockholders called for that purpose. Cause is defined in the certificate as the conviction of a director by a court of a felony, or a court judgment that a director is liable for gross negligence or willful misconduct in the performance of his or her duty to the corporation, provided that this judgment is no longer appealable. The purpose of this provision is to prevent a majority stockholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that stockholder.

          This provision may have the effect of impeding efforts to gain control of the board of directors by anyone who obtains a controlling interest in Landmark's common stock.

          MNB. MNB's certificate contains substantially the same provisions as Landmark's certificate with respect to the removal of directors.

          LBI. LBI's articles contains substantially the same removal provisions as Landmark's certificate, except that cause for removal is also defined to include a determination by a court that a director is of unsound mind and also the conviction of any offense (whether or not a felony) that is punishable by a prison term of more than one year.

          LIMITATIONS ON DIRECTOR LIABILITY

          LANDMARK. Landmark's certificate provides that a director will not be personally liable to Landmark or its stockholders for monetary damages resulting from the director's breach of his or her duty of care to the fullest extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law permits a corporation to limit a director's personal liability to this extent, except:

          o for any breach of a director's duty of loyalty to Landmark or its stockholders;

          o for actions, or the failure to take actions, not in good faith or which involve intentional misconduct or a knowing violation of law;

          o for liability of directors for the unlawful payment of dividends or unlawful stock repurchases; or

          o for any transactions from which the director derived any improper personal benefit.

          MNB AND LBI. Each of our certificate or articles of incorporation provide substantially the same limitation on the personal liability of its directors as does Landmark's certificate.

          INDEMNIFICATION

          LANDMARK. Under Delaware law, directors, officers, employees and agents of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement under certain circumstances. In certain types of actions, suits or proceedings, whether they are civil, criminal, administrative or investigative (other than an action by, or in the right of the corporation, I.E., a "derivative action"), such individuals may be indemnified against individual liability if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) resulting from the defense or settlement of such actions. In the case of derivative actions, Delaware law requires court approval before there can be any indemnification when the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits or otherwise of any claim or defense, indemnification is required for expenses (including attorneys' fees) actually and reasonably incurred.

          Expenses incurred by a director, officer, employee or agent of a corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount of any advance if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized by Delaware law.

          Landmark's certificate and bylaws provide for the indemnification of its directors and officers, and of any person serving at the request of Landmark as a director, officer or partner of another enterprise, to the fullest extent permitted by Delaware law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Landmark under the provisions described above, Landmark has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

          MNB AND LBI. We are subject to the provisions of Delaware and Kansas law, respectively, with respect to indemnification. Delaware and Kansas law are substantially the same in this area, and our respective certificates contain substantially the same provisions governing indemnification as does Landmark's certificate.

          SPECIAL MEETINGS OF STOCKHOLDERS

          LANDMARK. Special meetings of Landmark's stockholders may be called at any time for any purpose or purposes permitted by law and Landmark's certificate by a majority of the board of directors.

          MNB. MNB's certificate contains substantially the same provisions as Landmark's certificate with respect to the calling of special meetings of stockholders.

          LBI. A special meeting of LBI's stockholders may only be called by LBI's Chairman of the Board or President or by a majority of the entire LBI board of directors.

          STOCKHOLDER NOMINATIONS AND PROPOSALS

          LANDMARK. Landmark's certificate provides that notice of any stockholder proposal and nominations that are to be presented at any annual meeting of stockholders must be sent so it is received by Landmark not less than 30 days in advance of the anniversary date of the previous year's annual meeting or such other period as established in the bylaws. The bylaws provide that any stockholder nomination of a director must be sent so that it is received by Landmark not less than 60 days nor more than 90 days in advance of the first anniversary date of the previous year's annual meeting.

          MNB. MNB's certificate contains substantially the same provisions as Landmark's certificate with respect to stockholder nominations and proposals.

          LBI. LBI's articles contain provisions with respect to stockholder nominations and proposals that are not materially different than those of Landmark and MNB, except that LBI's articles require that notice of any stockholder proposal must be sent so it is received by LBI not less than 60 days in advance of the anniversary date of the previous year's annual meeting.




          DIVIDENDS

          LANDMARK. Our future ability to pay dividends on our common stock is governed by Delaware corporate law. Under Delaware corporate law, unless there are restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding years. Dividends may not be declared, however, if the corporation's capital is less than the amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

          There are various statutory limitations that will limit the ability of Landmark's bank subsidiaries to pay dividends to Landmark. See "Certain Regulatory Considerations -- Payment of Dividends."

          MNB AND LBI. Our ability to pay dividends on our common stock is governed by Delaware and Kansas corporate law, respectively. MNB's ability to pay dividends is subject to the same limitations as those that apply to LBI. Under Kansas corporate law, LBI may declare and pay dividends either out of its surplus, or if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

          Substantially all of the funds available for the payment by MNB or LBI of dividends come from the operations of their respective bank subsidiaries. There are various statutory limitations on the ability of these bank subsidiaries to pay dividends to MNB and LBI. See "Certain Regulatory Considerations -- Payment of Dividends."

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

          MNB common stock is quoted on the Nasdaq Small Cap Market under the symbol "MNB." LBI common stock is quoted on the Nasdaq National Market System under the symbol "LARK."

          The following table sets forth, for the indicated periods, the high and low closing sale prices for the MNB common stock and LBI common stock as quoted on the Nasdaq Small Cap Market and the Nasdaq National Market System, respectively, and the cash dividends declared per share on MNB common stock and LBI common stock for the indicated periods. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                 MNB                                          LBI
                               -----------------------------------------    -----------------------------------------
                                                               CASH                                         CASH
                                       PRICE RANGE          DIVIDENDS               PRICE RANGE           DIVIDENDS
                               --------------------------  ------------     --------------------------    ---------

                                                             DECLARED                                      DECLARED
                                   HIGH          LOW        PER SHARE           HIGH          LOW         PER SHARE
                               -----------    -----------  ------------     ------------   -----------    ---------

1999 (for quarter ended)

   March 31                    $      12.50  $      11.00  $     0.0567     $       24.00 $      20.13  $     0.15

   June 30                            12.38          8.75        0.0567             21.00        17.75        0.15

   September 30                       10.50          9.06        0.0595             19.00        15.00        0.15

   December 31                         9.50          8.25        0.0595             21.50        15.25        0.15
                                                           -------------                                -------------

         Total                                             $     0.2324                                 $     0.60
                                                           =============                                =============

                                                 MNB                                          LBI
                               -----------------------------------------    -----------------------------------------
                                                               CASH                                         CASH
                                       PRICE RANGE          DIVIDENDS               PRICE RANGE           DIVIDENDS
                               --------------------------  ------------     --------------------------    ---------

                                                             DECLARED                                      DECLARED
                                   HIGH          LOW        PER SHARE           HIGH          LOW         PER SHARE
                               -----------    -----------  ------------     ------------   -----------    ---------

2000 (for quarter ended)

   March 31                    $       8.63  $       7.75  $     0.0595     $       20.00 $      13.25  $     0.15

   June 30                             8.25          7.63        0.0595             18.00        14.00        0.15

   September 30                        9.00          7.56        0.0625             19.50        15.25        0.15

   December 31                         9.75          7.88        0.0625             19.25        17.50        0.15
                                                           -------------                                -------------

         Total                                             $     0.2440                                 $     0.60
                                                           =============                                =============
2001 (for quarter ended)

   March 31                    $      10.50  $       9.25  $     0.0625     $       18.50 $      15.88       $0.15

   Through May 31                     10.20          8.70        0.0625             18.10        16.56        0.15
                                                           -------------                                -------------

         Total                                             $     0.1250                                 $     0.30
                                                           =============                                =============

          On [_________], 2001, the last sales prices of MNB and LBI common stock as reported on the Nasdaq Small Cap Market and the Nasdaq National Market System, respectively, were $[___] and $[____], respectively. The last sales prices of MNB and LBI common stock as reported on the Nasdaq Small Cap Market and the Nasdaq National Market System, respectively, prior to the public announcement of the merger were $9.95 and $17.30, respectively.

          The holders of Landmark common stock will be entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Although Landmark currently intends to continue to pay quarterly cash dividends on its common stock, there can be no assurance what Landmark's dividend policy will be after completion of the merger. The declaration and payment of dividends by Landmark will depend upon business conditions, operating results, capital and reserve requirements and the Landmark board of directors' consideration of other relevant factors.

          Upon completion of the merger, Landmark will be a legal entity separate and distinct from its subsidiaries and its revenues will depend in significant part on the payment of dividends and management fees from its subsidiary bank. Landmark's bank subsidiary will be subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations -- Payment of Dividends."

                                 BUSINESS OF MNB

          MNB is a bank holding company incorporated under the laws of the State of Delaware and is engaged in the banking business through its wholly-owned subsidiary, Security National Bank. The home office for the bank is Manhattan, Kansas, with additional branch locations in Auburn, Manhattan, Osage City, Topeka and Wamego, Kansas. On January 6, 2000, we opened an in-store supermarket branch in Manhattan. We also completed the purchase of the Wamego and Osage City branches of Commercial Federal Bank on July 21, 2000, that had total deposits of $14.5 million and total loans of $1 million.

          As of March 31, 2001, MNB had total consolidated assets of approximately $155.5 million, total consolidated loans of approximately $97.1 million, total consolidated deposits of approximately $132.1 million and total consolidated stockholders' equity of approximately $15.4 million.

          The principal executive offices of MNB are located at 800 Poyntz Avenue, Manhattan, Kansas 66502, and its telephone number at such address is
(785) 565-2000. Additional information with respect to MNB and its subsidiary is included elsewhere in this joint proxy statement-prospectus and in documents incorporated by reference in this joint proxy statement-prospectus. See "Where You Can Find More Information."

          Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to MNB is incorporated by reference or set forth in MNB's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference. Stockholders who wish to receive copies of such documents may contact MNB at its address or telephone number indicated under "Where You Can Find More Information."

LENDING ACTIVITIES

          GENERAL. MNB strives to provide each market area it serves a full range of financial products and services to small and medium sized businesses and to consumers. MNB targets owner-operated businesses and utilizes Small Business Administration and Farm Services Administration lending as a part of its product mix. Each market has an established loan committee which has authority to approve credits, within established guidelines. Concentrations in excess of those guidelines must be approved by either a corporate loan committee comprised of MNB's Chief Executive Officer and the Credit Risk Manager and the local branch manager or a directors' loan committee comprised of members of the bank's board of directors. When lending to an entity, MNB generally obtains a guaranty from the principals of the entity. The loan mix is subject to the discretion of the bank's board of directors and the demands of the local marketplace.


          Residential loans are priced and originated following underwriting standards that are consistent with guidelines established by the major buyers in the secondary market. Commercial and consumer loans generally are issued at or above the national prime rate. MNB has no potential negative amortization loans. The following is a brief description of each major category of MNB's lending activity.

          REAL ESTATE LENDING. Commercial, residential, construction and multi-family real estate loans represent the largest class of loans of MNB. At March 31, 2001, real estate loans totaled $62.8 million, or 63.7% of all loans. One to four family residential loans at March 31, 2001 represented approximately 28.6% of total loans, followed by commercial and multi-family real estate at 29.2%, and construction at 5.9%. Generally, residential loans retained in portfolio are variable rate with adjustment periods of five years or less and amortization periods of over either 15 or 30 years. Commercial real estate loans, including agricultural real estate, generally have amortization periods of over 15 or 20 years. MNB has a security interest in the real estate. MNB also generates long term fixed rate residential real estate loans which are sold in the secondary market. Commercial real estate, construction and multi-family loans are generally limited, by policy, to 80% of the appraised value of the property. Commercial real estate, including agricultural real estate loans, also are supported by an analysis demonstrating the borrower's ability to repay. Residential loans that exceed 80% of the appraised value of the real estate generally are required, by policy, to be supported by private mortgage insurance, although on occasion MNB will retain non-conforming residential loans to known customers at premium pricing.

          COMMERCIAL LENDING. Loans in this category include loans to service, retail, wholesale and light manufacturing businesses, including agricultural operations. Commercial loans are made based on the financial strength and repayment ability of the borrower, as well as the collateral securing the loans. At March 31, 2001, commercial loans represented the second largest class of loans at $25.6 million, or 26.0% of total loans. MNB targets owner-operated businesses as its customers and makes lending decisions based upon a cash flow analysis of the borrower as well as a collateral analysis. Accounts receivable loans and loans for inventory purchases are generally on a one-year renewable term and loans for equipment generally have a term of seven years or less. MNB generally takes a blanket security interest in all assets of the borrower. Equipment loans are generally limited to 75% of the cost or appraised value of the equipment. Inventory loans are generally limited to 50% of the value of the inventory, and accounts receivable loans are generally limited to 75% of a predetermined eligible base. MNB provides short-term credit for operating loans and intermediate term loans for farm product, livestock and machinery purchases and other agricultural improvements. Farm product loans have generally a one-year term and machinery and equipment and breeding livestock loans generally have five to seven year terms. Extension of credit is based upon the borrower's ability to repay, as well as the existence of federal guarantees and crop insurance coverage. These loans are generally secured by a blanket lien on livestock, equipment, feed, hay, grain and growing crops. Equipment and breeding livestock loans are generally limited to 75% of appraised value.

          CONSUMER AND OTHER LENDING. Loans classified as consumer and other loans include automobile, boat, student loans, home improvement and home equity loans, the latter two secured principally through second mortgages. MNB generally takes a purchase money security interest in collateral for which it provides the original financing. The terms of the loans typically range from one to five years, depending upon the use of the proceeds, and generally range from 75% to 90% of the value of the collateral. The majority of these loans are installment loans with fixed interest rates. At March 31, 2001, consumer and other loans amounted to $10.2 million, or 10.3%, of total loans. MNB purchased a student loan portfolio in 1994, $1.4 million at March 31, 2001, with variable rate interest terms and has agreed to sell the student loan portfolio in late July 2001. MNB does not expect a gain or loss relating to this student loan sale.

LOAN ORIGINATION AND PROCESSING

          Loan originations are derived from a number of sources. Residential loan originations result from real estate broker referrals, mortgage loan brokers, direct solicitation by the bank's loan officers, present savers and borrowers, builders, attorneys, walk in customers and, in some instances, other lenders. Residential loan applications, whether originated through the bank or through mortgage brokers, are underwritten and closed based on the same standards, which generally meet secondary market guidelines. Consumer and commercial real estate loan originations emanate from many of the same sources. The average loan is less than $500,000.

          The loan underwriting procedures followed by the bank conform to regulatory specifications and are designed to assess both the borrower's ability to make principal and interest payments and the value of any assets or property serving as collateral for the loan. Generally, as part of the process, a loan officer meets with each applicant to obtain the appropriate employment and financial information as well as any other required loan information. The bank then obtains reports with respect to the borrower's credit record, and orders and reviews an appraisal of any collateral for the loan (prepared for the Bank through an independent appraiser).

Loan applicants are notified promptly of the decision of the bank. Prior to closing any long-term loan, the borrower must provide proof of fire and casualty insurance on the property serving as collateral, and such insurance must be maintained during the full term of the loan. Title insurance is required on loans collateralized by real property.

                                 BUSINESS OF LBI

          LBI is a savings and loan holding company incorporated under the laws of the State of Kansas and is engaged in the banking business through its wholly-owned subsidiary, Landmark Federal Savings Bank. The home office for the bank is Dodge City, Kansas, with additional branch locations in Dodge City, Garden City, Great Bend, Hoisington, and La Crosse, Kansas, and a loan production office in Overland Park, Kansas.

          As of March 31, 2001, LBI had total consolidated assets of approximately $223.2 million, total consolidated loans of approximately $159.5 million, total consolidated deposits of approximately $151.8 million and total consolidated stockholders' equity of approximately $24.7 million.

          The principal executive offices of LBI are located at Central and Spruce Streets, P.O. Box 1437, Dodge City, Kansas, and its telephone number at such address is (620) 227-8111. Additional information with respect to LBI and its subsidiary is included elsewhere in this joint proxy statement-prospectus and in documents incorporated by reference in this joint proxy statement-prospectus. See "Where You Can Find More Information."

          Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to LBI is incorporated by reference or set forth in LBI's Annual Report on Form 10-K for the year ended September 30, 2000, incorporated herein by reference. Stockholders who wish to receive copies of such documents may contact LBI at its address or telephone number indicated under "Where You Can Find More Information."

                            REGULATORY CONSIDERATIONS

GENERAL

          MNB is a bank holding company registered with the Federal Reserve, and LBI is a savings and loan holding company registered with the Office of Thrift Supervision. As such, MNB and LBI are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the Home Owners' Loan Act, respectively and the regulations of the Federal Reserve and the Office of Thrift Supervision, respectively. Landmark has filed an application with the Federal Reserve for approval to become a bank holding company as a result of the merger. The following discussion summarizes the regulatory framework applicable to banks and thrifts and bank and thrift holding companies and provides certain specific information related to us and Landmark. All of the general information related to the regulation of bank holding companies that is applicable to MNB will be applicable to Landmark after the completion of the merger. A more complete discussion of this regulatory framework is included in each of our 2000 Form 10-Ks. See "Where You Can Find More Information."

          Bank holding companies are required to obtain the prior approval of the Federal Reserve before they may:

          o acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank;

          o         acquire all or substantially all of the assets of any bank;
                    or

          o         merge or consolidate with any other bank holding company.

          The Federal Reserve generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the Federal Reserve approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country or that would be in restraint of trade. But the Federal Reserve may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweighs the anticompetitive effects of the proposed transaction. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. Consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977.

          Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), Landmark (after completion of the merger) and any other bank holding company may now acquire a bank located in any state, subject to certain deposit-percentage limitations, aging requirements and other restrictions. The Interstate Banking Act also generally permits a bank to branch interstate through acquisitions of banks in other states. By adopting legislation prior to June 1, 1997, a state had the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Kansas did not opt out of this legislation.

          The Bank Holding Company Act will prohibit Landmark after the completion of the merger from:

          o engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries; and

          o acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

          In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits the Federal Reserve considers include greater convenience, increased competition or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has determined the following, among others, to be permissible activities of bank holding companies:

          o         factoring accounts receivable;

          o         acquiring or servicing loans;

          o         leasing personal property;

          o         conducting discount securities brokerage activities;

          o         performing certain data processing services;

          o acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions; and

          o         performing certain insurance underwriting activities.

          There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such activity.

          The banks now owned by us, and the combined bank that will be owned by Landmark after the completion of the merger, are members of the Federal Deposit Insurance Corporation. Their deposits are insured by the Federal Deposit Insurance Corporation to the extent provided by law. Each bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

          The Office of Thrift Supervision in the case of federal savings banks, and the Office of the Comptroller of the Currency in the case of national banks, supervise our bank subsidiaries. The regulatory agencies regularly examine the operations of such institutions and such examinations will continue after the completion of the merger of MNB and LBI and of their bank subsidiaries. These regulatory agencies have authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. Federal banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

RECENT REGULATORY DEVELOPMENTS

          On November 12, 1999, President Clinton signed legislation that allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is (i) financial in nature, (ii) incidental to any such financial activity or (iii) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve under section 4(c)(8) of the Bank Holding Company Act. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act.

          National banks are also authorized by the Gramm-Leach-Bliley Act to engage, through "financial subsidiaries," in any activity that is permissible for a financial holding company (as described above) and any activity that the Secretary of the Treasury, in consultation with the Federal Reserve, determines is financial in nature or incidental to any such financial activity, except (i) insurance or annuity underwriting, (ii) real estate development or real estate investment activities (unless otherwise permitted by law), (iii) insurance company portfolio investments and (iv) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized (after deducting from capital the bank's outstanding investments in financial subsidiaries).

          At this time, we are unable to predict the impact the Gramm-Leach-Bliley Act may have on Landmark and its combined bank subsidiary.

PAYMENT OF DIVIDENDS

          Landmark is, and will continue to be after completion of the merger, a legal entity separate and distinct from its banking subsidiary. Our principal sources of cash flow, and after completion of the merger, those of Landmark, including cash flow to pay dividends to our respective stockholders, is and will continue to be dividends from our subsidiary banks. There are statutory and regulatory provisions that currently limit the payment of dividends by our subsidiary banks to us, as well as by us to our respective stockholders. Many of these provisions will continue in the same manner to limit the payment of dividends to and by Landmark.

          As to the payment of dividends, MNB's bank subsidiary is (and Landmark's bank subsidiary will be after the completion of the proposed merger of our bank subsidiaries) subject to the regulations of the Office of the Comptroller of the Currency. LBI's bank subsidiary is subject to the regulations of the Office of Thrift Supervision.

          If the federal banking regulator determines that a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice. Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

          The payment of dividends by us and our bank subsidiaries currently, and the payment by Landmark and its bank subsidiary after completion of the merger, may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines and the bank subsidiaries' level of retained earnings.

CAPITAL ADEQUACY

          MNB and each of Security National Bank and Landmark Federal Savings Bank are required to comply, and after completion of the merger, Landmark and its bank subsidiary will be required to comply, with the capital adequacy standards established by the Federal Reserve in the case of MNB and Landmark, and the appropriate federal banking regulator in the case of each subsidiary bank. LBI, as a savings and loan holding company, is not subject to regulatory capital requirements. There are two basic measures of capital adequacy for bank holding companies and the banks that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

          The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

          The minimum required ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiary, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 2001, MNB's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (I.E., the ratio of Tier 1 Capital to risk-weighted assets) were 13.1% and 11.9%, respectively; and Landmark's consolidated Total Capital Ratio and its Tier 1 Capital Ratio on a pro forma basis were 19.6% and 18.4%, respectively.

          In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum required ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 4.0%. The Leverage Ratios of MNB at March 31, 2001, was 7.8%, and Landmark's Leverage Ratio on a pro forma basis at March 31, 2001, was 10.6%. The guidelines also provide that bank holding companies that experience internal growth or make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

          Each of our bank subsidiaries is currently, and after completion of their proposed merger, the combined bank will continue to be, subject to risk-based and leverage capital requirements adopted by its federal banking regulator. Those requirements are substantially the same as those adopted by the Federal Reserve for bank holding companies. In addition, the capital requirements applicable to these bank subsidiaries contemplate that the bank regulators may establish higher capital requirements for a particular institution based upon the institution's risk profile including exposure to interest rate risk. Each of our bank subsidiaries was in compliance with those minimum capital requirements as of March 31, 2001. No federal banking agency has advised either of us or any of our bank subsidiaries of any specific minimum capital ratio requirement applicable to it.

          A bank that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. Remedies could include the issuance of a capital directive, the termination of deposit insurance by the Federal Deposit Insurance Corporation and a prohibition on the taking of brokered deposits. As described below, substantial additional restrictions can be imposed upon Federal Deposit Insurance Corporation-insured depository institutions that fail to meet their capital requirements. See "- Prompt Corrective Action."

          The capital requirements described above are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profile of individual institutions. For example, the regulations of the Federal Reserve, the Office of Thrift Supervision and the Office of the Comptroller of the Currency include provisions which require banks to calculate their exposure to increases and decreases in market interest rates and require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY INSTITUTIONS

          Under Federal Reserve policy, MNB is expected to act as a source of financial strength for and commit its resources to support its subsidiary bank. This Federal Reserve policy will apply to Landmark and its combined subsidiary bank after completion of the merger. This support may be required at times when we or Landmark may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

          A depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled Federal Deposit Insurance Corporation-insured depository institution or any assistance provided by the Federal Deposit Insurance Corporation to any commonly controlled Federal Deposit Insurance Corporation-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The Federal Deposit Insurance Corporation's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Our bank subsidiaries are, and after completion of the merger, the bank subsidiary of Landmark will be, subject to these cross-guarantee provisions. As a result, any loss suffered by the Federal Deposit Insurance Corporation in respect of any of these banks would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against their respective banking affiliates and a potential loss of their respective parent holding company's investments in its other banks.

PROMPT CORRECTIVE ACTION

          The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take certain supervisory actions, and are authorized to take other discretionary actions. The severity of the actions will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act of 1991 requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified the relevant capital level for each category.

An institution is deemed to be WELL CAPITALIZED if it:

          o         has a Total Capital Ratio of 10.0% or greater;

          o         has a Tier 1 Capital Ratio of 6.0% or greater;

          o         has a Leverage Ratio of 5.0% or greater; and

          o is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by its federal banking agency.

An institution is considered to be ADEQUATELY CAPITALIZED if it has:

          o         a Total Capital Ratio of 8.0% or greater;

          o         a Tier 1 Capital Ratio of 4.0% or greater; and

          o a Leverage Ratio of 4.0% or greater (or, if the institution received a composite 1 rating under the regulator's CAMEL rating system, a Leverage Ratio of less than 3.0%).

A depository institution is considered to be UNDERCAPITALIZED if it has:

          o         a Total Capital Ratio of less than 8.0%;

          o         a Tier 1 Capital Ratio of less than 4.0%; or

          o a Leverage Ratio of less than 4.0% (or, if the institution received a composite 1 rating under the regulator's CAMEL rating system, a Leverage Ratio of 3.0% or greater).

A depository institution is considered to be SIGNIFICANTLY UNDERCAPITALIZED if it has:

          o         a Total Capital Ratio of less than 6.0%;

          o         a Tier 1 Capital Ratio of less than 3.0%; or

          o         a Leverage Ratio of less than 3.0%.

An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. "Tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets, with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

          An institution that is categorized as undercapitalized, significantly undercapitalized or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. In addition, a bank holding company must guarantee that a subsidiary bank will meet its capital restoration plan. This obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. Except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation, an undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business. In addition, its primary federal banking regulator is given authority with respect to any undercapitalized institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution if it determines "that those actions are necessary to carry out the purpose" of Federal Deposit Insurance Corporation Act of 1991.

          For any institution that is significantly undercapitalized or undercapitalized and either fails to submit an acceptable capital restoration plan or fails to implement an approved capital restoration plan, its primary federal banking regulator must require the institution to take one or more of the following actions, as the regulator determines will best address the institution's capital problems:

          o sell enough shares, including voting shares, to become adequately capitalized;

          o merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver;

          o         restrict certain transactions with its bank affiliates;

          o         restrict transactions with bank or non-bank affiliates;

          o restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region";

          o         restrict asset growth or reduce total assets;

          o         alter, reduce or terminate activities;

          o         hold a new election of directors;

          o dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

          o         employ "qualified" senior executive officers;

          o cease accepting deposits from correspondent depository institutions;

          o divest certain nondepository affiliates that pose a danger to the institution; or

          o         be divested by a parent holding company.

In addition, without the prior approval of its federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

DEPOSIT INSURANCE

          As Federal Deposit Insurance Corporation-insured institutions, our bank subsidiaries are required to pay deposit insurance premium assessments to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their respective levels of capital and results of supervisory evaluations. Institutions classified as well-capitalized (as defined by the Federal Deposit Insurance Corporation) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the Federal Deposit Insurance Corporation) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the Federal Deposit Insurance Corporation for each semi-annual assessment period. Annual insurance assessments for members of the Bank Insurance Fund, like Security National Bank, and of the Savings Association Insurance Fund, like Landmark Federal Savings Bank, currently range from 0% of deposits to 0.27% of deposits.

          The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution if it determines, after a hearing, that the institution (i) has engaged or is engaging in unsafe or unsound practices, (ii) is in an unsafe or unsound condition to continue operations or (iii) has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. We are not aware of any activity or condition that could result in termination of the deposit insurance of any of our bank subsidiaries.

FINANCING CORPORATION ASSESSMENTS

          Since 1987, a portion of the deposit insurance assessments paid by members of the Federal Deposit Insurance Corporation's Savings Association Insurance Fund has been used to cover interest payments due on the outstanding obligations of the Financing Corporation. The Financing Corporation was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the Savings Association Insurance Fund's predecessor insurance fund. As a result of federal legislation enacted in 1996, beginning as of January 1, 1997, both Savings Association Insurance Fund members and Bank Insurance Fund members became subject to assessments to cover the interest payments on outstanding Financing Corporation obligations. These Financing Corporation assessments are in addition to amounts assessed by the Federal Deposit Insurance Corporation for deposit insurance. Between January 1, 2000, and the final maturity of the outstanding Financing Corporation obligations in 2019, Bank Insurance Fund members and Savings Association Insurance Fund members will share the cost of the interest on the Financing Corporation bonds on a PRO RATA basis. For 2001, the Financing Corporation assessment rate for Bank Insurance Fund members and Savings Association Insurance Fund is approximately [_____]% of deposits.

INSIDER TRANSACTIONS

          Our respective bank subsidiaries are subject to certain restrictions imposed by federal law on extensions of credit to us and any of our other subsidiaries, on investments in the stock or other securities we or our other subsidiaries issue and the acceptance of the stock or other securities issued by us or our other subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by our bank subsidiaries to their respective directors and officers, to our directors and officers and the directors and officers of our other subsidiaries, to our principal stockholders and to "related interests" of such directors, officers and principal stockholders. In addition, federal law and regulations may affect the terms upon which our directors, officers and principal stockholders and the directors and officers of our other subsidiaries may obtain credit from banks with which our respective bank subsidiaries maintain correspondent relationships.

                      DESCRIPTION OF LANDMARK CAPITAL STOCK

          Landmark's certificate currently authorizes the issuance of 3,000 shares of Landmark common stock and no shares of Landmark Preferred Stock. On the date of this joint proxy statement-prospectus, 1,000 shares of Landmark common stock were outstanding (500 held by each of us) and no shares of preferred stock, were outstanding. Landmark expects to issue approximately 1,910,360 shares of Landmark common stock in connection with the merger, and to reserve approximately 244,644 shares of Landmark common stock for the exercise of converted stock options.

          THE CAPITAL STOCK OF LANDMARK DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

GENERAL

          Shares of Landmark common stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the Landmark board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Delaware or Landmark's certificate or bylaws. [______________________], will be the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of Landmark common stock. Its address is [____________________________________________].

DIVIDENDS

          Subject to the preferential rights of any outstanding shares of Landmark preferred stock, the holders of Landmark common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by Landmark's board of directors. Currently, it is anticipated that Landmark will pay dividends to its stockholders. However, there can be no guarantee that dividends will be paid, or, if so, how much will be paid.

          Landmark has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on Landmark common stock and Landmark preferred stock. Landmark has no such arrangements in effect at the date hereof.

LIQUIDATION RIGHTS

          In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Landmark, after distribution in full of the preferential amounts required to be distributed to holders of any Landmark preferred stock, holders of Landmark common stock will be entitled to receive all of the remaining assets of Landmark, of whatever kind, available for distribution to stockholders ratably in proportion to the number of shares of Landmark common stock held. The Landmark board of directors may distribute in kind to the holders of Landmark common stock such remaining assets of Landmark or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Landmark common stock.

          Because Landmark is a holding company, its right and the rights of its creditors and stockholders, including the holders of Landmark preferred stock, if any, and Landmark common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that Landmark itself may be a creditor having recognized claims against such subsidiary.

          For a further description of Landmark common stock, see "Effect of the Merger on Rights of Stockholders."

                                  OTHER MATTERS

          As of the date of this joint proxy statement-prospectus , each of our boards of directors knows of no matters that will be presented for consideration at the special meeting of our respective stockholders other than as described in this joint proxy statement-prospectus. However, if any other matters properly come before the MNB or LBI special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters; PROVIDED, HOWEVER, that no vote that is voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement of the respective meeting.

                              STOCKHOLDER PROPOSALS

          Landmark expects to hold its next annual meeting of stockholders in May, 2002, after the merger. Under Securities and Exchange Commission rules, proposals of Landmark stockholders intended to be presented at that meeting and included in Landmark's Proxy statement must be received by Landmark at its principal executive offices at 800 Poyntz Avenue, Manhattan, Kansas 66502, no later than March 7, 2002. Otherwise, any stockholder proposal to take action at the annual meeting must be received by Landmark at its principal executive office by ______, __, 2002. It is not currently anticipated that either MNB or LBI will hold its respective annual meeting in 2002, unless the merger has not been completed or the Agreement has been terminated.

                                     EXPERTS

          The consolidated financial statements of MNB and subsidiary incorporated in this joint proxy statement-prospectus by reference to MNB's annual report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of LBI and subsidiary incorporated in this joint proxy statement-prospectus by reference to LBI's annual report on Form 10-K for the year ended September 30, 2000, have been audited by Regier Carr & Monroe, L.L.P., independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                CERTAIN OPINIONS

          The legality of the Landmark common stock to be issued as a result of the merger will be passed upon for Landmark by Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Chicago, Illinois 60606. Certain legal matters in connection with the merger will be passed upon for LBI by Malizia Spidi & Fisch, PC, 1100 New York Avenue, N.W., Suite 340 West, Washington, D.C. 20005, and for MNB by Barack Ferrazzano.

          KPMG LLP has delivered an opinion to us concerning material federal income tax consequences of the Merger. See "Description of Transaction -- Material Federal Income Tax Consequences of the Merger."

                       WHERE YOU CAN FIND MORE INFORMATION

          We each file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

          Landmark filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Landmark common stock offered to our stockholders. The registration statement contains additional information about Landmark and the Landmark common stock. The Securities and Exchange Commission allows Landmark to omit certain information included in the registration statement from this joint proxy statement-prospectus. The registration statement may be inspected and copied at the Securities and Exchange Commission's public reference facilities described above. The registration statement is also available on the Securities and Exchange Commission's internet site.

          This joint proxy statement-prospectus incorporates important business and financial information about us that is not included in or delivered with this joint proxy statement-prospectus. The following documents filed with the Securities and Exchange Commission by MNB are incorporated by reference in this joint proxy statement-prospectus (Securities and Exchange Commission File No. 0-21878):

          (1) MNB's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

          (2) MNB's Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

          (3)       MNB's Current Report on Form 8-K dated April 20, 2001;

          (4)       MNB's Current Report on Form 8-K dated April 25, 2001; and

          (5)       MNB's Current Report on Form 8-K/A dated May 24, 2001.

          The following documents filed with the Securities and Exchange Commission by LBI are incorporated by reference in this Proxy Statement (Securities and Exchange Commission File No. 0-23164):

          (1) LBI's Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

          (2) LBI's Quarterly Report on Form 10-Q for the three months ended December 31, 2000;

          (3) LBI's Quarterly Report on Form 10-Q for the six months ended March 31, 2001; and

          (4)       LBI's Current Report on Form 8-K dated April 20, 2001.




          You may obtain copies of the information incorporated by reference in this joint proxy statement-prospectus upon written or oral request. The inside front cover of this joint proxy statement-prospectus contains information about how such requests should be made.

          All information contained in this joint proxy statement-prospectus or incorporated herein by reference with respect to MNB was supplied by MNB, and all information contained in this joint proxy statement-prospectus or incorporated herein by reference with respect to LBI was supplied by LBI.

                                                                     APPENDIX A






                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           LANDMARK BANCSHARES, INC.,

                              MNB BANCSHARES, INC.

                                       AND

                             LANDMARK MERGER COMPANY





                                 APRIL 19, 2001

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of this 19th day of April, 2001, among LANDMARK BANCSHARES, INC., a Kansas corporation ("LBI"), MNB BANCSHARES, INC., a Delaware corporation ("MNB"), and LANDMARK MERGER COMPANY, a Delaware corporation ("NEWCO").

                                    RECITALS

         A. LBI and MNB each desire to merge with and into Newco (the "MERGER") with Newco as the resulting corporation (the "RESULTING
CORPORATION").

         B. Subject to the terms of this Agreement, each outstanding share of the common stock of LBI, $0.10 par value per share ("LBI COMMON STOCK"), and each outstanding share of the common stock of MNB, $0.01 par value per share ("MNB COMMON STOCK"), shall be converted at the time of the consummation of the Merger (the "CLOSING") into the right to receive the number of shares of the common stock of Newco, $0.01 par value per share ("NEWCO COMMON STOCK"), as set forth below.

         C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions of the Merger.

                                   AGREEMENTS

         In consideration of the mutual covenants, representations and warranties contained herein, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  (a)      "AFFILIATE" means with respect to:

                           (i)      a particular individual: (A) each other
member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

                           (ii)     a specified Person other than an
individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

                  (b) "APPLICABLE CONTRACT" means any Contract: (i) under which either MNB or LBI, or any of its respective Subsidiaries, has or may acquire any rights; (ii) under which either MNB or LBI, or any of its respective Subsidiaries is or may be subject to any obligation or liability; or (iii) by which either MNB or LBI, or any of its respective Subsidiaries or any of the assets owned or used by any of them is or may be bound.

                  (c) "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, PROVIDED, HOWEVER, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

                  (d) "BREACH" means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, any inaccuracy in or breach of, or any failure to perform or comply with, in a material respect, such representation, warranty, covenant, obligation or other provision.

                  (e) "BUSINESS DAY" means any day means any day on which the trading of stocks occurs on the New York Stock Exchange.

                  (f) "CALL REPORT" means the quarterly report of income and condition required to be filed with the Federal Deposit Insurance Corporation by any depository institution (as defined in the Federal Deposit Insurance Act, as amended).

                  (g) "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by MNB, LBI, Newco, SNB and LFSB of their respective covenants and obligations under this Agreement; and (iii) Newco's acquisition of control of MNB and LBI and their respective Subsidiaries; and (iv) the merger of LFSB with and into SNB.

                  (h) "CONTRACT" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.

                  (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (j) "FAMILY" means with respect to an individual: (i) the individual; (ii) the individual's spouse; and (iii) any other natural person who is related to the individual or the individual's spouse within the second degree who resides with the individual.

                  (k)      "KNOWLEDGE" means with respect to:

                           (i)      an individual, that the individual is
actually aware of the fact or other matter in question; and

                           (ii)     a Person (other than an individual), that
an individual who is serving, as a director, officer, managing partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of the fact or other matter in question, PROVIDED, HOWEVER, that in the case of MNB, Knowledge means the Knowledge of any director or executive officer of SNB, and in the case of LBI, Knowledge means the Knowledge of any director or executive officer of LFSB.

                  (l)      "LBI SUBSIDIARY" means any Subsidiary of LBI.

                  (m) "LBI TRANSACTIONAL EXPENSES" means all transaction costs of LBI necessary to consummate the Contemplated Transactions, including its share of organizational expenses of Newco fees, the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by LBI in connection with this Agreement and the Contemplated Transactions, LBI's costs of preparing, printing and mailing the Proxy Statement-Prospectus and all other non-payroll related costs and expenses in each case incurred or to be incurred by LBI through the Effective Time in connection with this Agreement and the Contemplated Transactions, EXCLUDING, HOWEVER, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other LBI Employee Benefit Plan, as defined below).

                  (n) "LFSB" means Landmark Federal Savings Bank, a federally chartered savings bank with its main office located in Dodge City, Kansas, and a Subsidiary of LBI.

                  (o) "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, policy statement, directive, statute or treaty.

                  (p) "MATERIAL ADVERSE EFFECT" means with respect to a Person (other than an individual), a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person (but does not include any such effect resulting from or attributable to any action or omission by MNB or LBI or any Subsidiary of either of them taken by any of the foregoing with the prior written consent of the other parties hereto in contemplation of the Contemplated Transactions); or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis,

PROVIDED, HOWEVER, that it does not include the effect of any change of law, rule or regulation or general economic event or change in interest rates affecting financial institutions generally.

                  (q) "MATERIAL INTEREST" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of: (i) voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person; or (ii) equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

                  (r)      "MNB SUBSIDIARY" means any Subsidiary of MNB.

                  (s) "MNB TRANSACTIONAL EXPENSES" means all transaction costs of MNB necessary to consummate the Contemplated Transactions, including its share of organizational expenses of Newco fees, the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by MNB in connection with this Agreement and the Contemplated Transactions, MNB's costs of preparing, printing and mailing the Proxy Statement-Prospectus and all other non-payroll related costs and expenses in each case incurred or to be incurred by MNB through the Effective Time in connection with this Agreement and the Contemplated Transactions, EXCLUDING, HOWEVER, all payments and expenses associated with acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other MNB Employee Benefit Plan, as defined below).

                  (t) "ORDER" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

                  (u) "ORDINARY COURSE OF BUSINESS" shall include any action taken by a Person only if such action:

                           (i)      is consistent with the past practices of
such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                           (ii)     is not required to be authorized by the
board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

                           (iii)    is similar in nature and magnitude to
actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  (v) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

                  (w) "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

                  (x) "REGULATORY AUTHORITIES" means any federal, state or local governmental body, agency or authority that under applicable statutes and regulations: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over MNB or LBI or any of its respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection with the Contemplated Transactions, including in any case, the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision.

                  (y) "REPRESENTATIVE" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

                  (z) "SNB" means Security National Bank, a national bank with its main office located in Manhattan, Kansas, and a Subsidiary of MNB.

                  (aa) "SUBSIDIARY" means with respect to any Person (the "OWNER"), any corporation or other Person whose securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the future occurrence of a contingency), are held by the Owner or one or more of its Subsidiaries.

                  (bb) "TFR" means the quarterly Thrift Financial Report of Condition required to be filed with the Office of Thrift Supervision by any federally chartered savings bank.

                  (cc) "TAX" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, franchise tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

                  (dd) "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  (ee) "THREATENED" means having received (orally or in writing) any demand, statement or notice regarding a claim, Proceeding, dispute, action or other matter, or the occurrence of any other event or the existence of any other circumstances, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                  (ff) "TERMINATION DATE" means March 1, 2002, or such later date as shall have been agreed to in writing by the parties to this Agreement.

         SECTION 1.2       PRINCIPLES OF CONSTRUCTION.

                  (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute refer to the statute as in effect on the date of this Agreement and to any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Dodge City, Kansas time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

                  (b) The Book of Schedules of each of LBI and MNB referred to in this Agreement consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of LBI and MNB to the other not less than one (1) Business Day before the date of this Agreement. The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  (c) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent audited consolidated financial statements of LBI or MNB, as the case may be ("GAAP").

                  (d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties to this Agreement understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party to this Agreement actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

                                    ARTICLE 2

                                   THE MERGER

         SECTION 2.1 MANNER OF MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), LBI and MNB shall be merged with and into Newco pursuant to the provisions of, and with the effect provided in the General Corporation Law of the State of Delaware, as amended (the "DELAWARE CODE"), and Newco shall be the Resulting Corporation. After the Merger, Newco will change its name to "Landmark Bancshares, Inc." As a result of the Merger, each share of LBI Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares held by LBI stockholders or as otherwise provided herein, and each share of MNB Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares held by MNB stockholders or as otherwise provided herein, will be converted into the right to receive the number of shares of Newco Common Stock in accordance with the LBI Exchange Ratio and the MNB Exchange Ratio, respectively, as set forth in SECTION 3.1(a).

         SECTION 2.2 CLOSING; EFFECTIVE TIME.

                  (a) Provided that this Agreement shall not have been terminated in accordance with its terms, the Closing shall occur through the mail, or at a place that is mutually acceptable to MNB and LBI, or if they fail to agree, at the main office of LFSB located at Central and Spruce Streets, Dodge City, Kansas, at 10:00 a.m. on the date that is twenty-one
(21) Business Days after the end of the last month in which all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions have been received and all statutory waiting periods relating to such approvals have expired (the "CLOSING DATE").

                  (b) The parties to this Agreement agree to file on the Closing Date the appropriate certificate of merger, as contemplated by
Section 17-6702 of the General Corporation Code of Kansas (the "KANSAS CODE"), with the Secretary of State of the State of Kansas, and an appropriate certificate of merger, as contemplated by Section 252(c) of the Delaware Code, with the Secretary of State of the State of Delaware. The Merger shall be effective at the time and on the date agreed to by the parties to this Agreement, and in the event the parties fail to so agree, at

12:01 a.m. of the day following the date on which the certificate of merger is accepted for filing by the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

         SECTION 2.3 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the Delaware Code. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of MNB and LBI shall be vested in the Resulting Corporation, and all debts, liabilities and duties of MNB and LBI shall become the debts, liabilities and duties of the Resulting Corporation.

         SECTION 2.4 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. MNB and LBI agree to cause to be filed at the Effective Time with the Secretary of State of the State of Delaware an amendment and restatement of the certificate of incorporation of Newco substantially in the form attached as EXHIBIT A, and such amended and restated certificate of incorporation shall thereafter represent the certificate of incorporation of the Resulting Corporation until amended as provided by law.

         SECTION 2.5 BYLAWS. The bylaws of Newco, in the form attached as EXHIBIT B, shall be the bylaws of the Resulting Corporation until amended as provided by law.

         SECTION 2.6 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors and executive officers of the Resulting Corporation shall be as set forth in EXHIBIT C, with three (3) members in each of Class I and Class II, and four (4) members of Class III, of the Resulting Corporation's board of directors. Such directors and executive officers shall serve until their successors shall have been elected or appointed and shall have qualified in accordance with the Delaware Code and the certificate of incorporation and bylaws of the Resulting Corporation.

         SECTION 2.7 LBI'S DELIVERIES AT CLOSING. At the Closing, LBI shall deliver, or cause to be delivered to MNB the following items:

                  (a) copies of resolutions of the board of directors and the stockholders of LBI approving this Agreement and the consummation of the Contemplated Transactions; certified as of the Closing Date by the Secretary or any Assistant Secretary of LBI;

                  (b) a good standing certificate for LBI issued by the Secretary of State of the State of Kansas and dated not more than fifteen
(15) Business Days prior to the Closing Date;

                  (c) a good standing certificate for LFSB issued by the Office of Thrift Supervision (the "OTS") and dated not more than fifteen (15) Business Days prior to the Closing Date;

                  (d) a copy of the articles of incorporation of LBI certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Kansas;

                  (e) a copy of the charter of LFSB certified not more that fifteen (15) Business Days prior to the Closing Date by the OTS;

                  (f) a certificate of the Secretary or any Assistant Secretary of LBI dated the Closing Date and certifying a copy of LBI's bylaws;

                  (g) a certificate of the Secretary or any Assistant Secretary of LFSB dated the Closing Date and certifying a copy of LFSB's bylaws;

                  (h) a certificate executed by the President or Vice President and Secretary or any Assistant Secretary of LBI, dated the Closing Date, stating that: (i) there have been no further amendments to the articles of incorporation and charter delivered pursuant to this Section; (ii) all of the representations and warranties of LBI set forth in this Agreement, as the same may have been updated pursuant to SECTION 7.6, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, PROVIDED, HOWEVER, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and PROVIDED FURTHER, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and
(iii) LBI has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, PROVIDED, HOWEVER, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, LBI shall have performed and complied in all respects with such covenants and obligations;

                  (i) a list of LBI's stockholders as of the Closing Date certified by the Secretary or any Assistant Secretary of LBI;

                  (j) a certificate of each of LBI's legal counsel, accountants and financial advisor or investment banker, if any, representing that all fees and expenses incurred by LBI prior to and including the Effective Time have been paid in full, or certificates from these professionals that all fees and expenses incurred by LBI prior to and including the Effective Time have been invoiced to LBI and a certificate from LBI that all invoiced amounts have been paid or accrued;

                  (k) a legal opinion of LBI's counsel, Malizia Spidi & Fisch, PC, dated the Closing Date to the effect set forth in EXHIBIT D; and

                  (l) such other documents as MNB or its counsel shall reasonably request.

         SECTION 2.8 MNB'S DELIVERIES AT CLOSING. At the Closing, MNB shall deliver, or cause to be delivered to LBI the following items:

                  (a) copies of resolutions of the board of directors and the stockholders of MNB approving this Agreement and the consummation of the Contemplated Transactions; certified as of the Closing Date by the Secretary or any Assistant Secretary of MNB;

                  (b) a good standing certificate for MNB issued by the Secretary of State of the State of Delaware, dated not more than fifteen (15) Business Days prior to the Closing Date;

                  (c) a good standing certificate for SNB issued by the Office of the Comptroller of the Currency (the "OCC") and dated not more than fifteen (15) Business Days prior to the Closing Date;

                  (d) a copy of the certificate of incorporation of MNB certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

                  (e) a copy of the articles of association of SNB certified not more that fifteen (15) Business Days prior to the Closing Date by the OCC;

                  (f) a certificate of the Secretary or any Assistant Secretary of MNB dated the Closing Date and certifying a copy of MNB's bylaws;

                  (g) a certificate of the Cashier or any Assistant Cashier of SNB dated the Closing Date and certifying a copy of SNB's bylaws;

                  (h) a certificate executed by the President or Vice President and Secretary or any Assistant Secretary of MNB, dated the Closing Date, stating that: (i) there have been no further amendments to the certificate of incorporation and articles of association delivered pursuant to this Section; (ii) all of the representations and warranties of MNB set forth in this Agreement, as the same may have been updated pursuant to
SECTION 6.6, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, PROVIDED, HOWEVER, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and PROVIDED FURTHER, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (iii) MNB has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, PROVIDED, HOWEVER, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MNB shall have performed and complied in all respects with such covenants and obligations;

                  (i) a list of MNB's stockholders as of the Closing Date certified by the Secretary or any Assistant Secretary of MNB;

                  (j) a certificate of each of MNB's legal counsel, accountants and financial advisor or investment banker, if any, representing that all fees and expenses incurred by MNB prior to and including the Effective Time have been paid in full, or certificates from these professionals that all fees and expenses incurred by MNB prior to and including the Effective Time have been invoiced to MNB and a certificate from MNB that all invoiced amounts have been paid or accrued;

                  (k) a legal opinion of MNB's counsel, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, dated the Closing Date to the effect set forth in EXHIBIT E; and

                  (l) such other documents as LBI or its counsel shall reasonably request.

         SECTION 2.9 NEWCO'S DELIVERIES AT CLOSING. At the Closing, Newco shall deliver, or cause to be delivered to MNB and LBI the following items:

                  (a) copies of resolutions of the board of directors and the stockholders of Newco approving this Agreement and the consummation of the Contemplated Transactions; certified as of the Closing Date by the Secretary or any Assistant Secretary of Newco;

                  (b) a good standing certificate for Newco issued by the Secretary of State of the State of Delaware, dated not more than fifteen
(15) Business Days prior to the Closing Date;

                  (c) a copy of the certificate of incorporation of Newco certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

                  (d) a certificate of the Secretary or any Assistant Secretary of Newco dated the Closing Date and certifying a copy of Newco's bylaws;

                  (e) a certificate executed by the President or Vice President and Secretary or any Assistant Secretary of Newco, dated the Closing Date, stating that: (i) there have been no further amendments to the certificate of incorporation delivered pursuant to this Section; and (ii) Newco has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, PROVIDED, HOWEVER, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Newco shall have performed and complied in all respects with such covenants and obligations;

                  (f) a list of Newco's stockholders as of the Closing Date certified by the Secretary or any Assistant Secretary of Newco; and

                  (g) such other documents as MNB, LBI or the counsel of either shall reasonably request.

         SECTION 2.10 BANK MERGER. Concurrently with the Merger and immediately after the Effective Time, MNB and LBI intend to merge LFSB with and into, and under the charter of, SNB, with the resulting bank to be known as Landmark National Bank (the "BANK MERGER"). The Bank Merger will be effected pursuant to a merger agreement in the form required by the National Bank Act, as amended (the "NATIONAL BANK ACT"), and by other applicable Legal Requirements, containing terms and conditions not inconsistent with the Agreement as mutually determined by MNB and LBI (the "BANK MERGER AGREEMENT"). The Bank Merger shall occur only if the Merger is consummated, and it shall become effective immediately after the Effective Time or such later time as may be determined by MNB and LBI. To obtain the necessary regulatory approvals for the Bank Merger to occur immediately after the Effective Time, MNB and LBI agree to cause each of SNB and LFSB, respectively, to approve, adopt, execute and deliver the Bank Merger Agreement and to take such other steps as are reasonably necessary prior to the Effective Time to effect the Bank Merger. MNB and LBI agree to share equally the costs incurred to effect the Bank Merger.

         SECTION 2.11 ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither MNB nor LBI by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.

                                    ARTICLE 3

                     CONVERSION OF SECURITIES IN THE MERGER

         SECTION 3.1       MANNER OF MERGER.

                  (a) Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of MNB, LBI or Newco, or the holder of any MNB Common Stock, LBI Common Stock or Newco Common Stock:

                           (i)      each share of Newco Common Stock issued
and outstanding immediately prior to the Effective Time shall at the Effective Time be canceled without consideration and without any action required on the part of LBI or MNB, as the holders thereof;

                           (ii)     each share of LBI Common Stock issued and
outstanding immediately prior to the Effective Time shall become and automatically be converted into one (1) share of Newco Common Stock (the "LBI EXCHANGE RATIO"), and shall thereafter represent the right to receive and be exchangeable for such number of shares, rounded to the nearest thousandth of a share of Newco Common Stock (the "LBI EXCHANGE SHARES"), PROVIDED, HOWEVER, that all shares of LBI Common Stock held by LBI as treasury stock shall not be converted into shares of Newco Common Stock, but instead shall be canceled as a result of the Merger; and

                           (iii)    each share of MNB Common Stock issued and
outstanding immediately prior to the Effective Time shall become and automatically be converted into five hundred twenty three thousandths (0.523) shares of Newco Common Stock (the "MNB EXCHANGE RATIO"), and shall thereafter represent the right to receive and be exchangeable for such number of shares, rounded to the nearest thousandth of a share of Newco Common Stock

(the "MNB EXCHANGE SHARES"), PROVIDED, HOWEVER, that all shares of MNB Common Stock held by MNB as treasury stock shall not be converted into shares of Newco Common Stock, but instead shall be canceled as a result of the Merger, and PROVIDED FURTHER, that no Dissenting Shares (as defined below) held by stockholders of MNB shall be converted into shares of Newco Common Stock, but instead shall be treated as described in SECTION 3.4.

                  (b) After the Effective Time, no holder of LBI Common Stock or MNB Common Stock which is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such LBI Common Stock or MNB Common Stock, respectively, except: (i) to receive shares of Newco Common Stock for the shares of LBI Common Stock or MNB Common Stock, respectively, converted as provided in this Section, plus an amount in cash, as provided below, for any fractional share of Newco Common Stock which such holder would have been entitled to receive; or (ii) to receive payment for such shares of LBI Common Stock or MNB Common Stock, respectively, in the manner and to the extent provided in Section 262 of the Delaware Code.

                  (c) If prior to the Effective Date either LBI or MNB changes (or establishes a record date for changing) the number of shares of MNB Common Stock or LBI Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding LBI Common Stock or MNB Common Stock and the record date therefor shall be prior to the Effective Date, the number of shares of Newco Common Stock to be received by the stockholder of the party making such change shall be proportionately adjusted to reflect such change in that party's issued and outstanding shares.

         SECTION 3.2       STEPS OF TRANSACTION.

                  (a) The parties shall mutually select a Person to serve as exchange agent (the "EXCHANGE AGENT") for the parties to effect the surrender of certificates representing outstanding shares of either LBI Common Stock or MNB Common Stock (the "CERTIFICATES") in exchange for Newco Common Stock and/or cash in redemption of fractional shares. The Exchange Agent shall serve under the terms of an exchange agent agreement substantially in the form attached as EXHIBIT F. On the date agreed to by the parties to this Agreement, and in the event the parties fail to so agree, the date which is ten (10) Business Days prior to the Closing, the Exchange Agent shall mail or cause to be mailed to each then current holder of record of a Certificate or Certificates a form of transmittal letter (the "LETTER OF TRANSMITTAL") providing instructions for the transmittal of the Certificates and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to Newco). LBI and MNB agree to cause the Exchange Agent to use all reasonable efforts to mail or cause to be mailed the Letter of Transmittal to all Persons who become holders of LBI Common Stock or MNB Common Stock, respectively, subsequent to the date the Letter of Transmittal was first mailed to LBI and MNB stockholders, respectively, and by 5:00 p.m. on the date which is five (5) Business Days prior to the Closing Date.

                  (b) As promptly as practicable after the Effective Time, Newco shall cause the Exchange Agent to deliver to each holder of LBI Common Stock or MNB Common Stock who previously submitted an effective Letter of Transmittal accompanied by the Certificates covered by such Letter of
Transmittal: (i) certificates representing the number of whole shares of Newco Common Stock into which the shares of LBI Common Stock or MNB Common Stock previously represented by the Certificates so surrendered were converted; plus (ii) an amount in cash, as provided below, for any fractional share of Newco Common Stock which such holder would have been entitled to receive.

                  (c) Within twenty (20) days after the Effective Time, Newco shall cause the Exchange Agent to send to each holder of record of LBI Common Stock or MNB Common Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates, additional transmittal materials for use in surrendering Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for shares of Newco Common Stock and cash for any fractional shares.

                  (d) No dividends or other distributions declared after the Effective Time with respect to Newco Common Stock and payable to any former stockholders of record of LBI or MNB shall be paid to a former stockholder of LBI or MNB who holds any unsurrendered Certificate with respect to LBI Common Stock or MNB Common Stock, respectively, until the stockholder shall surrender the Certificate. Until so surrendered and exchanged, each outstanding Certificate shall for all purposes, other than the payment of dividends or other distributions, if any, to former holders of record of shares of LBI Common Stock or MNB Common Stock represent the shares of Newco Common Stock into and for which such shares have been so converted; PROVIDED, HOWEVER, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which previously have become payable with respect to the number of whole shares of Newco Common Stock represented by such Certificate.

                  (e) No fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of Newco shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Newco. Instead, each holder of shares of LBI Common Stock or MNB Common Stock having a fractional interest in shares of Newco Common Stock arising upon the conversion of such shares of LBI Common Stock or MNB Common Stock shall, at the time of surrender of the Certificates, be paid by Newco an amount in cash, without interest, determined by multiplying such fractional share of Newco Common Stock by the average of the closing sale prices of Newco Common Stock for the five (5) trading days immediately following the Closing Date.

                  (f) All shares of Newco Common Stock, and any required cash payments for fractional shares, into and for which shares of LBI Common Stock or MNB Common Stock shall have been converted and exchanged pursuant to this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of LBI Common Stock and MNB Common Stock.

                  (g) At the Effective Time, LBI and MNB shall each deliver to the Exchange Agent a certified copy of a list of its respective stockholders, after which there shall be no further registration or transfers on the stock transfer books of LBI of the shares of LBI Common Stock or on the stock transfer books of MNB of the shares of MNB Common Stock, all of which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates representing shares of LBI Common Stock or MNB Common Stock are presented to the Exchange Agent or Newco, they shall be canceled and exchanged for Newco Common Stock as provided in this Agreement.

                  (h) If a certificate representing shares of Newco Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Newco any transfer or other taxes required by reason of the issuance of a certificate representing shares of Newco Common Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Newco that such tax has been paid or is not payable.

         SECTION 3.3 TAX FREE REORGANIZATION. The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the "CODE"), and agree to cooperate and to take such actions as may be reasonably necessary to ensure such result.

         SECTION 3.4 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to stockholders of LBI or MNB pursuant to the provisions of any applicable Legal Requirements, any shares of LBI Common Stock or MNB Common Stock held by a Person who objects to the Merger, whose shares either were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the applicable Legal Requirements concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person's shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such LBI or MNB stockholders, the "DISSENTING SHARES"), shall not be converted pursuant to SECTION 3.1, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Legal Requirements, including, if applicable, any costs determined to be payable by either LBI or MNB to its respective holders of Dissenting Shares pursuant to an order of any court pursuant to any applicable Legal Requirements; PROVIDED, HOWEVER, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Legal Requirements shall be deemed to be converted, as of the Effective Time, into the number of shares of Newco Common Stock as is determined in accordance with SECTION 3.1.

         SECTION 3.5 OPTIONS.

                  (a) At and after the Effective Time, each option granted by LBI and MNB to purchase shares of LBI Common Stock and MNB Common Stock, respectively, which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of either LBI Common Stock or MNB Common Stock and shall be converted automatically into an option to purchase shares of Newco Common Stock (the "LBI CONVERTED STOCK OPTIONS" and the "MNB CONVERTED STOCK OPTIONS," respectively) in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the agreements evidencing the grants of such options:

                           (i)      the number of shares of Newco Common
Stock to be subject to each LBI Converted Stock Option shall be equal to the product of the number of shares of LBI Common Stock subject to the original option and the LBI Exchange Ratio, PROVIDED that any fractional shares of Newco Common Stock shall be rounded up to the next highest whole share;

                           (ii)     the exercise price per share of Newco
Common Stock under the LBI Converted Stock Option shall be equal to the exercise price per share of LBI Common Stock under the original option divided by the LBI Exchange Ratio, PROVIDED that such exercise price shall be rounded to the nearest whole cent;

                           (iii)    the number of shares of Newco Common
Stock to be subject to each MNB Converted Stock Option shall be equal to the product of the number of shares of MNB Common Stock subject to the original option and the MNB Exchange Ratio, PROVIDED that any fractional shares of Newco Common Stock shall be rounded up to the next highest whole share; and

                           (iv)     the exercise price per share of Newco
Common Stock under the MNB Converted Stock Option shall be equal to the exercise price per share of MNB Common Stock under the original option divided by the MNB Exchange Ratio, PROVIDED that such exercise price shall be rounded to the nearest whole cent.

                  (b) The adjustment provided in this Section with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the LBI Converted Stock Options and MNB Converted Stock Options shall be the same as the original option except that all references to LBI or MNB, as the case may be, shall be deemed to be references to Newco.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES BY MNB

         MNB hereby represents and warrants to LBI that the following are true and correct as of the date hereof, and will be true and correct as of the Effective Time:

         SECTION 4.1 MNB ORGANIZATION. MNB: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE") as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the certificate of incorporation and bylaws of MNB and all amendments thereto set forth in
SCHEDULE 4.1 OF THE MNB BOOK OF SCHEDULES are complete and correct. MNB owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than all of the voting stock of SNB and as set forth on SCHEDULE 4.1 OF THE MNB BOOK OF SCHEDULES.

         SECTION 4.2 MNB SUBSIDIARY ORGANIZATION. SNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. SNB has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the articles of association and bylaws of SNB and all amendments thereto set forth in SCHEDULE 4.2 OF THE MNB BOOK OF SCHEDULES are complete and correct. SNB owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than as shown on
SCHEDULE 4.2 OF THE MNB BOOK OF SCHEDULES.

         SECTION 4.3 AUTHORIZATION. MNB has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by MNB and the consummation by it of the transactions contemplated thereby, have been duly authorized by all necessary corporate action, subject to stockholder approval. This Agreement constitutes a legal, valid and binding obligation of MNB enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

         SECTION 4.4 NO CONFLICT. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, the articles of association, the bylaws or any resolution adopted by the board of directors or stockholders of, MNB or any MNB Subsidiary; (b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which MNB or any MNB Subsidiary, or any of the assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the National Bank Act and the Delaware Code; and (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Applicable Contract to which MNB or any MNB Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon, or with respect to, any of the assets owned or used by MNB or any MNB Subsidiary. Except for the requisite approval of its stockholders, neither MNB nor any MNB Subsidiary is or will be required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         SECTION 4.5 MNB CAPITALIZATION. The authorized capital stock of MNB consists, and at March 31, 2001, consisted of: (a) 3,000,000 shares of common stock, $0.01 par value per share, of which 1,563,905 shares were issued, and none of which shares were held in the treasury of MNB as of that date; and
(b) 200,000 shares of preferred stock, $0.01 par value per share, none of which shares were issued and outstanding. The maximum number of shares of MNB Common Stock (assuming for this purpose that share equivalents constitute MNB Common Stock) that would be outstanding immediately prior to the Effective Time (including treasury shares) if all options, warrants, conversion rights and other rights with respect thereto were exercised and the restrictions on any restricted stock were no longer applicable is 1,638,137 shares. All of the outstanding shares of capital stock of MNB have been duly and validly authorized and issued and are fully paid and nonassessable. To the Knowledge of MNB and except as disclosed in this Agreement or on the Schedules, none of the shares of authorized capital stock of MNB are, nor on the Closing Date will they be, subject to any claim of right except pursuant to this Agreement. Except as contemplated in this Agreement or as set forth in
SCHEDULE 4.5 OF THE MNB BOOK OF SCHEDULES, there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating MNB or any MNB Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of MNB or any MNB Subsidiary. There are no outstanding securities of MNB that are convertible into, or exchangeable for, any shares of MNB's capital stock, and except as provided in this Section or otherwise disclosed in this Agreement, LBI is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of MNB. None of the shares of MNB Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. MNB does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of SNB and as set forth in SCHEDULE 4.5 OF THE MNB BOOK OF SCHEDULES. Except as disclosed in or permitted by this Agreement or as provided on
SCHEDULE 4.5 OF THE MNB BOOK OF SCHEDULES, no shares of MNB capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by MNB or any MNB Subsidiary and no dividends or other distributions payable in any equity securities of MNB or any MNB Subsidiary have been declared, set aside, made or paid to the stockholders of MNB.

         SECTION 4.6 MNB SUBSIDIARY CAPITALIZATION. The authorized capital stock of SNB consists, and at the Effective Time will consist, exclusively of 2,000,000 shares of common stock, $1.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable except as provided in Section 55 of the National Bank Act (the "SNB BANK SHARES"). MNB is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of SNB Shares, free and clear of any lien or encumbrance whatsoever, except as set forth in SCHEDULE 4.6 OF THE MNB BOOK OF SCHEDULES. The SNB Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right except pursuant to this Agreement and as set forth in SCHEDULE
4.6 OF THE MNB BOOK OF SCHEDULES. There are no options, warrants, rights, calls or commitments of any character relating to any additional shares of the capital stock of SNB. No capital stock or other security issued by SNB has been issued in violation of, or without compliance with, any preemptive rights of stockholders. There are no outstanding securities of SNB that are convertible into, or exchangeable for, any shares of SNB's capital stock, and SNB is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of SNB. SNB does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth in SCHEDULE 4.6 OF THE MNB BOOK OF SCHEDULES.

         SECTION 4.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements of MNB are included in
SCHEDULE 4.7 OF THE MNB BOOK OF SCHEDULES:

                  (a) Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows of MNB for the years ended December 31, 1998, 1999 and 2000;

                  (b) Consolidated Balance Sheet and the related Statement of Income of MNB for the three months ended March 31, 2001; and

                  (c) Call Reports for SNB at the close of business on December 31, 1998, 1999 and 2000.

         The financial statements described in this Section (the "MNB FINANCIAL STATEMENTS") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of MNB and the MNB Subsidiaries at the respective dates of, and for the periods referred to in, the MNB Financial Statements. The financial statements described in clause (a) above are audited statements and have been prepared in conformity with GAAP. The financial statements described in clauses (b) and (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented, subject to year-end audit adjustments (which changes in the aggregate would not reasonably be expected to have a Material Adverse Effect on MNB on a consolidated basis). The MNB Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the MNB Financial Statements misleading in any material respect.

         SECTION 4.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of MNB and each MNB Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of MNB and each MNB Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of MNB and the MNB Subsidiaries.

         SECTION 4.9 TITLE TO PROPERTIES. MNB and each MNB Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent MNB Financial Statement or in
SCHEDULE 4.9 OF THE MNB BOOK OF SCHEDULES; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the MNB Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth in SCHEDULE 4.9 OF THE MNB BOOK OF SCHEDULES, MNB and each MNB Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on MNB on a consolidated basis, all buildings and structures owned by MNB and each MNB Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person

         SECTION 4.10 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in SCHEDULE 4.10 OF THE MNB BOOK OF SCHEDULES, the buildings, structures and equipment of MNB and each MNB Subsidiary are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on MNB on a consolidated basis, the real property, buildings, structures and equipment owned or leased by MNB and each MNB Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that MNB or any MNB Subsidiary purport to own are sufficient for the continued conduct of the business of MNB and such MNB Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

         SECTION 4.11 LOAN LOSS RESERVE. All loans and loan commitments extended by SNB and any extensions, renewals or continuations of such loans and loan commitments (the "MNB LOANS") were made in accordance with customary lending standards of the MNB Subsidiary in the Ordinary Course of Business. The MNB Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to SNB enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally by the exercise of judicial discretion. All such MNB Loans are, and at the Closing will be, free and clear of any encumbrance or other charge, except for permitted liens, and SNB has materially complied, and at the Closing will have materially complied with, all Legal Requirements relating to the MNB Loans. The reserve for probable loan and lease losses of SNB is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off. None of the MNB Loans is subject to any material offset or claim of offset, and the aggregate loan balances in excess of MNB's consolidated reserve for loan and lease losses are to MNB's Knowledge, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

         SECTION 4.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in SCHEDULE 4.12 OF THE MNB BOOK OF SCHEDULES, neither MNB nor any MNB Subsidiary has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the MNB Financial Statements, liabilities and obligations arising under contracts and arrangements which are either set forth in SCHEDULE 4.18 OF THE MNB BOOK OF SCHEDULES, or are of a type described in SECTION 4.18, but not included in
SCHEDULE 4.18 OF THE MNB BOOK OF SCHEDULES because the amounts involved do not meet the amounts specified for inclusion in SCHEDULE 4.18 OF THE MNB BOOK OF SCHEDULES, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof and other liabilities or obligations that in the aggregate would not reasonably be expected to have a Material Adverse Effect on MNB on a consolidated basis. Since the date of the latest MNB Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of MNB or any MNB Subsidiary, and no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on MNB on a consolidated basis.

         SECTION 4.13 TAXES. MNB and each MNB Subsidiary has duly filed or will duly file all material Tax Returns required to be filed by it for all periods prior to the Closing, and each such Tax Return is or will be complete and accurate in all material respects. Except as set forth on SCHEDULE 4.13 OF THE MNB BOOK OF SCHEDULES, neither MNB nor any MNB Subsidiary is:

(a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes; (b) a party to or is the subject of any pending Order, Proceeding, audit, examination or investigation by any Regulatory Authority that is related to assessment or collection of Taxes paid or payable by MNB or any MNB Subsidiary for any year, nor does MNB have any Knowledge of any of the foregoing that are Threatened; or (c) subject to any agreement extending the period for assessment or collection of any Tax. None of the Tax liabilities of MNB or any MNB Subsidiary has ever been audited by any Regulatory Authority since January 1, 1993. The reserve for Taxes in the audited financial statements of MNB for the year ended December 31, 2000, is adequate to cover all of the Tax liabilities of MNB and each MNB Subsidiary that may become payable in future years in respect to any transactions consummated prior to December 31, 2000. Neither MNB nor any MNB Subsidiary has and, to the MNB's Knowledge, will not have any liability for Taxes of any nature for or in respect of the operation of its respective businesses or ownership of its respective assets from December 31, 2000, up to and including the Effective Time, except to the extent reflected on the audited MNB Financial Statements for the year ended December 31, 2000, or on the Subsequent MNB Financial Statements or otherwise reflected in the books and records of MNB and the MNB Subsidiaries for the period following its then most recent of the Subsequent MNB Financial Statements. MNB has delivered to LBI true, correct and complete copies of all income Tax Returns previously filed with respect to the last three fiscal years of MNB and the MNB Subsidiaries and any tax examination reports and statements of deficiencies assessed or agreed to for any of MNB or any MNB Subsidiary for any such time period.

         SECTION 4.14 COMPLIANCE WITH ERISA. Except as set forth in SCHEDULE
4.14 OF THE MNB BOOK OF SCHEDULES, all employee benefit plans (as defined in
Section 3(3) of ERISA) established or maintained by MNB or any MNB Subsidiary or to which MNB or any MNB Subsidiary contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a Material Adverse Effect on MNB. No such employee benefit plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which MNB or any MNB Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing, which amounts would be material to MNB and the MNB Subsidiaries taken as a whole. Each employee benefit plan as defined in
Section 4001(c)(3) of the Code satisfies the minimum funding standards of
Section 412 of the Code (if applicable). There would be no obligations of MNB or any MNB Subsidiary under Title IV of ERISA relating to any employee benefit plan that is a multi-employer plan if any such plan were terminated or if MNB or any MNB Subsidiary withdrew from any such plan as of the Closing. No payments will be made as a result of the Merger that will be subject to nondeductibility under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

         SECTION 4.15 COMPLIANCE WITH LEGAL REQUIREMENTS. MNB and each MNB Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business and where failure to do so would reasonably be expected to have a Material Adverse Effect on MNB. Except as set forth in SCHEDULE
4.15 OF THE MNB BOOK OF SCHEDULES, MNB and each MNB Subsidiary is, and at all times since January 1, 1998, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except in each case where any non-compliance did not have, or would not reasonably be expected to have, a Material Adverse Effect on MNB on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by MNB or any MNB Subsidiary of, or a failure on the part of MNB or any MNB Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of MNB or any MNB Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on MNB on a consolidated basis. Except as set forth in SCHEDULE 4.15 OF THE MNB BOOK OF SCHEDULES, neither MNB nor any MNB Subsidiary has received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does MNB have any Knowledge, regarding any actual, alleged, possible or potential: (x) violation of, or failure to comply with, any material Legal Requirement to which MNB or any MNB Subsidiary, or any of the assets owned or used by any of them, is or has been subject, or investigation with respect to any of the foregoing conducted by any Regulatory Authority; or (y) obligation on the part of MNB or any MNB Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any material Legal Requirement.

         SECTION 4.16 LEGAL PROCEEDINGS; ORDERS. SCHEDULE 4.16 OF THE MNB BOOK OF SCHEDULES is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of MNB, Threatened against, affecting or involving MNB or any MNB Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 1998, that had, or would reasonably be expected to have, a Material Adverse Effect on MNB on a consolidated basis or that would impair MNB's ability to consummate any of the Contemplated Transactions, and there is no fact to MNB's Knowledge that would provide a basis for any other Proceeding or Order involving MNB or any MNB Subsidiary, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill that would reasonably be expected to have a Material Adverse Effect on MNB or that would impair MNB's ability to consummate any of the Contemplated Transactions. To the Knowledge of MNB, no officer, director, agent or employee of MNB or any MNB Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of MNB or any MNB Subsidiary.

         SECTION 4.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in SCHEDULE 4.17 OF THE MNB BOOK OF SCHEDULES, since December 31, 2000, MNB and each MNB

Subsidiary has conducted its respective business only in the Ordinary Course of Business and with respect to each there has not been any:

                  (a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock (except for payment of dividends and distributions from any wholly-owned MNB Subsidiary to MNB and pursuant to SECTION 6.4);

                  (b) amendment to its certificate or articles of incorporation, articles of association or bylaws or any resolutions adopted by its board of directors or stockholders with respect to the same;

                  (c) payment or increase of any bonuses, salaries or other compensation to any of its stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing MNB Employee Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee;

                  (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any MNB Employee Benefit Plan (as defined below);

                  (e) material damage to or destruction or loss of any of its assets or property, whether or not covered by insurance;

                  (f) entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

                  (g) except for this Agreement, entry into any Contract or incurrence of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

                  (h) material change in any existing lease of real or personal property to which it is a party;

                  (i) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by any MNB Subsidiary of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or
(iii) otherwise incurred in the Ordinary Course of Business;

                  (j) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

                  (k) other than in the Ordinary Course of Business, cancellation or waiver by it of any debts, claims or rights with a value in excess of $15,000;

                  (l) any investment by it of a capital nature exceeding $50,000 or aggregate investments of a capital nature exceeding $100,000;

                  (m) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

                  (n) transaction for the borrowing or loaning of monies, other than in the Ordinary Course of Business;

                  (o) suffered any change or changes having a Material Adverse Effect on it, or in the operation or conduct of its respective business;

                  (p) conducted its respective business in any manner other than substantially as it was being conducted prior to such time;

                  (q) purchased any investment security that is callable prior to its stated maturity, that has a stated maturity of thirty (30) months or more or has a purchase price of greater than $250,000;

                  (r) obtained any variable rate advances with maturities of greater than one (1) year from the Federal Home Loan Bank;

                  (s) agreement material change in its accounting methods used; or

                  (t) agreement, whether oral or written, by it to do any of the foregoing.

         SECTION 4.18 PROPERTIES, CONTRACTS, EMPLOYEE BENEFIT PLANS AND OTHER AGREEMENTS. Except for loan agreements evidencing loans or loan commitments made by SNB in the Ordinary Course of Business, SCHEDULE 4.18 OF THE MNB BOOK OF SCHEDULES lists or describes the following with respect to MNB and each MNB Subsidiary:

                  (a) all real property owned by MNB and each MNB Subsidiary and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which MNB and each MNB Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of MNB or any MNB Subsidiary;

                  (b) All loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by MNB or any MNB

Subsidiary, exclusive of deposit agreements with customers of SNB entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

                  (c) each Applicable Contract that involves performance of services or delivery of goods or materials by MNB or any MNB Subsidiary of an amount or value in excess of $25,000;

                  (d) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of MNB or any MNB Subsidiary in excess of $25,000;

                  (e) each Applicable Contract not referred to elsewhere in this Section which:

                           (i) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;

                           (ii) materially affect the business or financial condition of MNB or any MNB Subsidiary;

                  (f) each lease, rental, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to or use of any personal property having a value per item or requiring payments in excess of $25,000, or with terms of more than one year;

                  (g) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "INTELLECTUAL PROPERTY ASSETS"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of MNB or any MNB Subsidiary;

                  (h) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (i) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by MNB or any MNB Subsidiary with any other Person;

                  (j) each Applicable Contract containing covenants that in any way purport to restrict the business activity of MNB or any MNB Subsidiary or any Affiliate of any of the foregoing, or limit the ability of MNB or any MNB Subsidiary or any Affiliate of any of the foregoing to engage in any line of business or to compete with any Person;

                  (k) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                  (l) the name and annual salary of each director and officer of MNB and each MNB Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by MNB, each MNB Subsidiary or a combination of any of them to or for the benefit of each such person in question for the years ended December 31, 1999 and 2000, and for the current fiscal year of MNB, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or other similar arrangement or plan with respect to each such person;

                  (m) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, employment, severance, change in control, deferred compensation, stock bonus, stock purchase or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by MNB or any MNB Subsidiary for the benefit of the officers, directors or employees of MNB or any MNB Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by MNB or any MNB Subsidiary for the benefit of the employees of MNB or any MNB Subsidiary (collectively, the "MNB EMPLOYEE BENEFIT PLANS"), and, in respect to any of them, the latest three (3) reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under the ERISA, the latest three (3) financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of MNB or any MNB Subsidiary;

                  (n) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by MNB or any MNB Subsidiary to be responsible for consequential damages;

                  (o) each Applicable Contract for capital expenditures in excess of $50,000, or all Applicable Contracts for all capital expenditures which in the aggregate require payments in excess of $100,000; and

                  (p) the name of each Person who is or would be entitled pursuant to any Contract or MNB Employee Benefit Plan to receive any payment from MNB or any MNB Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

                  (q) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

         Copies of each document, plan or Contract listed and described in
SCHEDULE 4.18 OF THE MNB BOOK OF SCHEDULES are appended to such Schedule.

         SECTION 4.19 NO DEFAULTS. Except as set forth in SCHEDULE 4.19 OF THE MNB BOOK OF SCHEDULES, each Contract identified or required to be identified in SCHEDULE 4.18 OF THE MNB BOOK OF SCHEDULES is in full force and effect in all material respects and is valid and enforceable in accordance with its terms, except as may be limited by any bankruptcy, insolvency, moratorium or by the exercise of judicial discretion. MNB and each MNB Subsidiary is, and at all times since January 1, 1998, has been, in full compliance with all applicable terms and requirements of each Contract under which MNB or any MNB Subsidiary has or had any obligation or liability or by which MNB or any MNB Subsidiary or any of their respective assets owned or used by them is or was bound, except where any such failure to be in full compliance did not have or would reasonably be expected not to have a Material Adverse Effect on MNB on a consolidated basis. Each other Person that has or had any obligation or liability under any such Contract under which MNB or any MNB Subsidiary has or had any rights is, and at all times since January 1, 1998, has been, to the Knowledge of MNB, in compliance with applicable terms and requirements of such Contract in all material respects. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give MNB, any MNB Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Applicable Contract. Except in the Ordinary Course of Business with respect to loans made by SNB, neither MNB nor any MNB Subsidiary has given to or received from any other Person, at any time since January 1, 1998, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Contract. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to MNB or any MNB Subsidiary under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

         SECTION 4.20 INSURANCE. SCHEDULE 4.20 OF THE MNB BOOK OF SCHEDULES lists the policies of insurance (including bankers blanket bond and insurance providing benefits for employees) owned or held by MNB or any MNB Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy that is replaced by coverage at least as extensive) until the Closing. All premiums due on such policies have been paid in full.

         SECTION 4.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth in SCHEDULE 4.21 OF THE MNB BOOK OF SCHEDULES and except for any of the following that did not have or would not reasonably be expected to have a Material Adverse Effect on MNB and the MNB Subsidiaries on a consolidated basis, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving MNB or any MNB Subsidiary or any of their respective assets that are pending or, to the Knowledge of MNB, Threatened, nor to the Knowledge of MNB is there any factual basis for any of the foregoing, as a result of any asserted failure of MNB or any MNB Subsidiary, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air

Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the "ENVIRONMENTAL LAWS"). No environmental clearances or other governmental approvals are required for the conduct of the business of MNB or any MNB Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of MNB, neither MNB nor any MNB Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

         SECTION 4.22 REGULATORY FILINGS. MNB and each MNB Subsidiary has filed in a timely manner all required filings with all proper Regulatory Authorities, including: (a) the Securities and Exchange Commission (the "SEC"); (b) the Federal Reserve; (c) the Federal Deposit Insurance Corporation (the "FDIC"); and (d) the OCC. To the Knowledge of MNB, all filings with such federal and state regulatory agencies were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Accurate and complete copies of each document filed by MNB with the SEC since January 1, 2001, are attached as SCHEDULE 4.22 OF THE MNB BOOK OF SCHEDULES.

         SECTION 4.23 AGENCY AND CUSTODIAL ACCOUNTS. Each MNB Subsidiary has properly administered all accounts for which it acts as fiduciary, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements and common law. No MNB Subsidiary or any of its respective directors, officers or employees has committed any breach of trust with respect to any such account, and the accountings for each such account are true and correct in all material respects and accurately reflect the assets of such account.

         SECTION 4.24 DISCLOSURE. No representation or warranty made in this Agreement by MNB contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein under the circumstances under which they were made not misleading. Except as and to the extent reflected or reserved against in MNB's audited financial statements for the year ended December 31, 2000, or the Subsequent MNB Financial Statements (as such term is defined below), neither MNB nor any MNB Subsidiary has, and with respect to the Subsequent MNB Financial Statements will not have, any liabilities or obligations, of any nature, secured or unsecured, (whether accrued, absolute, contingent or otherwise) including, any Tax liabilities due or to become due, which would reasonably be expected to have a Material Adverse Effect on MNB.

         SECTION 4.25 BROKERAGE COMMISSIONS. Except as set forth in SCHEDULE
4.25 OF THE MNB BOOK OF SCHEDULES, none of MNB or any MNB Subsidiary or any of their respective

Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         SECTION 4.26 DELAYS. To the Knowledge of MNB, there is no reason why the granting of any of the regulatory approvals referred to in SECTION 8.2 would be denied, unduly delayed or otherwise unavailable.

                                    ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES BY LBI

         LBI hereby represents and warrants to MNB that the following are true and correct as of the date hereof, and will be true and correct as of the Effective Time:

         SECTION 5.1 LBI ORGANIZATION. LBI: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the OTS as a unitary savings and loan holding company pursuant to the Home Owners' Loan Act, as amended (the "HOLA"); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of LBI and all amendments thereto set forth in SCHEDULE 5.1 OF THE LBI BOOK OF SCHEDULES are complete and correct. LBI owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than all of the voting stock of LFSB and as set forth on SCHEDULE 5.1 OF THE LBI BOOK OF SCHEDULES.

         SECTION 5.2 LBI SUBSIDIARY ORGANIZATION. LFSB is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. LFSB has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the charter and bylaws of LFSB and all amendments thereto set forth in SCHEDULE 5.2 OF THE LBI BOOK OF SCHEDULES are complete and correct. LFSB owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than as shown on
SCHEDULE 5.2 OF THE LBI BOOK OF SCHEDULES.

         SECTION 5.3 AUTHORIZATION. LBI has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by LBI and the consummation by it of the transactions contemplated thereby, have been duly authorized by all necessary corporate action, subject to stockholder approval. This Agreement constitutes a legal, valid and binding obligation of LBI enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

         SECTION 5.4 NO CONFLICT. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, the charter, the bylaws or any resolution adopted by the board of directors or stockholders of, LBI or any LBI Subsidiary; (b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which LBI or any LBI Subsidiary, or any of the assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the HOLA, the Securities Act, the Exchange Act and the Kansas Code; and (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Applicable Contract to which LBI or any LBI Subsidiary is a party or by which any of their respective assets is bound; or
(d) result in the creation of any lien, charge or encumbrance upon, or with respect to, any of the assets owned or used by LBI or any LBI Subsidiary. Except for the requisite approval of its stockholders, neither LBI nor any LBI Subsidiary is or will be required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         SECTION 5.5 LBI CAPITALIZATION. The authorized capital stock of LBI consists, and at March 31, 2001, consisted of: (a) 10,000,000 shares of common stock, $0.10 par value per share, of which 2,281,312 shares were issued, and of which 1,188,874 shares were held in the treasury of LBI as of that date; and (b) 5,000,000 shares of preferred stock, no par value per share, none of which shares were issued and outstanding. The maximum number of shares of LBI Common Stock (assuming for this purpose that share equivalents constitute LBI Common Stock) that would be outstanding immediately prior to the Effective Time (including treasury shares) if all options, warrants, conversion rights and other rights with respect thereto were exercised and the restrictions on any restricted stock were no longer applicable is 1,298,259 shares. All of the outstanding shares of capital stock of LBI have been duly and validly authorized and issued and are fully paid and nonassessable. To the Knowledge of LBI and except as disclosed in this Agreement or on the Schedules, none of the shares of authorized capital stock of LBI are, nor on the Closing Date will they be, subject to any claim of right except pursuant to this Agreement. Except as contemplated in this Agreement or as set forth in SCHEDULE 5.5 OF THE LBI BOOK OF SCHEDULES, there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating LBI or any LBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of LBI or any LBI Subsidiary. There are no outstanding securities of LBI that are convertible into, or exchangeable for, any shares of LBI's capital stock, and except as provided in this Section or otherwise disclosed in this Agreement, LBI is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of LBI. None of the shares of LBI Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. LBI does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of LFSB and as set forth in SCHEDULE 5.5 OF THE LBI BOOK OF SCHEDULES. Except as disclosed in or permitted by this Agreement or as provided on SCHEDULE 5.5 OF THE LBI BOOK OF SCHEDULES, no shares of LBI capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by LBI or any LBI Subsidiary and no dividends or other distributions payable in any equity securities of LBI or any LBI Subsidiary have been declared, set aside, made or paid to the stockholders of LBI.

         SECTION 5.6 LBI SUBSIDIARY CAPITALIZATION. The authorized capital stock of LFSB consists, and at the Effective Time will consist, exclusively of 130,975 shares of common stock, $25.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the "LFSB BANK SHARES"). LBI is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of LFSB Shares, free and clear of any lien or encumbrance whatsoever, except as set forth in SCHEDULE 5.6 OF THE LBI BOOK OF SCHEDULES. The LFSB Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right except pursuant to this Agreement and as set forth in
SCHEDULE 5.6 OF THE LBI BOOK OF SCHEDULES. There are no options, warrants, rights, calls or commitments of any character relating to any additional shares of the capital stock of LFSB. No capital stock or other security issued by LFSB has been issued in violation of, or without compliance with, any preemptive rights of stockholders. There are no outstanding securities of LFSB that are convertible into, or exchangeable for, any shares of LFSB's capital stock, and LFSB is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of LFSB. The Bank does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth in SCHEDULE
5.6 OF THE LBI BOOK OF SCHEDULES.

         SECTION 5.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements of LBI are included in
SCHEDULE 5.7 OF THE LBI BOOK OF SCHEDULES:

                  (a) Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows of LBI for the years ended September 30, 1998, 1999 and 2000;

                  (b) Consolidated Balance Sheet and the related Statement of Income of LBI for the six months ended March 31, 2001; and

                  (c) TFRs for LFSB at the close of business on December 31, 1998, 1999 and 2000.

         The financial statements described in this Section (the "LBI FINANCIAL STATEMENTS") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of LBI and the LBI Subsidiaries at the respective dates of, and for the periods referred to in, the LBI Financial Statements. The financial statements described in clause (a) above are audited statements and have been prepared in conformity with GAAP. The financial statements described in clauses (b) and (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented, subject to year-end audit adjustments (which changes in the aggregate would not reasonably be expected to have a Material Adverse Effect on LBI on a consolidated basis). The LBI Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the LBI Financial Statements misleading in any material respect.

         SECTION 5.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of LBI and each LBI Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of LBI and each LBI Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of LBI and the LBI Subsidiaries.

         SECTION 5.9 TITLE TO PROPERTIES. LBI and each LBI Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent LBI Financial Statement or in
SCHEDULE 5.9 OF THE LBI BOOK OF SCHEDULES; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the LBI Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth in SCHEDULE 5.9 OF THE LBI BOOK OF SCHEDULES, LBI and each LBI Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on LBI on a consolidated basis, all buildings and structures owned by LBI and each LBI Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person

         SECTION 5.10 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in SCHEDULE 5.10 OF THE LBI BOOK OF SCHEDULES, the buildings, structures and equipment of LBI and each LBI Subsidiary are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on LBI on a consolidated basis, the real property, buildings, structures and equipment owned or leased by LBI and each LBI Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that LBI or any LBI Subsidiary purport to own are sufficient for the continued conduct of the business of LBI and such LBI Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

         SECTION 5.11 LOAN LOSS RESERVE. All loans and loan commitments extended by LFSB and any extensions, renewals or continuations of such loans and loan commitments (the "LBI LOANS") were made in accordance with customary lending standards of the LFSB in the Ordinary Course of Business. The LBI Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to LFSB enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally by the exercise of judicial discretion. All such LBI Loans are, and at the Closing will be, free and clear of any encumbrance or other charge, except for permitted liens, and LFSB has materially complied, and at the Closing will have materially complied with, all Legal Requirements relating to the LBI Loans. The reserve for probable loan and lease losses of LFSB is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off. None of the LBI Loans is subject to any material offset or claim of offset, and the aggregate loan balances in excess of LBI's consolidated reserve for loan and lease losses are to LBI's Knowledge, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

         SECTION 5.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in SCHEDULE 5.12 OF THE LBI BOOK OF SCHEDULES, neither LBI nor any LBI Subsidiary has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the LBI Financial Statements, liabilities and obligations arising under contracts and arrangements which are either set forth in SCHEDULE 5.18 OF THE LBI BOOK OF SCHEDULES, or are of a type described in SECTION 5.18, but not included in
SCHEDULE 5.18 OF THE LBI BOOK OF SCHEDULES because the amounts involved do not meet the amounts specified for inclusion in SCHEDULE 5.18 OF THE LBI BOOK OF SCHEDULES, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof and other liabilities or obligations that in the aggregate would not reasonably be expected to have a Material Adverse Effect on LBI on a consolidated basis. Since the date of the latest LBI Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of LBI or any LBI Subsidiary, and no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on LBI on a consolidated basis.

         SECTION 5.13 TAXES. LBI and each LBI Subsidiary has duly filed or will duly file all material Tax Returns required to be filed by it for all periods prior to the Closing, and each such Tax Return is or will be complete and accurate in all material respects. Except as set forth on SCHEDULE 5.13 OF THE LBI BOOK OF SCHEDULES, neither LBI nor any LBI Subsidiary is: (a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes; (b) a party to or is the subject of any pending Order, Proceeding, audit, examination or investigation by any Regulatory Authority that is related to assessment or collection of Taxes paid or payable by LBI or any LBI Subsidiary for any year, nor does LBI have any Knowledge of any of the foregoing that are Threatened; or (c) subject to any agreement extending the period for assessment or collection of any Tax. None of the Tax liabilities of LBI or any LBI Subsidiary has ever been audited by any Regulatory Authority since January 1, 1994. The reserve for Taxes in the audited financial statements of LBI for the year ended September 30, 2000, is adequate to cover all of the Tax liabilities of LBI and each LBI Subsidiary that may become payable in future years in respect to any transactions consummated prior to September 30, 2000. Neither LBI nor any LBI Subsidiary has and, to the LBI's Knowledge, will not have any liability for Taxes of any nature for or in respect of the operation of its respective businesses or ownership of its respective assets from September 30, 2000, up to and including the Effective Time, except to the extent reflected on the audited LBI Financial Statements for the year ended September 30, 2000, or on the Subsequent LBI Financial Statements or otherwise reflected in the books and records of LBI and the LBI Subsidiaries for the period following its then most recent of the Subsequent LBI Financial Statements. LBI has delivered to MNB true, correct and complete copies of all income Tax Returns previously filed with respect to the last three fiscal years of LBI and the LBI Subsidiaries and any tax examination reports and statements of deficiencies assessed or agreed to for any of LBI or any LBI Subsidiary for any such time period.

         SECTION 5.14 COMPLIANCE WITH ERISA. Except as set forth in SCHEDULE
5.14 OF THE LBI BOOK OF SCHEDULES, all employee benefit plans (as defined in
Section 3(3) of ERISA) established or maintained by LBI or any LBI Subsidiary or to which LBI or any LBI Subsidiary contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective
Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a Material Adverse Effect on LBI. No such employee benefit plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which LBI or any LBI Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing, which amounts would be material to LBI and the LBI Subsidiaries taken as a whole. Each employee benefit plan as defined in Section 4001(c)(3) of the Code satisfies the minimum funding standards of Section 412 of the Code (if applicable). There would be no obligations of LBI or any LBI Subsidiary under Title IV of ERISA relating to any employee benefit plan that is a multi-employer plan if any such plan were terminated or if LBI or any LBI Subsidiary withdrew from any such plan as of the Closing. No payments will be made as a result of the Merger that will be subject to nondeductibility under
Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

         SECTION 5.15 COMPLIANCE WITH LEGAL REQUIREMENTS. LBI and each LBI Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business and where failure to do so would reasonably be expected to have a Material Adverse Effect on LBI. Except as set forth in SCHEDULE 5.15 OF THE LBI BOOK OF SCHEDULES, LBI and each LBI Subsidiary is, and at all times since January 1, 1998, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except in each case where any non-compliance did not have, or would not reasonably be expected to have, a Material Adverse Effect on LBI on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by LBI or any LBI Subsidiary of, or a failure on the part of LBI or any LBI Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of LBI or any LBI Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on LBI on a consolidated basis. Except as set forth in SCHEDULE 5.15 OF THE LBI BOOK OF SCHEDULES, neither LBI nor any LBI Subsidiary has received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does LBI have any Knowledge, regarding any actual, alleged, possible or potential: (x) violation of, or failure to comply with, any material Legal Requirement to which LBI or any LBI Subsidiary, or any of the assets owned or used by any of them, is or has been subject, or investigation with respect to any of the foregoing conducted by any Regulatory Authority; or (y) obligation on the part of LBI or any LBI Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any material Legal Requirement.

         SECTION 5.16 LEGAL PROCEEDINGS; ORDERS. SCHEDULE 5.16 OF THE LBI BOOK OF SCHEDULES is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of LBI, Threatened against, affecting or involving LBI or any LBI Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 1998, that had, or would reasonably be expected to have, a Material Adverse Effect on LBI on a consolidated basis or that would impair LBI's ability to consummate any of the Contemplated Transactions, and there is no fact to LBI's Knowledge that would provide a basis for any other Proceeding or Order involving LBI or any LBI Subsidiary, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill that would reasonably be expected to have a Material Adverse Effect on LBI or that would impair LBI's ability to consummate any of the Contemplated Transactions. To the Knowledge of LBI, no officer, director, agent or employee of LBI or any LBI Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of LBI or any LBI Subsidiary.

         SECTION 5.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in SCHEDULE 5.17 OF THE LBI BOOK OF SCHEDULES, since September 30, 2000, LBI and each LBI Subsidiary has conducted its respective business only in the Ordinary Course of Business and with respect to each there has not been any:

                  (a) change in its authorized or issued capital stock;
grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock (except for payment of dividends and distributions from any wholly-owned LBI Subsidiary to LBI and pursuant to SECTION 7.4);

                  (b) amendment to its articles of incorporation, charter or bylaws or any resolutions adopted by its board of directors or stockholders with respect to the same;

                  (c) payment or increase of any bonuses, salaries or other compensation to any of its stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing LBI Employee Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee;

                  (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any LBI Employee Benefit Plan (as defined below);

                  (e) material damage to or destruction or loss of any of its assets or property, whether or not covered by insurance;

                  (f) entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

                  (g) except for this Agreement, entry into any Contract or incurrence of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

                  (h) material change in any existing lease of real or personal property to which it is a party;

                  (i) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by LFSB of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

                  (j) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

                  (k) other than in the Ordinary Course of Business, cancellation or waiver by it of any debts, claims or rights with a value in excess of $15,000;

                  (l) any investment by it of a capital nature exceeding $50,000 or aggregate investments of a capital nature exceeding $100,000;

                  (m) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

                  (n) transaction for the borrowing or loaning of monies, other than in the Ordinary Course of Business;

                  (o) suffered any change or changes having a Material
Adverse Effect on it, or in the operation or conduct of its respective business;

                  (p) conducted its respective business in any manner other than substantially as it was being conducted prior to such time;

                  (q) purchased any investment security that is callable prior to its stated maturity, that has a stated maturity of thirty (30) months or more or has a purchase price of greater than $250,000;

                  (r) obtained any variable rate advances with maturities of greater than one (1) year from the Federal Home Loan Bank;

                  (s) agreement material change in its accounting methods used; or

                  (t) agreement, whether oral or written, by it to do any of the foregoing.

         SECTION 5.18 PROPERTIES, CONTRACTS, EMPLOYEE BENEFIT PLANS AND OTHER AGREEMENTS. Except for loan agreements evidencing loans or loan commitments made by LFSB in the Ordinary Course of Business, SCHEDULE 5.18 OF THE LBI BOOK OF SCHEDULES lists or describes the following with respect to LBI and each LBI
Subsidiary:

                  (a) all real property owned by LBI and each LBI Subsidiary and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which LBI and each LBI Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of LBI or any LBI Subsidiary;

                  (b) All loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by LBI or any LBI

Subsidiary, exclusive of deposit agreements with customers of LFSB entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

                  (c) each Applicable Contract that involves performance of services or delivery of goods or materials by LBI or any LBI Subsidiary of an amount or value in excess of $25,000;

                  (d) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of LBI or any LBI Subsidiary in excess of $25,000;

                  (e) each Applicable Contract not referred to elsewhere in this Section which:

                           (i) relates to the future purchase of goods or
services in excess of the requirements of its respective business at current levels or for normal operating purposes;

                           (ii) materially affect the business or financial
condition of LBI or any LBI Subsidiary;

                  (f) each lease, rental, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to or use of any personal property having a value per item or requiring payments in excess of $25,000, or with terms of more than one year;

                  (g) each licensing agreement or other Applicable Contract with respect to Intellectual Property Assets, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of LBI or any LBI Subsidiary;

                  (h) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (i) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by LBI or any LBI Subsidiary with any other Person;

                  (j) each Applicable Contract containing covenants that in any way purport to restrict the business activity of LBI or any LBI Subsidiary or any Affiliate of any of the foregoing, or limit the ability of LBI or any LBI Subsidiary or any Affiliate of any of the foregoing to engage in any line of business or to compete with any Person;

                  (k) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                  (l) the name and annual salary of each director and officer of LBI and each LBI Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by LBI, each LBI Subsidiary or a combination of any of them to or for the benefit of each such person in question for the years ended September 30, 1999 and 2000, and for the current fiscal year of LBI, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or other similar arrangement or plan with respect to each such person;

                  (m) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, employment, severance, change in control, deferred compensation, stock bonus, stock purchase or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by LBI or any LBI Subsidiary for the benefit of the officers, directors or employees of LBI or any LBI Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by LBI or any LBI Subsidiary for the benefit of the employees of LBI or any LBI Subsidiary (collectively, the "LBI EMPLOYEE BENEFIT PLANS"), and, in respect to any of them, the latest three (3) reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under the ERISA, the latest three (3) financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of LBI or any LBI Subsidiary;

                  (n) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by LBI or any LBI Subsidiary to be responsible for consequential damages;

                  (o) each Applicable Contract for capital expenditures in excess of $50,000, or all Applicable Contracts for all capital expenditures which in the aggregate require payments in excess of $100,000; and

                  (p) the name of each Person who is or would be entitled pursuant to any Contract or LBI Employee Benefit Plan to receive any payment from LBI or any LBI Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

                  (q) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

         Copies of each document, plan or Contract listed and described in
SCHEDULE 5.18 OF THE LBI BOOK OF SCHEDULES are appended to such Schedule.

         SECTION 5.19 NO DEFAULTS. Except as set forth in SCHEDULE 5.19 OF THE LBI BOOK OF SCHEDULES, each Contract identified or required to be identified in
SCHEDULE 5.18 OF THE LBI BOOK OF SCHEDULES is in full force and effect in all material respects and is valid and enforceable in accordance with its terms, except as may be limited by any bankruptcy, insolvency, moratorium or by the exercise of judicial discretion. LBI and each LBI Subsidiary is, and at all times since January 1, 1998, has been, in full compliance with all applicable terms and requirements of each Contract under which LBI or any LBI Subsidiary has or had any obligation or liability or by which LBI or any LBI Subsidiary or any of their respective assets owned or used by them is or was bound, except where any such failure to be in full compliance did not have or would reasonably be expected not to have a Material Adverse Effect on LBI on a consolidated basis. Each other Person that has or had any obligation or liability under any such Contract under which LBI or any LBI Subsidiary has or had any rights is, and at all times since January 1, 1998, has been, to the Knowledge of LBI, in compliance with applicable terms and requirements of such Contract in all material respects. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give LBI, any LBI Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Applicable Contract. Except in the Ordinary Course of Business with respect to loans made by LFSB, neither LBI nor any LBI Subsidiary has given to or received from any other Person, at any time since January 1, 1998, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Contract. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to LBI or any LBI Subsidiary under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

         SECTION 5.20 INSURANCE. SCHEDULE 5.20 OF THE LBI BOOK OF SCHEDULES lists the policies of insurance (including bankers blanket bond and insurance providing benefits for employees) owned or held by LBI or any LBI Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy that is replaced by coverage at least as extensive) until the Closing. All premiums due on such policies have been paid in full.

         SECTION 5.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth in
SCHEDULE 5.21 OF THE LBI BOOK OF SCHEDULES and except for any of the following that did not have or would not reasonably be expected to have a Material Adverse Effect on LBI and the LBI Subsidiaries on a consolidated basis, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving LBI or any LBI Subsidiary or any of their respective assets that are pending or, to the Knowledge of LBI, Threatened, nor to the Knowledge of LBI is there any factual basis for any of the foregoing, as a result of any asserted failure of LBI or any LBI Subsidiary, or any predecessor thereof, to comply with any Environmental Laws. No environmental clearances or other governmental approvals are required for the conduct of the business of LBI or any LBI Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of LBI, neither LBI nor any LBI Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

         SECTION 5.22 REGULATORY FILINGS. LBI and each LBI Subsidiary has filed in a timely manner all required filings with all proper Regulatory Authorities, including: (a) the SEC; (b) the OTS; and (c) the FDIC. To the Knowledge of LBI, all filings with such federal and state regulatory agencies were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Accurate and complete copies of each document filed by LBI with the SEC since October 1, 2000, are attached as SCHEDULE 5.22 OF THE LBI BOOK
OF SCHEDULES.

         SECTION 5.23 AGENCY AND CUSTODIAL ACCOUNTS. Each LBI Subsidiary has properly administered all accounts for which it acts as fiduciary, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements and common law. No LBI Subsidiary or any of its respective directors, officers or employees has committed any breach of trust with respect to any such account, and the accountings for each such account are true and correct in all material respects and accurately reflect the assets of such account.

         SECTION 5.24 DISCLOSURE. No representation or warranty made in this Agreement by LBI contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein under the circumstances under which they were made not misleading. Except as and to the extent reflected or reserved against in LBI's audited financial statements for the year ended September 30, 2000, or the Subsequent LBI Financial Statements (as such term is defined below), neither LBI nor any LBI Subsidiary has, and with respect to the Subsequent LBI Financial Statements will not have, any liabilities or obligations, of any nature, secured or unsecured, (whether accrued, absolute, contingent or otherwise) including, any Tax liabilities due or to become due, which would reasonably be expected to have a Material Adverse Effect on LBI.

         SECTION 5.25 BROKERAGE COMMISSIONS. Except as set forth in SCHEDULE
5.25 OF THE LBI BOOK OF SCHEDULES, none of LBI or any LBI Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         SECTION 5.26 DELAYS. To the Knowledge of LBI, there is no reason why the granting of any of the regulatory approvals referred to in SECTION 8.2 would be denied, unduly delayed or otherwise unavailable.

                                    ARTICLE 6

                                COVENANTS OF MNB

         From and after the date hereof and until the Effective Time, MNB hereby covenants and agrees with LBI as follows:

         SECTION 6.1 INFORMATION, ACCESS AND CONFIDENTIALITY.

                  (a) Upon providing reasonable notice, LBI and its Representatives shall, at all times during normal business hours prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of MNB and each MNB Subsidiary. LBI and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of MNB and each MNB Subsidiary, including observation of any audit of, and examination of any audit work papers with respect to, MNB or any MNB Subsidiary, and of its and their financial and legal condition as LBI shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, that such access or investigation shall not interfere unnecessarily with the normal operations of MNB or any of the MNB Subsidiary. Upon request, MNB and each MNB Subsidiary will furnish LBI or its Representatives its attorneys' responses to auditors' requests for information and such financial and operating data and other information reasonably requested by LBI developed by MNB or any MNB Subsidiary, its auditors, accountants or attorneys (PROVIDED with respect to attorneys, such disclosure shall be limited to information that would not result in the waiver by MNB or any MNB Subsidiary of any claim of attorney-client privilege), and will permit LBI or its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for MNB or any MNB Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to LBI or its Representatives. No investigation by LBI shall affect the representations and warranties made by MNB. This Section shall not require the disclosure of any information the disclosure of which to LBI would be prohibited by law.

                  (b) Any confidential information or trade secrets received by MNB, its employees or agents in the course of the examination described in
SECTION 7.1 shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by MNB or, at LBI's request, returned to LBI in the event this Agreement is terminated as provided in SECTION 11.1. Such information shall not be used by MNB or its agents to the detriment of LBI or any LBI Subsidiary.

         SECTION 6.2 CARRY ON IN REGULAR COURSE. MNB and each MNB Subsidiary shall carry on its business diligently and substantially in the same manner as is presently being conducted and shall not make or institute any unusual or material change in its methods of doing business without the prior written consent of LBI, which consent shall not be unreasonably withheld or delayed. MNB shall, and shall also cause each MNB Subsidiary to, unless otherwise consented to in writing in advance by LBI:

                  (a) conduct its business only in the Ordinary Course of Business;

                  (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

                  (c) confer and consult with LBI concerning operational matters of a material nature, any sales of investment securities or loans that were not originated with the intent to sell, and any changes or revisions to the asset-liability management of SNB;

                  (d) enter into loan transactions only in accordance with sound credit practices and only on terms and conditions which are not materially more favorable than those available to the borrower from competitive sources in transactions in the ordinary course of business and consistent with prudent banking practices and policies and regulations of applicable regulatory authorities, and in that connection, MNB will consult and discuss with LBI all new credits or new lending relationships, or extensions or renewals of any existing credit relationships, approved in excess of $1,000,000 to any Person or Persons and his, her or their Affiliates from the date hereof to the Effective Time;

                  (e) consistent with past practice, maintain a reserve for probable loan and lease losses that is adequate in all material respects to provide for probable losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

                  (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

                  (g) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

                  (h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

         With respect to any written request by MNB for LBI's consent to any non-permitted action of MNB or any MNB Subsidiary described in this Section, MNB shall be entitled to conclusively presume LBI has consented to any such action unless MNB shall have received LBI's written objection to such action within three (3) Business Days of the date of LBI's receipt of such written request.

         SECTION 6.3 NEGATIVE COVENANTS. Except as otherwise provided by this Agreement, between the date of this Agreement and the Closing Date, MNB will not, and will cause each MNB Subsidiary not to, without the prior written consent of LBI, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in SECTION
4.17 is likely to occur. With respect to any written request by MNB for LBI's consent to any non-permitted action of MNB or any MNB Subsidiary described in this Section, MNB shall be entitled to conclusively presume LBI has consented to any such action unless MNB shall have received LBI's written objection to such action within three (3) Business Days of the date of LBI's receipt of such written request.

         SECTION 6.4 DIVIDENDS. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, MNB may continue to declare and pay to its stockholders, on dates consistent with its past practices, its normal quarterly cash dividend not to exceed $0.0625 per share of MNB Common Stock, and shall declare, pay or make no other dividend or other distribution or payment in respect of, or redemption of, shares of

MNB Common Stock, PROVIDED, HOWEVER, that MNB shall not declare the record date for any dividend, or pay or make any such dividend or other distribution or payment, in the quarter in which the Effective Time shall occur. It is the intent of this Section to provide that the holders of MNB Common Stock will receive either payment of dividends on their shares of MNB Common Stock as permitted under this Section or the payment of cash dividends as the holders of the MNB Exchange Shares for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a permitted dividend as stockholders of MNB and the payment of a cash dividend as the holders of the MNB Exchange Shares. If MNB does not declare and pay permitted dividends on its MNB Common Stock in a particular calendar quarter because of MNB's reasonable expectation that the Effective Time would occur in such quarter wherein the holders of MNB Common Stock would have become entitled to receive cash dividends for such calendar quarter on the MNB Exchange Shares, and the Effective Time does not in fact occur in said calendar quarter, then, as a result thereof, MNB shall be entitled to declare and pay a permitted dividend on said shares of MNB Common Stock for said calendar quarter as soon as reasonably practicable.

         SECTION 6.5 SUBSEQUENT MNB FINANCIAL STATEMENTS. As soon as available after the date hereof, MNB will furnish LBI copies of: (a) each filing made subsequent to April 1, 2001, by MNB with the SEC; (b) the monthly unaudited balance sheets and profit and loss statements of MNB on a consolidated basis, and SNB on a stand-alone basis, prepared in each case for MNB's internal use,
(c) the Call Report of SNB for each quarterly period completed after the date of this Agreement and prior to the Effective Time; and (d) all other financial reports or statements submitted by MNB or any MNB Subsidiary to Regulatory Authorities after the date hereof, to the extent permitted by law (collectively, the "SUBSEQUENT MNB FINANCIAL STATEMENTS"). The Subsequent MNB Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented, subject in the case of unaudited financial statements to year-end audit adjustments (which changes in the aggregate would not reasonably be expected to be materially adverse). The Subsequent MNB Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.

         SECTION 6.6 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, MNB will promptly notify LBI in writing if MNB or any MNB Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of MNB's representations and warranties as of the date of this Agreement, or if MNB or any MNB Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, MNB will promptly deliver to LBI a supplement to the Schedules specifying such change, PROVIDED, HOWEVER, that receipt of notice of such facts after the date of this Agreement shall have no effect on the truth and accuracy of the representations and warranties made in this Agreement and the delivery of any such updated Schedule shall not in itself be sufficient to cure any prior Breach. During the same period, MNB will promptly notify LBI of the occurrence of any Breach of any covenant of MNB in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 10 impossible or unlikely. MNB shall also provide to LBI copies of each written communication sent to its stockholders between the date of this Agreement and the Closing Date.

         SECTION 6.7 STOCKHOLDERS' MEETING. MNB shall cause a meeting of its stockholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. MNB shall send to its stockholders at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus (as defined below) which shall include a copy of this Agreement and a copy of Section 262 of the Delaware Code governing the rights of dissenting stockholders. Subject to its fiduciary duties, MNB and its board of directors shall recommend to stockholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the stockholders of MNB.

         SECTION 6.8 INFORMATION PROVIDED TO LBI. MNB agrees that none of the information concerning MNB or any MNB Subsidiary that is provided or to be provided by MNB to LBI for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the meeting of MNB's stockholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, MNB shall have no responsibility for the truth or accuracy of any information with respect to LBI or any LBI Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

         SECTION 6.9 ENVIRONMENTAL MATTERS. LBI may in its discretion, prior to the Closing, retain at its own expense an independent professional consultant to perform an environmental site assessment and render to LBI a report (an "ENVIRONMENTAL REPORT") to determine if any real property in which MNB holds any interest contains or gives evidence that any violations of Environmental Laws have occurred on any such property. Neither LBI nor its independent professional consultant shall enter upon any such real property in which MNB or any MNB Subsidiary holds only a mortgagee's interest without the prior permission of MNB and the Person in possession thereof. MNB shall not withhold such permission unreasonably, and shall use all reasonable efforts to obtain such permission for LBI from the Person in possession of any such mortgaged real property for which LBI desires its independent professional consultant to conduct a site assessment. LBI shall have no duty to act upon any information produced by such reviews or investigations with or for the benefit of MNB, any MNB Subsidiary or any other Person, but shall provide such information to MNB as soon as practicable after such information becomes available to LBI.

         SECTION 6.10 EXCLUSIVITY. Subject to its fiduciary duties and except as otherwise set forth herein, none of MNB, any MNB Subsidiary or any of their respective directors, officers, employees, professional and financial advisors, representatives, agents and Affiliates shall, directly or indirectly, make, encourage, facilitate, solicit, initiate or assist any inquiries, proposals, offers or expressions of interest from, or provide any nonpublic information or access to MNB's or any MNB Subsidiary's premises to, or participate in any discussions or negotiations with, any Person (other than LBI and Newco and their directors, officers, employees, professional and financial advisors, representatives, agents and Affiliates) concerning or relating to: (a) any merger, sale of assets not in the Ordinary Course of Business, acquisition, business combination, change of control or other similar transaction involving MNB or any MNB Subsidiary, or (b) any purchase or other acquisition by any Person of five percent (5%) or more of the capital stock of MNB or of any capital stock of any MNB Subsidiary, or (c) any issuance by any MNB Subsidiary of any shares of its capital stock (collectively, a "COMPETING MNB PROPOSAL"). MNB will promptly advise LBI of, and communicate to LBI the terms and conditions of, and the identity of the Person making, any Competing MNB Proposal, and will promptly furnish LBI with copies of any non-privileged documents provided to and received from such Person, and summaries of any other communications with respect to such Competing MNB Proposal. Upon the date of this Agreement, MNB will terminate all discussions and negotiations that it has heretofore engaged in or conducted with any other Person with respect to any of the above, and will advise its directors, officers, employees, professional and financial advisors, representatives, agents and Affiliates to also terminate the same. Notwithstanding the foregoing, MNB may engage in discussions or negotiations with, furnish nonpublic information concerning MNB and any MNB Subsidiary and their respective properties, assets and business, and grant access to the facilities of MNB and any MNB Subsidiary, to any Person that hereafter makes a Competing MNB Proposal that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by MNB, any MNB Subsidiary or any of their respective directors, officers, employees, professional or financial advisors, representatives, agents or Affiliates (an "UNSOLICITED MNB PROPOSAL"), but only to the extent that: (i) the board of directors of MNB receives a written opinion from its independent financial advisor that such proposal may be superior to the Contemplated Transactions from a financial point of view to MNB's stockholders; (ii) MNB's outside legal counsel advises MNB that the maker of the Unsolicited MNB Proposal may legally acquire MNB and SNB; (iii) MNB's board of directors, after consultation with its outside legal counsel, determines in good faith that such action is necessary for MNB's board of directors to comply with its fiduciary duties to its stockholders under all applicable Legal Requirements; and (iv) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, MNB provides reasonable notice to LBI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person.

         SECTION 6.11 BEST EFFORTS; COOPERATION. Subject to the terms and conditions of this Agreement, MNB agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this
ARTICLE 6 and ARTICLE 10, respectively, and to consummate the Contemplated Transactions as promptly as possible. MNB will not intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, MNB will, and will cause each MNB Subsidiary and all of the Affiliates and Representatives of MNB and each MNB Subsidiary to, cooperate with LBI with respect to all filings that LBI is required by Legal Requirements to make in connection with the Contemplated Transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Newco with full title to all properties, assets, rights, approvals, immunities and franchises of MNB, the proper officers and directors of MNB shall take all such necessary action to vest Newco with such rights.

         SECTION 6.12 AMENDMENT OF MNB RIGHTS AGREEMENT. Prior to the Effective Time, MNB shall take all actions that may be necessary to amend the Rights Agreement dated as of March 20, 2001, between MNB and SNB, to provide that LBI is not an "Acquiring Person" as defined by the Rights Agreement.

         SECTION 6.13 ACCRUAL OF COSTS. On or prior to the Closing Date, MNB shall fully pay or accrue as may be required by GAAP: (a) the cost of any benefits or contributions supplied or made or to be supplied or made through the Effective Time under any of the MNB Employee Benefit Plans; (b) the costs of any corrective action to bring any such plans into compliance with applicable law;
(c) the aggregate cost of complying with any representation, warranty or covenant of MNB set forth in this Agreement; and (d) all MNB Transactional Expenses.

                                    ARTICLE 7

                                COVENANTS OF LBI

         From and after the date hereof and until the Effective Time, LBI hereby covenants and agrees with MNB as follows:

         SECTION 7.1 INFORMATION, ACCESS AND CONFIDENTIALITY.

                  (a) Upon providing reasonable notice, MNB and its Representatives shall, at all times during normal business hours prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of LBI and each LBI Subsidiary. MNB and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of LBI and each LBI Subsidiary, including observation of any audit of, and examination of any audit work papers with respect to, LBI or any LBI Subsidiary, and of its and their financial and legal condition as MNB shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, that such access or investigation shall not interfere unnecessarily with the normal operations of LBI or any of the LBI Subsidiary. Upon request, LBI and each LBI Subsidiary will furnish MNB or its Representatives its attorneys' responses to auditors' requests for information and such financial and operating data and other information reasonably requested by MNB developed by LBI or any LBI
Subsidiary, its auditors, accountants or attorneys (PROVIDED with respect to attorneys, such disclosure shall be limited to information that would not result in the waiver by LBI or any LBI Subsidiary of any claim of attorney-client privilege), and will permit MNB or its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for LBI or any LBI Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to MNB or its Representatives. No investigation by MNB shall affect the representations and warranties made by LBI. This Section shall not require the disclosure of any information the disclosure of which to MNB would be prohibited by law.

                  (b) Any confidential information or trade secrets received by LBI, its employees or agents in the course of the examination described in
SECTION 6.1 shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by LBI or, at MNB's request, returned to MNB in the event this Agreement is terminated as provided in SECTION 11.1. Such information shall not be used by LBI or its agents to the detriment of MNB or any MNB Subsidiary.

         SECTION 7.2 CARRY ON IN REGULAR COURSE. LBI and each LBI Subsidiary shall carry on its business diligently and substantially in the same manner as is presently being conducted and shall not make or institute any unusual or material change in its methods of doing business without the prior written consent of MNB, which consent shall not be unreasonably withheld or delayed. LBI shall, and shall also cause each LBI Subsidiary to, unless otherwise consented to in writing in advance by MNB:

                  (a) conduct its business only in the Ordinary Course of Business;

                  (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

                  (c) confer and consult with MNB concerning operational matters of a material nature, any sales of investment securities or loans that were not originated with the intent to sell, and any changes or revisions to the asset-liability management of LFSB;

                  (d) enter into loan transactions only in accordance with sound credit practices and only on terms and conditions which are not materially more favorable than those available to the borrower from competitive sources in transactions in the ordinary course of business and consistent with prudent banking practices and policies and regulations of applicable regulatory authorities, and in that connection, LBI will consult and discuss with MNB all new credits or new lending relationships, or extensions or renewals of any existing credit relationships, approved in excess of $1,000,000 to any Person or Persons and his, her or their Affiliates from the date hereof to the Effective Time;

                  (e) consistent with past practice, maintain a reserve for probable loan and lease losses that is adequate in all material respects to provide for probable losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

                  (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

                  (g) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

                  (h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

         With respect to any written request by LBI for MNB's consent to any non-permitted action of LBI or any LBI Subsidiary described in this Section, LBI shall be entitled to conclusively presume MNB has consented to any such action unless LBI shall have received MNB's written objection to such action within three (3) Business Days of the date of MNB's receipt of such written request.

         SECTION 7.3 NEGATIVE COVENANTS. Except as otherwise provided by this Agreement, between the date of this Agreement and the Closing Date, LBI will not, and will cause each LBI Subsidiary not to, without the prior written consent of MNB, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in SECTION
5.17 is likely to occur. With respect to any written request by LBI for MNB's consent to any non-permitted action of LBI or any LBI Subsidiary described in this Section, LBI shall be entitled to conclusively presume MNB has consented to any such action unless LBI shall have received MNB's written objection to such action within three (3) Business Days of the date of MNB's receipt of such written request.

         SECTION 7.4 DIVIDENDS. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, LBI may continue to declare and pay to its stockholders, on dates consistent with its past practices, its normal quarterly cash dividend not to exceed $0.15 per share of LBI Common Stock, and shall declare, pay or make no other dividend or other distribution or payment in respect of, or redemption of, shares of LBI Common Stock, PROVIDED, HOWEVER, that LBI shall not declare the record date for any dividend, or pay or make any such dividend or other distribution or payment, in the quarter in which the Effective Time shall occur. It is the intent of this Section to provide that the holders of LBI Common Stock will receive either payment of dividends on their shares of LBI Common Stock as permitted under this Section or the payment of cash dividends as the holders of the LBI Exchange Shares for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a permitted dividend as stockholders of LBI and the payment of a cash dividend as the holders of the LBI Exchange Shares. If LBI does not declare and pay permitted dividends on its LBI Common Stock in a particular calendar quarter because of LBI's reasonable expectation that the Effective
Time would occur in such quarter wherein the holders of LBI Common Stock would have become entitled to receive cash dividends for such calendar quarter on the LBI Exchange Shares, and the Effective Time does not in fact occur in said calendar quarter, then, as a result thereof, LBI shall be entitled to declare and pay a permitted dividend on said shares of LBI Common Stock for said calendar quarter as soon as reasonably practicable.

         SECTION 7.5 SUBSEQUENT LBI FINANCIAL STATEMENTS. As soon as available after the date hereof, LBI will furnish MNB copies of: (a) each filing made subsequent to April 1, 2001, by LBI with the SEC; (b) the monthly unaudited balance sheets and profit and loss statements of LBI on a consolidated basis, and LFSB on a stand-alone basis, prepared in each case for LBI's internal use,
(c) the TFR of LFSB for each quarterly period completed after the date of this Agreement and prior to the Effective Time; and (d) all other financial reports or statements submitted by LBI or any LBI Subsidiary to Regulatory Authorities after the date hereof, to the extent permitted by law (collectively, the "SUBSEQUENT LBI FINANCIAL STATEMENTS"). The Subsequent LBI Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented, subject in the case of unaudited financial statements to year-end audit adjustments (which changes in the aggregate would not reasonably be expected to be materially adverse). The Subsequent LBI Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.

         SECTION 7.6 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, LBI will promptly notify MNB in writing if LBI or any LBI Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of LBI's representations and warranties as of the date of this Agreement, or if LBI or any LBI Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, LBI will promptly deliver to MNB a supplement to the Schedules specifying such change, PROVIDED, HOWEVER, that receipt of notice of such facts after the date of this Agreement shall have no effect on the truth and accuracy of the representations and warranties made in this Agreement and the delivery of any such updated Schedule shall not in itself be sufficient to cure any prior Breach. During the same period, LBI will promptly notify MNB of the occurrence of any Breach of any covenant of LBI in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 9 impossible or unlikely. LBI shall also provide to MNB copies of each written communication sent to its stockholders between the date of this Agreement and the Closing Date.

         SECTION 7.7 STOCKHOLDERS' MEETING. LBI shall cause a meeting of its stockholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. LBI shall send to its stockholders at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus (as defined below). Subject to its fiduciary duties, LBI and its board of directors shall recommend to stockholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the stockholders of LBI.

         SECTION 7.8 INFORMATION PROVIDED TO MNB. LBI agrees that none of the information concerning LBI or any LBI Subsidiary that is provided or to be provided by LBI to MNB for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the meeting of LBI's stockholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, LBI shall have no responsibility for the truth or accuracy of any information with respect to MNB or any MNB Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

         SECTION 7.9 ENVIRONMENTAL MATTERS. MNB may in its discretion, prior to the Closing, retain at its own expense an independent professional consultant to perform an environmental site assessment and render to MNB an Environmental Report to determine if any real property in which LBI holds any interest contains or gives evidence that any violations of Environmental Laws have occurred on any such property. Neither MNB nor its independent professional consultant shall enter upon any such real property in which LBI or any LBI Subsidiary holds only a mortgagee's interest without the prior permission of LBI and the Person in possession thereof. LBI shall not withhold such permission unreasonably, and shall use all reasonable efforts to obtain such permission for MNB from the Person in possession of any such mortgaged real property for which MNB desires its independent professional consultant to conduct a site assessment. MNB shall have no duty to act upon any information produced by such reviews or investigations with or for the benefit of LBI, any LBI Subsidiary or any other Person, but shall provide such information to LBI as soon as practicable after such information becomes available to MNB.

         SECTION 7.10 EXCLUSIVITY. Subject to its fiduciary duties and except as otherwise set forth herein, none of LBI, any LBI Subsidiary or any of their respective directors, officers, employees, professional and financial advisors, representatives, agents and Affiliates shall, directly or indirectly, make, encourage, facilitate, solicit, initiate or assist any inquiries, proposals, offers or expressions of interest from, or provide any nonpublic information or access to LBI's or any LBI Subsidiary's premises to, or participate in any discussions or negotiations with, any Person (other than MNB and Newco and their directors, officers, employees, professional and financial advisors, representatives, agents and Affiliates) concerning or relating to: (a) any merger, sale of assets not in the Ordinary Course of Business, acquisition, business combination, change of control or other similar transaction involving LBI or any LBI Subsidiary, or (b) any purchase or other acquisition by any Person of five percent (5%) or more of the capital stock of LBI or of any capital stock of any LBI Subsidiary, or (c) any issuance by any LBI Subsidiary of any shares of its capital stock (collectively, a "COMPETING LBI PROPOSAL"). LBI will promptly advise MNB of, and communicate to MNB the terms and conditions of, and the identity of the Person making, any Competing LBI Proposal, and will promptly furnish MNB with copies of any non-privileged documents provided to and received from such Person, and summaries of any other communications with respect to such Competing LBI Proposal. Upon the date of this Agreement, LBI will terminate all discussions and negotiations that it has heretofore engaged in or conducted with any other Person with respect to any of the above, and will advise its directors, officers, employees, professional and financial advisors, representatives, agents and Affiliates to also terminate the same. Notwithstanding the foregoing, LBI may engage in discussions or negotiations with, furnish nonpublic information concerning LBI and any LBI Subsidiary and their respective properties, assets and business, and grant access to the facilities of LBI and any LBI Subsidiary, to any Person that hereafter makes a Competing LBI Proposal that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by LBI, any LBI Subsidiary or any of their respective directors, officers, employees, professional or financial advisors, representatives, agents or Affiliates (an "UNSOLICITED LBI PROPOSAL"), but only to the extent that: (i) the board of directors of LBI receives a written opinion from its independent financial advisor that such proposal may be superior to the Contemplated Transactions from a financial point of view to LBI's stockholders; (ii) LBI's outside legal counsel advises LBI that the maker of the Unsolicited LBI
Proposal may legally acquire LBI and LFSB; (iii) LBI's board of directors, after consultation with its outside legal counsel, determines in good faith that such action is necessary for LBI's board of directors to comply with its fiduciary duties to its stockholders under all applicable Legal Requirements; and (iv) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, LBI provides reasonable notice to MNB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person.

         SECTION 7.11 BEST EFFORTS; COOPERATION. Subject to the terms and conditions of this Agreement, LBI agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this
ARTICLE 7 and ARTICLE 9, respectively, and to consummate the Contemplated Transactions as promptly as possible. LBI will not intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, LBI will, and will cause each LBI Subsidiary and all of the Affiliates and Representatives of LBI and each LBI Subsidiary to, cooperate with MNB with respect to all filings that MNB is required by Legal Requirements to make in connection with the Contemplated Transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Newco with full title to all properties, assets, rights, approvals, immunities and franchises of LBI, the proper officers and directors of LBI shall take all such necessary action to vest Newco with such rights.

         SECTION 7.12 DATA PROCESSING AGREEMENT. LBI agrees to consult with MNB prior to the entry by it or any LBI subsidiary into any new, or any extension of any existing, data processing agreement. LBI agrees to coordinate with MNB the negotiation of any new or extension of any existing data processing agreement with the purpose of achieving the best possible economic and business result in light of the Bank Merger.

         SECTION 7.13 ACCRUAL OF COSTS. On or prior to the Closing Date, LBI shall fully pay or accrue as may be required by GAAP: (a) the cost of any benefits or contributions supplied or made or to be supplied or made through the Effective Time under any of the LBI Employee Benefit Plans; (b) the costs of any corrective action to bring any such plans into compliance with applicable law;
(c) the aggregate cost of complying with any representation, warranty or covenant of LBI set forth in this Agreement; and (d) all LBI Transactional Expenses.

                                    ARTICLE 8

                            COVENANTS OF ALL PARTIES

         SECTION 8.1 NECESSARY APPROVALS. LBI and MNB agree that MNB's counsel will have primary responsibility for preparation of the Registration Statement and MNB will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of LBI and MNB and their respective Subsidiaries and Newco agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

         SECTION 8.2 REGULATORY APPROVALS. By no later than forty-five (45) days after the date of this Agreement, Newco shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the OTS pursuant to the HOLA; (c) the OCC pursuant to the National Bank Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. LBI and MNB shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, LBI and MNB and their respective counsel shall be provided with the opportunity to comment thereon, and LBI, MNB and Newco each agree promptly to advise each other and each other's counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings.

         SECTION 8.3 SEC REGISTRATION. By no later than sixty (60) days after the date of this Agreement, Newco shall file with the SEC a Registration Statement on an appropriate form under the Securities Act covering the shares of Newco Common Stock to be issued pursuant to this Agreement and shall use all reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (the Registration Statement, and any amendments and supplements thereto, is referred to as the "REGISTRATION STATEMENT"). The Registration Statement shall include a Proxy Statement-Prospectus prepared by Newco that is reasonably acceptable to MNB and LBI (the "PROXY STATEMENT-PROSPECTUS"), for use in connection with the meetings of the stockholders of MNB and LBI referred to in SECTION 6.7 and SECTION 7.7, respectively, of this Agreement, all in accordance with the rules and regulations of the SEC. Newco shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of Newco Common Stock to stockholders of LBI and MNB. In advance of any filing made under this Section, LBI and MNB and their respective counsel shall be provided with the opportunity to comment thereon, and LBI, MNB and Newco each agree promptly to advise each other and each other's counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings.

         SECTION 8.4 CUSTOMER AND EMPLOYEE RELATIONSHIPS. Each of LBI and MNB agrees that its respective representatives may jointly:

                  (a) participate in meetings or discussions with officers and employees of MNB and LBI and their Subsidiaries in connection with employment opportunities with Newco after the Effective Time; and

                  (b) contact Persons having dealings with MNB or LBI or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Newco after the Effective Time.

         SECTION 8.5 NEWCO EXPENSES. Except as otherwise provided herein, all costs and expenses incurred by a party to this Agreement shall be borne by such party, including the fees of their respective accountants and attorneys. All organizational expenses of Newco and other reasonable expenses incurred by Newco in the performance of its duties under this Agreement shall be shared equally between MNB and LBI.

         SECTION 8.6 PUBLICITY. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

         SECTION 8.7 EMPLOYEE BENEFIT PLAN PAYMENTS; NEWCO EMPLOYEE BENEFITS. LBI and MNB agree to take or cause to be taken the actions described in SCHEDULE
8.7 with respect to the payment of amounts due under the LBI Employee Benefits Plans and MNB Employee Benefits Plans, and to the organization of Newco. LBI and MNB further agree to cooperate to determine prior to the Closing the types of benefits to be offered after the Effective Time by Newco to former employees of MNB and LBI who become employees of Newco.

         SECTION 8.8 DIRECTOR AND OFFICER LIABILITY COVERAGE. LBI and MNB agree to cooperate to attempt to obtain after the Effective Time directors' and officers' liability insurance coverage for the officers and directors of Newco, to the extent the same is economically practicable. Any such coverage shall be on substantially the same terms and conditions and provide the same coverage against personal liability for actions taken after the Effective Time as the most protective coverage which is currently provided to officers and directors of either MNB or LBI. Such coverage may be provided through an insurance policy or through an agreement by Newco to indemnify such officers and directors. LBI and MNB also agree to cooperate to attempt to obtain as of the Effective Time and to maintain in effect for a period of not less than three (3) years after the Effective Time directors' and officers' liability insurance coverage for the officers and directors of each of LBI and MNB with respect to actions taken by them prior to the Effective Time to the extent that such coverage is available and mutually determined by the parties to be economically practicable ("TAIL COVERAGE"). Notwithstanding any such Tail Coverage, the parties further agree that after the Effective Time Newco will indemnify for a period of six (6) years the current and past officers and directors of LBI and MNB for all actions taken by them prior to the Effective Time in their respective capacities as officers and directors of LBI and MNB to the same extent as the indemnification provided by LBI or MNB to its respective officers and directors as of the time immediately prior to the Effective Time. The directors and officers of LBI and MNB shall be third party beneficiaries to this Section and this Section shall survive the Effective Time.

         SECTION 8.9 ACTIONS BY NEWCO. Prior to the date hereof, LBI and MNB have incorporated Newco under the Delaware Code, and Newco has issued one half of Newco's capital stock to each of MNB and LBI. MNB and LBI agree that from and after the date hereof they shall each cause Newco to take all other corporate and other actions that are necessary for Newco to comply with its respective obligations under this Agreement and to effectuate the Contemplated Transactions.

         SECTION 8.10 EMPLOYMENT AGREEMENTS. Unless otherwise provided in this Agreement, Newco shall honor the terms of all employment, change in control and severance agreements in effect as of the date of this Agreement and to which any of LBI, MNB or any of their respective Subsidiaries is a party. LBI and MNB shall cause Newco to enter into employment agreements in the form of EXHIBIT G with the individuals listed on such Exhibit to become effective at the Effective Time.

         SECTION 8.11 TRADEMARKS. Prior to the Closing Date, LBI and MNB shall cause Newco to purchase any Intellectual Property Assets (including logos) and associated goodwill owned by LBI, MNB or any of their respective Subsidiaries.

                                    ARTICLE 9

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MNB

            MNB's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by MNB at the Closing is subject to the satisfaction, at or prior to the

Closing, of each of the following conditions (any of which may be waived by MNB, in whole or in part):

         SECTION 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of LBI set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, PROVIDED, HOWEVER, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and PROVIDED FURTHER, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

         SECTION 9.2 LBI'S PERFORMANCE. LBI shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, PROVIDED, HOWEVER, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, LBI shall have performed and complied in all respects with such covenants and obligations.

         SECTION 9.3 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by LBI in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for MNB.

         SECTION 9.4 STATUTORY REQUIREMENTS. This Agreement shall have been duly and validly authorized by the stockholders of LBI. Such stockholder approval shall have been obtained in conformity with all applicable laws at a meeting of stockholders for which proxies are solicited in compliance with applicable laws and requirements.

         SECTION 9.5 NO PROCEEDINGS. Neither LBI nor any LBI Subsidiary shall be made a party to, or to the Knowledge of LBI, Threatened by any Proceedings which, in the reasonable opinion of MNB, have or are likely to have a Material Adverse Effect on LBI, and no Proceeding shall have been instituted, made or threatened by any Person relating to the Merger or the validity or propriety of the Contemplated Transactions that MNB reasonably believes will result in material damages or an Order enjoining the Merger or a determination that LBI failed to comply with legal requirements of a material nature in connection with any of the Contemplated Transactions.

         SECTION 9.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. From the date hereof to the Effective Time, there shall be and have been no Material Adverse Effect on LBI, or any event or occurrence reasonably likely to result in a Material Adverse Effect on LBI, excluding costs associated with the Contemplated Transactions and any payments that become due and payable under any LBI Employee Benefits Plans as a result of the occurrence of the Contemplated Transactions.

         SECTION 9.7 REGULATORY APPROVALS. All of the approvals from Regulatory Authorities referred to in SECTION 8.2, or otherwise reasonably necessary in the opinion of MNB to consummate the Contemplated Transactions, shall have been obtained and shall be reasonably satisfactory to MNB.

         SECTION 9.8 REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

         SECTION 9.9 FAIRNESS OPINION. As of the date of this Agreement and prior to distribution of the Proxy Statement-Prospectus to the stockholders of MNB, MNB shall have received an opinion from McConnell, Budd & Downes, Inc. to the effect that the consideration to be received by MNB's stockholders in connection with the Merger, from a financial point of view, is fair to MNB's stockholders, and the same shall not have been withdrawn prior to the Closing.

         SECTION 9.10 ENVIRONMENTAL REPORTS. MNB shall have been granted acceptable access to any real property in which LBI or any LBI Subsidiary has an interest and for which MNB desired its independent professional consultant to prepare an Environmental Report, and the results of any Environmental Report rendered to MNB with respect to such real property shall have not disclosed any violation of Environmental Laws which would reasonably be expected to have a Material Adverse Effect on LBI.

         SECTION 9.11 TAX OPINION. MNB shall have received an opinion of KPMG LLP, in form and substance reasonably satisfactory to it, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that the Merger will constitute a tax free reorganization under Section 368 of the Code.

         SECTION 9.12 OTHER CONSENTS AND APPROVALS. Any consents or approvals other than those described in SECTION 9.7 that are required to be secured by LBI to consummate the Contemplated Transactions shall have been obtained and shall be reasonably satisfactory to MNB.

                                   ARTICLE 10

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LBI

            LBI's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by LBI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by LBI, in whole or in part):

         SECTION 10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of MNB set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, PROVIDED, HOWEVER, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and PROVIDED FURTHER, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

         SECTION 10.2 MNB'S PERFORMANCE. MNB shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, PROVIDED, HOWEVER, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MNB shall have performed and complied in all respects with such covenants and obligations.

         SECTION 10.3 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by MNB in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for LBI.

         SECTION 10.4 STATUTORY REQUIREMENTS. This Agreement shall have been duly and validly authorized by the stockholders of MNB. Such stockholder approval shall have been obtained in conformity with all applicable laws at a meeting of stockholders for which proxies are solicited in compliance with applicable laws and requirements.

         SECTION 10.5 NO PROCEEDINGS. Neither MNB nor any MNB Subsidiary shall be made a party to, or to the Knowledge of MNB, Threatened by any Proceedings which, in the reasonable opinion of LBI, have or are likely to have a Material Adverse Effect on MNB, and no Proceeding shall have been instituted, made or threatened by any Person relating to the Merger or the validity or propriety of the Contemplated Transactions that LBI reasonably believes will result in material damages or an Order enjoining the Merger or a determination that MNB failed to comply with legal requirements of a material nature in connection with any of the Contemplated Transactions.

         SECTION 10.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. From the date hereof to the Effective Time, there shall be and have been no Material Adverse Effect on MNB, or any event or occurrence reasonably likely to result in a Material Adverse Effect on MNB, excluding costs associated with the Contemplated Transactions and any payments that become due and payable under any MNB Employee Benefits Plans as a result of the occurrence of the Contemplated Transactions.

         SECTION 10.7 REGULATORY APPROVALS. All of the approvals from Regulatory Authorities referred to in SECTION 8.2, or otherwise reasonably necessary in the opinion of LBI to consummate the Contemplated Transactions, shall have been obtained and shall be reasonably satisfactory to LBI.

         SECTION 10.8 REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

         SECTION 10.9 ACCRUAL OF COSTS. On or prior to the Closing Date, the sum of: (a) the cost of any benefits or contributions supplied or made or to be supplied or made through the Effective Time under any of the MNB Employee Benefit Plans; (b) the costs of any corrective action to bring any such plans into compliance with applicable law; (c) the aggregate cost of complying with any representation, warranty or covenant of MNB set forth in this Agreement; and (d) all MNB Transactional Expenses shall be fully paid or accrued for in accordance with GAAP.

         SECTION 10.10 FAIRNESS OPINION. As of the date of this Agreement and prior to distribution of the Proxy Statement-Prospectus to the stockholders of LBI, LBI shall have received an opinion from Keefe Bruyette & Woods, Inc. to the effect that the consideration to be received by LBI's stockholders in connection with the Merger, from a financial point of view, is fair to LBI's stockholders, and the same shall not have been withdrawn prior to the Closing.

         SECTION 10.11 ENVIRONMENTAL REPORTS. LBI shall have been granted acceptable access to any real property in which MNB or any MNB Subsidiary has an interest and for which LBI desired its independent professional consultant to prepare an Environmental Report, and the results of any Environmental Report rendered to LBI with respect to such real property shall have not disclosed any violation of Environmental Laws which would reasonably be expected to have a Material Adverse Effect on MNB.

         SECTION 10.12 TAX OPINION. LBI shall have received an opinion of KPMG LLP, in form and substance reasonably satisfactory to it, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that the Merger will constitute a tax free reorganization under Section 368 of the Code.

         SECTION 10.13 OTHER CONSENTS AND APPROVALS. Any consents or approvals other than those described in SECTION 10.7 that are required to be secured by MNB to consummate the Contemplated Transactions shall have been obtained and shall be reasonably satisfactory to LBI.

                                   ARTICLE 11

                           TERMINATION AND ABANDONMENT

         SECTION 11.1 TERMINATION OF AGREEMENT. This Agreement may be terminated only as set forth below:

                  (a) by mutual consent of the Boards of Directors of MNB and LBI, each evidenced by appropriate written resolutions;

                  (b) by MNB if: (i) any of the conditions in ARTICLE 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of MNB to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Newco or its stockholders if the Closing were to occur; and (iii) MNB has not waived such condition on or before the Closing Date, PROVIDED, HOWEVER, that the condition set forth in clause

(ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent: (A) action, (B) failure to act or (C) misrepresentation, of or by LBI;

                  (c) by LBI if: (i) any of the conditions in ARTICLE 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of LBI to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Newco or its stockholders if the Closing were to occur; and (iii) LBI has not waived such condition on or before the Closing Date, PROVIDED, HOWEVER, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent:
(A) action, (B) failure to act or (C) misrepresentation, of or by MNB;

                  (d) by MNB by giving written notice of such termination to LBI if: (i) there has been (A) a material breach of any covenant herein (except for breaches of SECTION 7.7 or SECTION 7.10, which are separately addressed in SECTION 11.1(g)) on the part of LBI which has not been cured or adequate assurance of cure given, in either case within thirty
(30) Business Days following notice of such breach from MNB, unless such breach or failure is a result of the failure by MNB to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of LBI herein that (individually or, together with other such breaches, in the aggregate) could reasonably be expected to have a Material Adverse Effect on Newco following the consummation of the Merger, and that, in the reasonable opinion of MNB's board of directors, by its nature cannot be cured on or prior to the Termination Date; or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

                  (e) by LBI by giving written notice of such termination to MNB if: (i) there has been (A) a material breach of any covenant herein (except for breaches of SECTION 6.7 or SECTION 6.10 which are separately addressed in SECTION 11.1(h)) on the part of MNB which has not been cured or adequate assurance of cure given, in either case within thirty
(30) Business Days following notice of such breach from LBI, unless such breach or failure is a result of the failure by LBI to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of MNB herein that (individually or, together with other such breaches, in the aggregate) could reasonably be expected to have a Material Adverse Effect on Newco, following the consummation of the Merger, and that, in the reasonable opinion of LBI's board of directors, by its nature cannot be cured on or prior to the Termination Date; or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

                  (f) by MNB or LBI, by giving written notice of such termination to the other party or parties, if: (i) the Federal Reserve, the OTS the OCC or any Regulatory Authority the approval of which is required for consummation of the Contemplated Transactions has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal; or (iii) the Effective Time shall not have occurred at or before 11:59 p.m. on the Termination Date, PROVIDED, HOWEVER (and without limiting the applicability, if any, of the provisions of SECTION
11.2 below, with respect to the occurrence of any event described in clauses
(i) or (ii) above), that the right to terminate this Agreement under this
SECTION 11.1(f) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of the event described in clause (iii) above;

                  (g) by MNB, by giving written notice of such termination to LBI, and subject to the special termination fee set forth in
SECTION 11.5(a) if: (i) LBI breaches its obligations under SECTION 7.10; (ii) LBI breaches any of its obligations under SECTION 7.7 to call a stockholders' meeting to vote on, and to recommend to its stockholders to vote to approve, this Agreement and the Contemplated Transactions, including the Merger; or
(iii) LBI's stockholders fail to approve this Agreement and the Merger;

                  (h) by LBI, by giving written notice of such termination to MNB, and subject to the special termination fee set forth in
SECTION 11.5(b) if: (i) MNB breaches its obligations under SECTION 6.10; (ii) MNB breaches any of its obligations under SECTION 6.7 to call a stockholders' meeting to vote on, and to recommend to its stockholders to vote to approve, this Agreement and the Contemplated Transactions, including the Merger; or
(iii) MNB's stockholders fail to approve this Agreement and the Merger;

                  (i) by MNB, by giving written notice of such termination to LBI, and subject to the special termination fee set forth in
SECTION 11.5(a), if MNB receives an Unsolicited MNB Proposal that is determined in good faith by the MNB Board of Directors, after consultation with MNB's financial advisor, is on terms that are more favorable to the stockholders of MNB than the Merger and has a reasonable prospect of being consummated in accordance with its terms (a "SUPERIOR MNB PROPOSAL"); PROVIDED, HOWEVER, that MNB shall not be permitted to terminate this Agreement pursuant to this SECTION 11.1(i) unless MNB shall have given LBI five (5) Business Days' prior written notice thereof (or, if there are less than five (5) Business Days remaining prior to the Closing, written notice prior to the Closing) of its intent to so terminate this Agreement pursuant to this SECTION 11.1(i), together with a summary of the terms of, and the identity of the Person making, such Superior MNB Proposal;

                  (j) by LBI, by giving written notice of such termination to MNB, and subject to the special termination fee set forth in
SECTION 11.5(b), if LBI receives an Unsolicited LBI Proposal that is determined in good faith by the LBI Board of Directors, after consultation with

LBI's financial advisor, is on terms that are more favorable to the stockholders of LBI than the Merger and has a reasonable prospect of being consummated in accordance with its terms (a "SUPERIOR LBI PROPOSAL"), PROVIDED, HOWEVER, that LBI shall not be permitted to terminate this Agreement pursuant to this SECTION 11.1(j) unless LBI shall have given MNB five (5) Business Days' prior written notice thereof (or, if there are less than five (5) Business Days remaining prior to the Closing, written notice prior to the Closing) of its intent to so terminate this Agreement pursuant to this SECTION 11.1(j), together with a summary of the terms of, and the identity of the Person making, such Superior LBI Proposal;

                  (k) by MNB, by giving written notice of such termination to LBI, and subject to the special termination fee set forth in
SECTION 11.5(b), if the fairness opinion provided for in SECTION 9.9 shall have been withdrawn prior to the Closing; or

                  (l) by LBI, by giving written notice of such termination to MNB, and subject to the special termination fee set forth in
SECTION 11.5(a), if the fairness opinion provided for in SECTION 10.9 shall have been withdrawn prior to the Closing.

         SECTION 11.2 EFFECT OF TERMINATION OR ABANDONMENT. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to SECTION 11.1, this Agreement shall become null and void, MNB shall bear all MNB Transactional Expenses, LBI shall bear all LBI Transactional Expenses, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except for the obligations of MNB and LBI concerning confidentiality referred to in
SECTION 6.1 and SECTION 7.1, respectively, and except as provided under
SECTION 11.3, SECTION 11.4 and SECTION 11.5.

         SECTION 11.3 PAYMENTS TO LBI. Subject to the further provisions of this Section, if: (a) LBI terminates this Agreement pursuant to SECTION 11.1(h)(iii); or (b) MNB terminates this Agreement pursuant to SECTION 11.1(k), then in any such case, MNB shall pay to LBI, upon its written demand, the LBI Transactional Expenses in an amount not to exceed $350,000. Also subject to the further provisions of this Section, if LBI terminates this Agreement pursuant to SECTION 11.1(e)(i)(A), SECTION 11.1(h)(i) or
SECTION 11.1(h)(ii), then in any such case, MNB shall pay to LBI, upon its written demand, the LBI Transactional Expenses in an amount not to exceed $350,000, and an additional sum equal to $500,000 (the "MNB BASE TERMINATION FEE"). The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as LBI shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of LBI and the LBI Subsidiaries against MNB, the MNB Subsidiaries and their respective officers, directors, employees and stockholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; PROVIDED, HOWEVER, that nothing herein shall preclude or bar LBI from asserting or enforcing any such claim against any Person other than MNB, the MNB Subsidiaries and their respective officers, directors, employees and stockholders and the foregoing is made expressly subject to the provisions of
SECTION 11.5. Notwithstanding the foregoing, this SECTION 11.3 shall not require MNB to pay to LBI any MNB Base Termination Fee or LBI Transactional Expenses if the Merger is not consummated as a result of the lawful termination of this Agreement by (x) the mutual consent of LBI and MNB pursuant to SECTION 11.1(a), (y) LBI or MNB pursuant to SECTION 11.1(f), or (z) LBI pursuant to
SECTION 11.1(e)(ii).

         SECTION 11.4 PAYMENTS TO MNB. Subject to the further provisions of this Section, if: (a) MNB terminates this Agreement pursuant to SECTION 11.1(g)(iii); or (b) LBI terminates this Agreement pursuant to SECTION 11.1(l), then in any such case, LBI shall pay to MNB, upon its written demand, the MNB Transactional Expenses in an amount not to exceed $350,000. Also subject to the further provisions of this Section, if MNB terminates this Agreement pursuant to SECTION 11.1(d)(i)(A), SECTION 11.1(g)(i) or
SECTION 11.1(g)(ii), then in any such case, LBI shall pay to MNB, upon its written demand, the MNB Transactional Expenses in an amount not to exceed $350,000, and an additional sum equal to $500,000 (the "LBI BASE TERMINATION FEE"). The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as MNB shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of MNB and the MNB Subsidiaries against LBI, the LBI Subsidiaries and their respective officers, directors, employees and stockholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; PROVIDED, HOWEVER, that nothing herein shall preclude or bar MNB from asserting or enforcing any such claim against any Person other than LBI, the LBI Subsidiaries and their respective officers, directors, employees and stockholders and the foregoing is made expressly subject to the provisions of
SECTION 11.5. Notwithstanding the foregoing, this SECTION 11.4 shall not require LBI to pay MNB any LBI Base Termination Fee or MNB Transactional Expenses if the Merger is not consummated as a result of the lawful termination of this Agreement by (x) the mutual consent of LBI and MNB pursuant to SECTION 11.1(a), (y) LBI or MNB pursuant to SECTION 11.1(f), or
(z) MNB pursuant to SECTION 11.1(d)(ii).

         SECTION 11.5 SPECIAL TERMINATION FEES. (a) If this Agreement is terminated by MNB pursuant to SECTION 11.1(d)(i)(A) or SECTION 11.1(g) or by LBI pursuant to SECTION 11.1(j) or SECTION 11.1(l), and within twelve (12) months after such termination LBI shall enter into a definitive written agreement with any Person (other than MNB and its Affiliates) with respect to an acquisition of not less than twenty-five percent (25%) of the outstanding shares of LBI Common Stock or all or substantially all of the assets of LBI or LFSB, LBI shall pay to MNB, within ten (10) Business Days after the execution of such definitive agreement, the amount of $1.0 million by wire transfer of immediately available funds to such account as MNB shall designate.

         (b) If this Agreement is terminated by LBI pursuant to SECTION 11.1(e)(i)(A) or SECTION 11.1(h) or by MNB pursuant to SECTION 11.1(i) or
SECTION 11.1(k), and within twelve (12) months after such termination MNB shall enter into a definitive written agreement with any Person (other than LBI and its Affiliates) with respect to an acquisition of not less than twenty-five percent (25%) of the outstanding shares of MNB Common Stock or all or substantially all of the assets of MNB or SNB, MNB shall pay to LBI, within ten (10) Business Days after the execution of such definitive agreement, the amount of $1.0 million by wire transfer of immediately available funds to such account as LBI shall designate.

                  (c) All payments made pursuant to this Section shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein; PROVIDED, HOWEVER, that nothing herein shall preclude or bar the party receiving such payment from asserting or enforcing any such claim against any Person other than the party making such payment, such party's Affiliates and their respective officers, directors, employees and stockholders.

                                   ARTICLE 12

                                  MISCELLANEOUS

         SECTION 12.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Kansas applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws, except that the law of the state of Delaware shall apply to all matters of corporate law and except to the extent superseded by federal law.

         SECTION 12.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by any of the parties to this Agreement without the prior written consent of the other parties to this Agreement and any purported assignment in violation hereof shall be void and of no effect.

         SECTION 12.3 AMENDMENT AND MODIFICATION. The parties may by written agreement signed by LBI and MNB: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties to this Agreement, which are for the benefit of the waiving party, PROVIDED, HOWEVER, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the stockholders of LBI or LBI shall affect the rights of such respective stockholders in any manner which is materially adverse to such stockholders. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         SECTION 12.4 NOTICES. All notices, requests and other communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if delivered by hand or by overnight express delivery service, mailed certified or registered mail with first class postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by certified or registered mail with first class postage prepaid:

         (a)      If to LBI or Newco, to:

                       Landmark Bancshares, Inc.
                       Central and Spruce Streets, P.O. Box 1437
                       Dodge City, Kansas 67801-1437
                       Attention:       Larry Schugart, President and CEO
                       Telephone:       (620) 227-8111
                       Telecopier:      (620) 227-8681

                  with copies to:

                       Malizia Spidi & Fisch, PC
                       1100 New York Avenue, N.W., Suite 340 West
                       Washington, D.C. 20005
                       Attention:       Samuel J. Malizia, Esq. and
                                        Richard Fisch, Esq.
                       Telephone:       (202) 434-4660
                       Telecopier:      (202) 434-4661

or to such other Person and place as LBI shall furnish to MNB in writing; or

         (b)      if to MNB or Newco, to:

                       MNB Bancshares, Inc.
                       800 Poyntz Avenue
                       Manhattan, Kansas  66502
                       Attention:       Patrick L. Alexander, President and CEO
                       Telephone:       (785) 565-2000
                       Telecopier:      (785) 537-0619

                  with copies to:

                       Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 West Wacker, Suite 2700
                       Chicago, Illinois  60606
                       Attention:     John E. Freechack, Esq. and
                                      Dennis R. Wendte, Esq.
                       Telephone:       (312) 984-3100
                       Telecopier:      (312) 984-3150

or to such other Person or place as MNB shall furnish to LBI in writing. Except as otherwise provided herein, all such notices, requests or other communications shall be effective: (i) if delivered by hand, when delivered;
(ii) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (iii) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; (iv) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

         SECTION 12.5 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute the entire understanding and agreement of the parties to this Agreement and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties, except for the Joint Confidentiality Agreement between LBI and MNB dated December 5, 2000. This Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

         SECTION 12.6 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

         SECTION 12.7 FURTHER INSTRUMENTS. The parties to this Agreement will, at or before the Effective Time, execute and deliver such further instruments as may be reasonably requested by any other party which are necessary to or appropriate with respect to the consummation of the transactions contemplated by this Agreement.

         SECTION 12.8 COUNTERPARTS. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 12.9 ALL REASONABLE EFFORTS. Each party represents and warrants that it will use all reasonable efforts to bring about the transactions contemplated by this Agreement as soon as practicable provided that this Section shall not obligate LBI or MNB to remedy any breach of any of its representations, warranties and covenants herein. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations or warranties herein, or would have constituted or caused a breach by it of any of the representations or warranties herein, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party.

         SECTION 12.10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise expressly provided herein, including in SECTION 8.7 and SECTION 8.8, the covenants, representations and warranties contained in this Agreement shall survive only until the Effective Time.

         SECTION 12.11 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to and shall not create any rights in or confer any benefits upon any Person or entity other than the parties hereto and the Persons identified in SECTION 8.8.

         IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their respective officers as of the day and year first written above.

ATTEST:                                LANDMARK BANCSHARES, INC.


By:    /s/ GARY L. WATKINS             By:    /s/ LARRY SCHUGART
       ---------------------------            ---------------------------
       Gary L. Watkins                        Larry Schugart
       Secretary                              President & CEO

ATTEST:                                MNB BANCSHARES, INC.


By:    /s/ MARK A. HERPICH             By:    /s/ PATRICK L. ALEXANDER
       ---------------------------            ---------------------------
       Mark A. Herpich                        Patrick L. Alexander
       Secretary                              President & CEO

ATTEST:                                LANDMARK MERGER COMPANY


By:    /s/ MARK A. HERPICH             By:    /s/ LARRY SCHUGART
       ---------------------------            ---------------------------
       Mark A. Herpich                        Larry Schugart
       Secretary                              Chairman


ATTEST:                                LANDMARK FEDERAL SAVINGS BANK


By:    /s/ GARY L. WATKINS             By:    /s/ LARRY SCHUGART
       ---------------------------            ---------------------------
       Gary L. Watkins                        Larry Schugart
       Secretary                              President & CEO

ATTEST:                                SECURITY NATIONAL BANK


By:    /s/ MARK A. HERPICH             By:    /s/ PATRICK L. ALEXANDER
       ---------------------------            ---------------------------
       Mark A. Herpich                        Patrick L. Alexander
       Secretary                              President & CEO

                                                                     APPENDIX B

             Form of Fairness Opinion by McConnell, Budd & Downes, Inc.



The Board of Directors
MNB Bancshares, Inc.
800 Poyntz
Manhattan, KS

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of MNB Bancshares, Inc. ("MNBB") of the exchange ratio in the proposed merger (the "Merger") among MNBB, Landmark Bancshares, Inc. ("LARK") and Landmark Merger Company ("Merger Company"), a corporation formed to facilitate the Merger. Pursuant to an Agreement and Plan of Merger, dated April 19, 2001 (the "Merger Document"), each share of MNBB common stock will be converted into 0.523 shares of Merger Company common stock, and each share of LARK common stock will be converted into one share of Merger Company common stock (collectively, the "Exchange Ratio").

        McConnell, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with MNBB includes our participation in the process and negotiations leading up to the proposed merger with LARK. In the course of our role as financial advisor to MNBB in connection with the merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.

         In arriving at our opinion, we have reviewed the Merger Document. We have also reviewed publicly available business, financial and shareholder information relating to MNBB and its subsidiaries and certain publicly available financial and shareholder information relating to LARK.

         In connection with the foregoing, we have (i) reviewed MNBB's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 2000 and MNBB's Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 2001; (ii) reviewed LARK's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three calendar years ended September 30, 2001 and LARK's Quarterly Reports on Form 10-Q and related unaudited financial information for the first and second quarters of fiscal 2001; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of MNBB furnished to McConnell, Budd & Downes, Inc. by MNBB; (iv) held discussions with members of the senior management and board of MNBB concerning the past and current results of operations of MNBB, its current financial condition and management's opinion of its future prospects; (v) held discussions with members of senior management of LARK concerning the past and current results of operations of LARK, its current financial condition and management's opinion of its future prospects; (vi) reviewed the historical record of reported prices, trading volume and dividend payments for both MNBB and LARK common stock; (vii) considered the current state of and future prospects for the economy of Michigan generally and the relevant market areas for MNBB and LARK in particular; (viii) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (ix) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (x) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

        In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future earnings per share, the relative capitalization and capital adequacy of each of the parties, the relative asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of MNBB and LARK. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by MNBB and LARK and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either MNBB or LARK, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either MNBB or LARK. We have also relied on the management of MNBB as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

        In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of LARK following consummation of the merger.

        Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the Exchange Ratio is fair to the shareholders of MNBB from a financial point of view.

                                                Very truly yours,


                                                McConnell, Budd & Downes, Inc.

                                                                     APPENDIX C

                          KEEFE, BRUYETTE & WOODS, INC.
                        SPECIALISTS IN FINANCIAL SERVICES
                       211 BRADENTON AVE. DUBLIN, OH 43017


     PHONE                                                              FAX
614-766-8400                                                       614-766-8406



April 19, 2001
Board of Directors
Landmark Bancshares, Inc.
Central & Spruce Streets
Dodge City, Kansas

Dear Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Landmark Bancshares Inc. ("Landmark" or the "Company"), of the relative ownership of Landmark shareholders in the merger (the "Merger") between Landmark and MNB Bancshares, Inc. ("MNB"). We have not been requested to opine as to, and our opinion does not in any manner address, Landmark's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated April 19, 2001, by and among Landmark and MNB (the "Agreement"), at the effective time of the Merger, Landmark and MNB will merge into Landmark Merger Company ("Newco"). Each share of Landmark Common Stock shall convert into 1.0 share of Newco Common Stock. Each share of MNB Common Stock shall convert into 0.523 shares of Newco Common Stock.. At the close of the Merger, Newco will change its name to Landmark Bancshares, Inc.

In addition, the holders of options awarded pursuant to Landmark's 1994 and 1998 Stock Option and Incentive Plans which are outstanding and unexercised will be converted automatically into an option to purchase shares of Newco Common Stock at the current exercise price. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by Landmark including (i) the Agreement and Plan of Merger by and among Landmark, MNB and Newco (ii) Annual Reports, Proxy Statements and Form 10-Ks for the years ended September 30, 1998, 1999, and 2000, Form 10-Q for the quarter ended December 31, 2000, and other information

Board of Directors
Landmark Bancshares, Inc.
April 19, 2001
Page 2


we deemed relevant. We discussed with senior management and the boards of directors of Landmark and its wholly owned subsidiary, Landmark Federal Savings Bank, the current position and prospective outlook for Landmark. We considered historical quotations and the prices of recorded transactions in Landmark's common stock in recent years. We reviewed financial and stock market data of other savings institutions and banks, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For MNB, we reviewed Annual Reports, 10K's and Proxy Statements for the years ended December 31, 1998, 1999, and 2000 and certain other information deemed relevant. We also discussed with senior management of MNB, the current position and prospective outlook for MNB.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by Landmark and MNB and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from Landmark, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Landmark's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of Landmark or MNB. We have further relied on the assurances of management of Landmark and MNB that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Landmark or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to Landmark in connection with the Merger and will receive a fee for such services, a portion of which is contingent upon consummation of the Merger. In addition, Landmark has agreed to indemnify us for certain liabilities arising out of our engagement by Landmark in connection with the Merger.

Board of Directors
Landmark Bancshares, Inc.
April 19, 2001
Page 3


Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the relative consideration to be received by the stockholders of Landmark in the Merger under the terms of the Agreement is fair, from a financial point of view, to the stockholders of Landmark.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of Landmark used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of Landmark in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.


Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

                                                                     APPENDIX D



                               SECTION 262 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                         RELATING TO DISSENTERS' RIGHTS

SECTION 262 - APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)  Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. \Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (i) expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Under Delaware law, a Delaware corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for his or her expenses which the Court of Chancery or such other court shall deem proper.

          Indemnification under Delaware law is not exclusive of other rights to indemnification to which a person may be entitled under the corporation's certificate of incorporation, bylaws or any contractual agreement. Unless otherwise specified when authorized or ratified, the indemnification provided for under Delaware law continues as to a person who ceases to be a director, officer, employee or agent of the corporation. If a corporation has paid indemnity or advanced expenses pursuant to the above described provisions, the corporation must report such payment or advancement in writing to the stockholders in or prior to the notice of the next stockholders meeting.

          Delaware law permits a corporation to purchase insurance on behalf of its directors, officers, employees and agents (or those holding such positions with another enterprise at the request of the corporation) against liabilities arising out of their positions, whether or not such liabilities would be within the above described indemnification provisions.

          MNB Bancshares and Landmark Bancshares have agreed to indemnify the present and former directors, officers, employees and agents of their respective companies and their subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger becomes effective to the fullest extent permitted under Delaware and Kansas law, respectively, their certificate or articles of incorporation and bylaws and any indemnity agreements previously entered with these directors, officers, employees or agents. These obligations will be assumed by Landmark Merger Company upon completion of the merger.

          Landmark Merger Company's certificate and bylaws provide for the indemnification of its directors and officers, and of any person serving at the request of Landmark Merger Company as a director, officer or partner of another enterprise, to the fullest extent permitted by Delaware law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Landmark Merger Company under the provisions described above, Landmark Merger Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

          MNB Bancshares and Landmark Bancshares have agreed to cooperate to obtain after the completion of the merger directors' and officers' liability insurance coverage for the officers and directors of Landmark Merger Company, to the extent economically practicable. They have also agreed to cooperate to try to obtain liability insurance coverage for the directors and officers of MNB Bancshares and Landmark Bancshares for a period of not less than three years after the completion of the merger and with respect to actions taken by such directors and officers prior to this completion.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          The exhibits filed pursuant to this Item 21 immediately follow the
Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit
Number            Description

2.1 Agreement and Plan of Merger, providing for the combination of MNB Bancshares and Landmark Bancshares pursuant to their merger with and into Landmark Merger Company. This document is filed as Appendix A to the Proxy Statement-Prospectus forming a part of this Registration Statement.*

3.1               Certificate of Incorporation of Landmark Merger Company.*

3.2 Form of Amended and Restated Certificate of Incorporation of Landmark Merger Company.*

3.3               Bylaws of Landmark Merger Company.*

4.1               Form of Rights Agreement of Landmark Merger Company.*

4.2               Form of stock certificate of Landmark Merger Company.*

5.1 Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg regarding legality of Landmark Merger Company Common Stock to be issued in the Merger.*

8.1               Opinion of KPMG LLP regarding certain tax matters.

10.1 Form of employment agreement between Larry Schugart and Landmark Merger Company.*

10.2 Form of employment agreement between Patrick L. Alexander and Landmark Merger Company.*

10.3 Form of employment agreement between Mark A. Herpich and Landmark Merger Company.*

10.4 Form of employment agreement between Michael E. Scheopner and Landmark Merger Company.*

10.5 Form of employment agreement between Dean R. Thibault and Landmark Merger Company.*

13.1 Landmark Bancshares, Inc.'s Annual Report to Shareholders on Form 10-K filed with the Securities and Exchange Commission on December 21, 2001.*

13.2 Landmark Bancshares, Inc.'s Quarterly Report to Shareholders on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2001.*

13.3 MNB Bancshares, Inc.'s Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 20, 2001.*

13.4 MNB Bancshares, Inc.'s Quarterly Report to Stockholders on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2001.*

23.1              Consent of KPMG LLP.


23.2              Consent of Regier Carr & Monroe, L.L.P.

23.3 Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg (included in Exhibit 5.1).*

23.4              Consent of Keefe Bruyette & Woods, Inc.


23.5              Consent of McConnell Budd & Downes, Inc.

24.1              Power of Attorney (contained on the Signature page).

99.1              Form of Proxy to be delivered to the Stockholders of MNB
                  Bancshares.*

99.2              Form of Proxy to be delivered to the Stockholders of Landmark
                  Bancshares.*

99.3 Consent of Richard Ball to be named as future director of Landmark Merger Company.*

99.4 Consent of Brent A. Bowman to be named as future director of Landmark Merger Company.*

99.5 Consent of Joseph L. Downey to be named as future director of Landmark Merger Company.*

99.6 Consent of Jim W. Lewis to be named as future director of Landmark Merger Company.*

99.7 Consent of Jerry R. Pettle to be named as future director of Landmark Merger Company.*

99.8 Consent of Susan E. Roepke to be named as future director of Landmark Merger Company.*

99.9 Consent of C. Duane Ross to be named as future director of Landmark Merger Company.*

99.10 Consent of David H. Snapp to be named as future director of Landmark Merger Company.*

* Previously filed

ITEM 22.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (a) To file during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to, and meeting the requirements of, Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          The undersigned registrant hereby undertakes that every prospectus:
(i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, Landmark Merger Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manhattan, State of Kansas, this 23rd day of July, 2001.


                                LANDMARK MERGER COMPANY



                                By:          /S/ PATRICK L. ALEXANDER
                                   ---------------------------------------------
                                   Patrick L. Alexander
                                   President and Chief Executive Officer


                                POWER OF ATTORNEY

          The undersigned officers and directors of Landmark Merger Company Trust do hereby constitute and appoint Patrick L. Alexander and Larry Schugart and either one of them, as their attorneys-in fact with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to the Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed on July 23, 2001, by the following persons in their capacities indicated.


          SIGNATURE                                            CAPACITY



    /S/ LARRY SCHUGART               Chairman of the Board of Directors
--------------------------------
  Larry Schugart



    /S/ PATRICK L. ALEXANDER         President, Chief Executive Officer and
--------------------------------         Director
  Patrick L. Alexander



    /S/ MARK A. HERPICH              Vice President, Secretary, Treasurer, Chief
--------------------------------         Financial Officer and Principal
  Mark A. Herpich                        Accounting Officer